UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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NRG Energy, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:

We are pleased to invite you to attend NRG Energy, Inc.’s Annual Meeting of Stockholders, which will be held on          , 2009, at     . Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A report on Company operations and a discussion of our plans will be made at the meeting and there will be time for your questions and comments.

This Annual Meeting is of particular importance to all NRG stockholders because of the ongoing, hostile attempt to take over our company by Exelon Corporation. As you know, Exelon, through its wholly owned subsidiary, Exelon Xchange Corporation, has commenced a hostile offer to acquire each share of NRG common stock for 0.485 of a share of Exelon common stock. In addition, Exelon has filed a preliminary proxy statement with the Securities and Exchange Commission which seeks to (i) elect a slate of four individuals nominated by Exelon as Class III directors of NRG, (ii) amend our Bylaws to increase the size of the NRG Board to 19 members (referred to as the “Board Expansion Proposal”), (iii) elect five additional individuals nominated by Exelon to fill five of the six newly created board seats if the Board Expansion Proposal is passed, and (iv) repeal any Bylaw amendments adopted by the NRG Board without stockholder approval after February 26, 2008 and prior to the effectiveness of the resolution effecting such repeal (referred to as the “Bylaw Amendment Repeal Proposal”).

The NRG Board’s unanimous view has been and continues to be that the Exelon offer is inadequate and not in the best interests of NRG and its stockholders.

We believe Exelon’s director nomination and other proposals for the Annual Meeting are intended to circumvent the objective view of NRG’s existing directors as it relates to Exelon’s hostile offer, and to divert NRG from the continued execution of its current strategic plan. In considering Exelon’s proposals, it is important for you to recognize that unlike your Board, Exelon has no duty to act in the best interests of NRG’s stockholders. In our view, Exelon seeks a transaction with NRG at the lowest possible value for NRG stockholders.

We strongly urge you to reject Exelon’s efforts to replace the current directors of your Board. The Exelon nominees lack relevant competitive power industry experience and have been hand picked and paid by Exelon. We believe that the NRG directors who are up for reelection at the Annual Meeting, all of whom are independent directors within the meaning of the rules of the New York Stock Exchange, are better able to act in the best interests of NRG’s stockholders than Exelon’s handpicked nominees.

Accordingly, the NRG Board unanimously recommends that you vote FOR its four nominees — John F. Chlebowski, Howard E. Cosgrove, William E. Hantke and Anne C. Schaumburg, and AGAINST Exelon’s Board Expansion Proposal and Bylaw Amendment Repeal Proposal.

We urge you NOT to sign or return any proxy cards sent by Exelon. If you have previously signed a proxy card from Exelon, you can revoke that earlier proxy and vote for our nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage paid envelop. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing the enclosed WHITE proxy card. Information about each of these voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of everyone at NRG, we thank you for your ongoing interest and investment in NRG Energy, Inc. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll free).

Sincerely,

Howard E. Cosgrove	David Crane
Chairman of the Board	President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE
BEING DISTRIBUTED ON OR ABOUT                    .

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

NRG Energy, Inc.
211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

PLACE

ITEMS OF BUSINESS	(1) To elect four Class III directors.
(2) To consider and act upon a proposal to adopt the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan.
(3) To consider and act upon a proposal to adopt the NRG Energy, Inc. Amended and Restated Annual Incentive Plan for Designated Corporate Officers.
(4) To consider and act upon a proposal to approve the Amendment to Article Six of the Amended and Restated Certificate of Incorporation.
(5) To ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm.
(6) To consider and act upon a stockholder proposal to prepare a report on the Carbon Principles.
(7) To consider and act upon Exelon’s proposal to amend the NRG Bylaws to increase the size of the NRG Board to 19 members.
(8) To consider and act upon Exelon’s proposal to repeal any Bylaw amendments adopted by the NRG Board without stockholder approval after February 26, 2008 and prior to the effectiveness of the resolution effecting such repeal.
(9) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on , 2009.

ANNUAL REPORT	Our 2008 Annual Report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:
(1) Over the Internet;
(2) By telephone; or
(3) By mail.

For specific instructions, please refer to the information on page 9 of this Proxy Statement and the voting instructions on the WHITE proxy card.

Please note that Exelon Corporation (“Exelon”) has filed a preliminary proxy statement with the Securities and Exchange Commission seeking to (i) elect a slate of four individuals nominated by Exelon as Class III directors of the Company, (ii) amend the Company’s Bylaws to increase the size of the NRG Board to 19 members, (iii) elect five individuals nominated by Exelon to fill five of the six newly created board seats if the Bylaw amendment is passed, and (iv) repeal any Bylaw amendments adopted by the NRG Board without stockholder approval after February 26, 2008 and prior to the effectiveness of the resolution effecting such repeal. THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY EXELON. If you have previously signed a proxy card sent to you by Exelon, you can revoke that earlier proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage paid envelop. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

By Order of the Board of Directors

Tanuja M. Dehne
Corporate Secretary

IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY EXELON. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, we urge you to vote promptly FOR the four nominees of your Board of Directors and AGAINST Exelon’s Board Expansion Proposal (as described on page 40 of the proxy statement) and Exelon’s Bylaw Amendment Repeal Proposal (as described on page 41 of the proxy statement).

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308

Toll Free: 1 (800) 322-2885
Email: proxy@mackenziepartners.com

PROXY STATEMENT

The Board of Directors (the “Board”) of NRG Energy, Inc. (“NRG” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a Proxy Statement because you own shares of NRG’s Common Stock, par value $.01 per share (the “Common Stock” or “Common Shares”), and/or shares of NRG’s 4% Convertible Perpetual Preferred Stock (the “4% Preferred Stock” or “4% Preferred Shares”) that entitle you to vote at the meeting. Holders of NRG’s 3.625% Convertible Perpetual Preferred Stock are not entitled to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect directors, (ii) adopt the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan, (iii) adopt the NRG Energy, Inc. Amended and Restated Annual Incentive Plan for Designated Corporate Officers, (iv) approve the Amendment to Article Six of the Amended and Restated Certificate of Incorporation amending the voting standard for noncontested director elections to provide for majority voting (the “Majority Voting Proposal”), (v) ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm, (vi) consider the proposal by a stockholder to prepare a report describing the impact of NRG’s involvement with the Carbon Principles on the environment (referred to in this proxy statement as the “Carbon Principles Report Proposal”), (vii) consider the proposal by Exelon Corporation (“Exelon”) to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to increase the size of the NRG Board to 19 members (referred to in this proxy statement as the “Board Expansion Proposal”), (viii) consider the proposal by Exelon to repeal any Bylaw amendments adopted by the NRG Board without stockholder approval after February 26, 2008 and prior to the effectiveness of the resolution effecting such repeal (referred to in this proxy statement as the “Bylaw Amendment Repeal Proposal”), and (ix) conduct such other business as may properly come before the Annual Meeting. The Board Expansion Proposal and the Bylaw Amendment Repeal Proposal described in the foregoing clauses (vii) and (viii) are proposed by Exelon and not by the Company.

As you know, Exelon has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) seeking to (i) elect a slate of four individuals nominated by Exelon as Class III directors of the Company, (ii) approve the Board Expansion Proposal referred to above, (iii) elect a slate of five additional individuals nominated by Exelon to fill five of the six newly created board seats if the Board Expansion Proposal is passed, and (iv) approve the Bylaw Amendment Repeal Proposal referred to above. You may receive proxy solicitation materials from Exelon. THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY EXELON.

Who is soliciting my vote?

The Board of Directors of NRG is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the WHITE proxy card — David Crane and Tanuja M. Dehne — to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals on the WHITE proxy card or abstain from voting. If you sign and return the enclosed WHITE proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board (see below). If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed WHITE proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What does the NRG Board recommend?

The NRG Board unanimously recommends a vote:

•	FOR the election of the following four individuals nominated by the NRG Board for election as NRG’s Class III directors: John F. Chlebowski, Howard E. Cosgrove, William E. Hantke and Anne C. Schaumburg (see Proposal No. 1 starting on page 19);

•	FOR the adoption of the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan (see Proposal No. 2 starting on page 25);

•	FOR the adoption of NRG Energy, Inc. Amended and Restated Annual Incentive Plan for Designated Corporate Officers (see Proposal No. 3 starting on page 34);

•	FOR the approval of the Majority Voting Proposal (see Proposal No. 4 starting on page 36);

•	FOR the ratification of the appointment of KPMG LLP as NRG’s independent registered public accounting firm (see Proposal No. 5 starting on page 37);

•	AGAINST the Carbon Principles Report Proposal (see Proposal No. 6 starting on page 38);

•	AGAINST Exelon’s Board Expansion Proposal (see Proposal No. 7 starting on page 40); and

•	AGAINST Exelon’s Bylaw Amendment Repeal Proposal (see Proposal No. 8 starting on page 41).

What is your Board’s position regarding the Exelon exchange offer?

The Board has unanimously determined that Exelon’s exchange offer is inadequate and not in the best interests of NRG and its stockholders. Accordingly, the Board has unanimously recommended that NRG’s stockholders reject Exelon’s exchange offer and not tender their Common Shares in the offer.

The Board’s reasons and recommendations regarding Exelon’s exchange offer are contained in NRG’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on November 24, 2008, which is available on the SEC’s website at www.sec.gov. We urge you to read the Schedule 14D-9 (including any amendments and supplements thereto) because these documents contain important information regarding Exelon’s exchange offer.

If the Board’s nominees are reelected, can I still tender my Common Shares in Exelon’s exchange offer?

Yes. If the Board’s nominees are reelected, you may accept Exelon’s exchange offer if it has not expired. However, as stated above, your Board has unanimously recommended that you not accept Exelon’s offer and not tender your shares of Common Stock to Exelon. If you vote on the WHITE proxy card, you will only be deciding to preserve the current composition of the Board. In other words, by returning the WHITE proxy card and voting FOR the Board’s nominees, you will help to reelect the existing Class III directors, who are independent and experienced and have acted, are acting and will continue to act in the best interests of all NRG stockholders. By returning the WHITE proxy card and voting FOR the Board’s nominees, you will help to ensure that NRG’s strategic alternatives are evaluated fully and fairly by your existing directors, instead of by directors who are handpicked by Exelon.

In addition, you should be aware that Exelon has imposed significant conditions on its exchange offer, most of which are beyond the control of your Board, and Exelon’s obligation to purchase any shares of NRG Common Stock in the offer is subject to the satisfaction or waiver of these conditions. Moreover, the offer may require the refinancing of all or a significant amount of NRG’s existing indebtedness. Therefore, even if Exelon’s nominees are elected to the Board, the offer may not be consummated because the conditions to the offer may not be satisfied or waived, or Exelon may not have financing sufficient to refinance the NRG indebtedness that may become due upon the closing of the offer. The terms and conditions of Exelon’s offer are set forth in the Offer to Purchase and the related Letter of Transmittal, both of which are exhibits to the Tender Offer Statement on Schedule TO that Exelon filed with the SEC on November 12, 2008, as amended, which is available on the SEC’s website at www.sec.gov.

What is the potential impact of Exelon’s Board Expansion Proposal on the “change in control” provisions in NRG’s debt instruments?

Under NRG’s senior credit agreement and the indentures for its senior notes, the failure of a majority of the NRG directors to be “continuing directors” could result in a put right by NRG’s bond holders at 101% of par and an event of default under NRG’s senior credit agreement which could lead to the immediate acceleration of NRG’s obligation to pay approximately $8 billion of corporate-level debt. The term “continuing director” means, as of the date of determination, any director who was a member of the Board on the date of the senior credit agreement or the indenture, as the case may be, or was nominated for election or elected to the Board with the approval of a majority of the “continuing directors” who were members of the Board at the time of such nomination or election.

With the appointment of Pastor Kirbyjon H. Caldwell on March 23, 2009, the Board currently consists of 13 members, all of whom qualify as “continuing directors.” If Exelon’s Board Expansion Proposal is passed and all of its nominees are elected at the Annual Meeting, the Board would consist of 18 members, nine of whom would be existing NRG directors who qualify as “continuing directors” and nine of whom would be directors nominated by Exelon who would not qualify as “continuing directors,” with one vacancy remaining. As such, the “continuing directors” would constitute less than a majority of the directors on the Board, which we believe could trigger the “change of control” provisions in NRG’s debt instruments. In light of this possibility, on March 26, 2009, Mr. Howard E. Cosgrove, the Chairman of the NRG Board, sent a letter to Mr. John W. Rowe, the Chairman and Chief Executive Officer of Exelon, asking Exelon to withdraw the Board Expansion Proposal in order to avoid the risk of triggering the “change in control” provisions in NRG’s debt instruments. Mr. Rowe, on behalf of Exelon, has not agreed to withdraw Exelon’s Board Expansion Proposal.

If Exelon continues to refuse to withdraw the Board Expansion Proposal, the Board will act to expand the Board to 14 members before the Annual Meeting by adding a qualified, independent director so as to reduce the risk of NRG’s debt acceleration provisions being triggered. However, you should be aware that this action will not eliminate such risk because even if there are 10 “continuing directors” on a 19-person board, the change of control provisions may nonetheless be triggered by future events, such as the departure of any “continuing director” from the Board, for whatever reason.

If I have already voted for Exelon’s nominees or in favor of Exelon’s proposals, is it too late to change my mind?

No. To change your vote, simply sign, date and return the enclosed WHITE proxy card in the accompanying postage paid envelope, or vote by telephone or via the Internet in accordance with the instructions in the WHITE proxy card. We strongly urge you to revoke any proxy card you may have returned to Exelon and to vote FOR the Board’s director nominees and as the Board recommends on the other matters described in this proxy statement. Only your latest dated proxy will count at the Annual Meeting.

Will my shares be voted if I do nothing?

If your shares are held in registered name, you must sign and return a proxy card in order for your shares to be voted. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may use its discretion to vote your shares on “routine matters” and leave your shares unvoted on the “non-routine matters”. As a result of the proxy solicitation commenced by Exelon, the election of directors at this Annual Meeting is a “non-routine matter.” In addition, both Exelon’s Board Expansion Proposal and its Bylaw Amendment Repeal Proposal are “non-routine matters.” Therefore, unless you provide specific voting instructions to your broker or other nominee, they would not have discretionary authority to vote your shares for the election of directors or on the Board Expansion Proposal or Bylaw Amendment Repeal Proposal at this Annual Meeting. If your shares are held in street name, your broker, bank or nominee has enclosed a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card.

Please return your WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.

What should you do to support your Board?

The only way to support your Board is to sign, date and mail the enclosed WHITE proxy card to vote FOR the election of the four director nominees nominated by your Board, and AGAINST Exelon’s Board Expansion Proposal and Bylaw Amendment Repeal Proposal. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

Whom should you call if you have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Tel: (212) 929-5500
Fax: (212) 929-0308

Toll Free: 1 (800) 322-2885
Email: proxy@mackenziepartners.com

*          *          *

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held at

Each of the Notice of Annual Meeting, Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2008 is available at http://www.nrgenergy.com/investor/overview.htm.

EXELON’S OFFER AND PROXY SOLICITATION

Exelon’s Exchange Offer

On November 12, 2008, Exelon, through its wholly-owned subsidiary, Exelon Xchange Corporation (“Exelon Exchange”), commenced an unsolicited offer to exchange each outstanding share of NRG Common Stock for 0.485 of a share of Exelon common stock (the “Offer”). The purpose of the Offer as stated by Exelon is to acquire control of, and ultimately acquire 100% of the outstanding common stock of our Company, NRG. Exelon has also indicated that it intends, as soon as practicable after the consummation of the Offer, to seek to consummate a merger of Exelon Xchange or another wholly-owned subsidiary of Exelon with and into NRG. The Offer was initially scheduled to expire on January 6, 2009, but Exelon extended the expiration date to February 25, 2009, and subsequently further extended the expiration date to June 26, 2009.

Upon careful consideration of the Offer after consultation with NRG’s outside legal counsel and financial advisors and based upon the terms and conditions of the Offer, on November 24, 2008, the NRG Board unanimously determined that the Offer is inadequate and not in the best interests of NRG and its stockholders. Accordingly, the NRG Board unanimously recommended that NRG’s stockholders reject the Offer and not tender their shares of NRG Common Stock in the Offer.

As previously disclosed, on January 19, 2009, Mr. John W. Rowe, Chairman and Chief Executive Officer of Exelon, Mr. William A. Von Hoene, Jr., Executive Vice President and General Counsel of Exelon, Mr. David Crane, President and Chief Executive Officer of NRG, and Mr. J. Andrew Murphy, then Executive Vice President and General Counsel of NRG, met in Washington D.C. to discuss the Offer and certain related issues. At this meeting, Mr. David Crane reiterated the view of the NRG Board that Exelon’s current price is too low and stated that NRG was engaged in market discovery to determine the greatest value option available for NRG stockholders.

A more detailed description of the Board’s reasons and recommendations regarding Exelon’s Offer can be found in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on November 24, 2008, as amended from time to time, which is available at the SEC’s website at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Exelon’s Director Nominations and Other Proposals

On March 17, 2009, Exelon, the holder of 500 shares of NRG Common Stock, filed a preliminary proxy statement with the SEC seeking to (i) elect a slate of four individuals nominated by Exelon for election as Class III directors of the Company, (ii) approve the Board Expansion Proposal to amend the Company’s Bylaws to increase the size of the NRG Board to 19 members, (iii) elect five additional individuals nominated by Exelon to fill five of the seven newly created board seats if the Board Expansion Proposal is passed, and (iv) approve the Bylaw Amendment Repeal Proposal to repeal any Bylaw amendments adopted by the NRG Board without stockholder approval after February 26, 2008. Exelon has indicated that the purpose of these actions is to facilitate the consideration and approval by the NRG Board of Exelon’s proposal to acquire NRG.

On March 23, 2009, NRG appointed Pastor Kirbyjon H. Caldwell, a former director of Reliant Energy, Inc. and a valued Texas community leader and social entrepreneur, to the Board as a Class I director. With the appointment of Pastor Caldwell, the Board currently consists of 13 members. If Exelon’s Board Expansion Proposal passes, there will be six newly created board seats on the NRG Board.

Legal Proceedings in connection with Exelon’s Offer

Exelon Corporation and Exelon Xchange Corporation v. Howard E. Cosgrove et al., Court of Chancery of the State of Delaware, Case No. 4155-VCL (filed November 11, 2008). In connection with the Offer, Exelon and Exelon Xchange filed a complaint against NRG and the NRG Board alleging, among other things, that the NRG Board has failed to give due consideration and take appropriate action in response to the acquisition proposal announced by Exelon on October 19, 2008, in which Exelon offers to acquire all of the outstanding shares of NRG common stock at an exchange ratio of 0.485 Exelon shares for each share of NRG common stock. On November 14, 2008, NRG and the NRG Board filed a motion to dismiss Exelon’s complaint on the grounds that it fails to state a claim upon which relief can be granted. Based on the briefing schedule ordered by the court, NRG filed its memorandum of law in support of its motion to dismiss on January 28, 2009. On March 16, 2009 Exelon filed an amended complaint with the court alleging, among other things, that NRG made material misstatements and omissions in its Schedule 14D-9 and that NRG improperly interfered with regulatory proceedings relating to Exelon’s proposal. NRG’s answer to Exelon’s amended complaint is due on April 17, 2009. Based on the facts known to date and the allegations in the complaint, we believe that the claims asserted in both the original and amended complaints are without merit and we intend to vigorously defend against them.

NRG Energy, Inc. v. Exelon Corporation and Exelon Xchange Corporation, U.S. District Court for the Southern District of New York, Case No. 99 cv 2448 (filed March 17, 2009). NRG has filed a suit against Exelon and Exelon Xchange alleging that the registration statement filed by Exelon in connection with the Offer contains a number of materially false and misleading statements. Specifically, NRG alleges that, among other things, (i) the registration statement fails to adequately disclose that Exelon has no intention of consummating the Offer, but rather is using the Offer to apply pressure on the NRG Board to do a consensual deal with Exelon, thereby falsely stating the total number and class of securities sought and the stated purpose of the Offer, and (ii) the registration statement misrepresents the nature and scope of the conditions and contingencies relating to the Offer, including the misrepresentation that the Offer is not subject to a financing condition, even though Exelon will not be able to consummate the Offer unless it has obtained sufficient funds to refinance a significant amount of NRG’s existing debt. On March 19, 2009, NRG filed an order to show cause for expedited discovery, and a hearing on the order has been scheduled for April 2, 2009. NRG is seeking declaratory and injunctive relief to remedy Exelon’s false and misleading disclosures.

IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY EXELON. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed WHITE proxy card to vote “FOR” the election of the four NRG director nominees.

We urge you NOT to sign or return any proxy card sent to you by Exelon. Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous WHITE proxy cards sent by you to support your Board. If you have already sent a proxy to Exelon, you may revoke that proxy and vote for the election of our four director nominees by signing, dating and mailing the enclosed WHITE proxy card. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

ANNUAL MEETING PROCEDURES

Annual Meeting Admission

Stockholders of NRG may attend the Annual Meeting. However, only stockholders who owned Common Stock or 4% Preferred Stock at the close of business on            , the record date, or their duly appointed proxies, are entitled to vote at the meeting. Proof of ownership of NRG stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at      a.m., Eastern Time. Please allow ample time for check-in.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. Under NRG’s Bylaws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at a meeting must be represented in person or by proxy at the meeting. Both abstentions and broker nonvotes, if any, are counted as present for determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote such shares. Brokers who do not receive instructions are entitled to vote on the ratification of the appointment of the independent auditors (Proposal 5), but not the election of directors, approval of the Amended and Restated Long-Term Incentive Plan, the Amended and Restated Annual Incentive Plan for Designated Corporate Officers, the Amendment to Article Six of the Amended and Restated Certificate of Incorporation or any of Exelon’s proposals.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on           , 2009 are entitled to vote at the Annual Meeting. As of the record date,       shares of Common Stock and       shares of 4% Preferred Stock were issued and outstanding. Each holder of NRG’s Common Stock and 4% Preferred Stock is entitled to one vote per share.

Many NRG stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Stockholder of Record — If your shares are registered directly in your name with NRG’s transfer agent, Bank of New York Mellon, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to vote by Internet, telephone or mail as described in “Voting Methods” below.

•	Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

Required Vote

Election of Directors — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares entitled to vote in the election of directors present in person or represented by proxy at the Annual Meeting. This means that the director nominees who receive the most votes will be elected to fill the available seats on your Board. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Broker nonvotes, if any, will not be counted as having been voted and, thus, will have no effect on the outcome of the vote on the election of directors.

It will NOT help your Board if you sign and return proxies sent by Exelon and vote AGAINST or withhold on their directors. That may in fact cancel any previous vote you cast. The only way to support your Board’s nominees is to vote FOR the Board’s nominees on the WHITE proxy card.

Approval of the Amended and Restated Long-Term Incentive Plan — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Approval of the Amended and Restated Annual Incentive Plan for Designated Corporate Officers — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Approval of the Amendment to Article Six of the Amended and Restated Certificate of Incorporation amending the voting standard for noncontested director elections to provide for majority voting — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of the combined voting power of the Common Shares and 4% Preferred Shares outstanding on the record date for the Annual Meeting. Abstentions and broker nonvotes, if any, will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal.

Approval of the Ratification of the Appointment of the Independent Auditors — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Approval of the Carbon Principles Report Proposal — Under applicable law, this proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Approval of Exelon’s Board Expansion Proposal — Under applicable law and NRG’s Amended and Restated Certificate of Incorporation and Bylaws, this proposal requires (i) the affirmative “FOR” vote of a majority of the combined voting power of the Common Shares and 4% Preferred Shares outstanding on the record date for the Annual Meeting, and (ii) the affirmative “FOR” vote of a majority of the Common Shares outstanding on the record date for the Annual Meeting. Abstentions and broker nonvotes, if any, will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal.

Approval of Exelon’s Bylaw Amendment Repeal Proposal — Under applicable law and NRG’s Bylaws, this proposal requires the affirmative “FOR” vote of a majority of the combined voting power of the Common Shares and 4% Preferred Shares outstanding on the record date for the Annual Meeting. Abstentions and broker nonvotes, if any, will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal.

Voting Methods

In addition to delivering printed versions of this proxy statement and the WHITE proxy card to all stockholders by mail, the proxy statement and the WHITE proxy card are also available on the Internet. You have the ability to access the proxy materials, including the Company’s proxy statement and annual report, at http://www.nrgenergy.com/investor/overview.htm.

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker, trustee, or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on the enclosed WHITE proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

* Vote By Internet  If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on      by visiting the website provided on the WHITE proxy card. Have your WHITE proxy card or voting instruction card in hand when you access the web site. If you vote by using the Internet, you do not need to return your WHITE proxy card or voting instruction card.

* Vote By Telephone  If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on     . The telephone number is printed on your WHITE proxy card or voting instruction card, which you should have in hand when you call. If you vote by telephone, you do not need to return your WHITE proxy card or voting instruction card.

* Vote by Mail  You also may choose to submit your proxy by signing your WHITE proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee, and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign, and date your WHITE proxy card or voting instruction card, as applicable, and return it in the postage-paid envelope provided as soon as possible so that it is received by     , the Annual Meeting date.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by (i) delivering a written notice of revocation bearing a later date than the proxy being revoked, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

Counting the Vote

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your WHITE proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Confidentiality

Stockholder proxies, ballots, and tabulations that identify stockholders are confidential. They will not be available for examination, nor will the identity or vote of any stockholder be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to NRG management.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Corporate Secretary.

Cost of Proxy Solicitation

NRG will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by the Company’s directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. The Company has retained MacKenzie Partners, Inc. to assist it in soliciting your proxy for an estimated fee of $          , plus reasonable out-of-pocket expenses. MacKenzie Partners expects that approximately           of its employees will assist in the solicitation. The Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of stock.

NRG’s expenses related to the solicitation in excess of those normally spent for an Annual Meeting as a result of the proxy contest are expected to be approximately $           (excluding salaries and wages of our regular employees and officers), of which approximately $           has been spent to date. Appendix C sets forth information relating to NRG’s directors, director nominees, officers, and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf.

NRG’s Public Relations and Financial Advisors

NRG has retained Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its public relations advisor in connection with the Offer. The Company has agreed to pay customary compensation for such services and to reimburse Joele Frank for its reasonable out-of-pocket expenses, and Joele Frank and certain of its related persons will be indemnified against certain liabilities relating to or arising out of the engagement.

NRG has engaged Citigroup Global Markets Inc. (“Citi”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley” and, collectively with Citi and Credit Suisse, the “Financial Advisors”) as its financial advisors to provide certain financial advisory and investment banking services, including services relating to Exelon’s Offer and related matters. Neither the Financial Advisors nor any of their respective affiliates was retained by NRG to solicit proxies for the Annual Meeting. None of the Financial Advisors admits that they or any of their directors, officers, employees, affiliates or controlling persons is a “participant,” as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies for the Annual Meeting or that Schedule 14A requires the disclosure of certain information concerning them. However, certain of the foregoing persons may assist NRG in its third party discussions and communications regarding the Offer as part of the Financial Advisors’ broader engagement, although neither the Financial Advisors nor any of the foregoing persons will receive any fee for, or in connection with, any solicitation activities in addition to the fees the Financial Advisors are otherwise entitled to receive under their respective engagements as NRG’s financial advisor. In the ordinary course of business, the Financial Advisors and their respective affiliates may acquire, hold or sell, for their and their respective affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NRG, Exelon, their respective affiliates and any other entities that may be involved in Exelon’s Offer, as well as provide investment banking and other financial services to such companies.

Transfer Agent

The Company’s transfer agent is The Bank of New York Mellon. All communications concerning stockholder inquiries can be handled by contacting NRG Energy c/o BNY Mellon Shareowner Services P.O. Box 358015 Pittsburgh, PA 15252-8015 1-877-296-3711. Outside the U.S. and Canada 1-201-680-6578 and Hearing Impaired-TTY Phone 1-888-231-5469. The e-mail address is: shrrelations@melloninvestor.com and the website is: www.bnymellon.com/shareowner/isd. Send certificates for transfer and address changes to: BNY Mellon Shareowner Services 480 Washington Boulevard Jersey City, New Jersey 07310-1900.

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Stockholders may elect to receive individual copies of the proxy materials at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at 1(800) 579-1639 or by e-mail at sendmaterial@proxyvote.com.

Stockholders may also request additional copies of the proxy materials by contacting MacKenzie Partners, Inc. in the manner described in the immediately preceding paragraph. The proxy materials are also available on the Internet at http://www.nrgenergy.com/investor/overview.htm.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, along with the Amended and Restated Certificate of Incorporation, the Bylaws and the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on the Company’s website at http://www.nrgenergy.com/investor/corpgov.htm, along with the charters of the Audit, Compensation, and Governance and Nominating Committees and the Code of Conduct. The Corporate Governance Guidelines, the charters of all of the NRG’s Board committees and the Code of Conduct are available in print to any stockholder who requests them.

Director Independence

The Board is made up of a majority of independent directors. An “independent” director is a director who meets the criteria for independence as required by the applicable law and the New York Stock Exchange (“NYSE”) listing standards and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the listing standards of the NYSE, with the exception of David Crane, President and Chief Executive Officer, and Paul Hobby, whose sister-in-law is a current partner at KPMG LLP, the Company’s independent registered public accounting firm. William Hantke served as director of Process Energy Solutions until March 31, 2008, which was one of many advisors to the Company on development projects; and Thomas Weidemeyer serves as a director of Waste Management, Inc., a service provider to the Company in the ordinary course of business. The Board has evaluated the business relationships between the Company and each of these companies and has concluded that each business relationship is immaterial and does not interfere with Mr. Hantke’s or Mr. Weidemeyer’s exercise of independent judgment on the Board or, in the case of Mr. Hantke, on the Audit Committee. Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Company’s Corporate Governance Guidelines (available on the Company’s website) and NYSE listing standards, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board Structure and Committee Membership

The Board is set at 13 directors. The Board is divided into three classes serving staggered three-year terms. Class I has five members while Classes II and III each have four members.

During 2008, the Board held five regularly scheduled meetings and sixteen special meetings. During 2008, no director attended less than 75% of the total of the Board meetings and the meetings of the committees upon which he or she served. In calendar year 2009, the Board has held four meetings through March 30, 2009.

The Company’s Corporate Governance Guidelines provide that nonmanagement directors meet in executive session periodically following Board meetings. The Company’s nonexecutive Chairman, Howard Cosgrove, presides at these sessions.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the directors attended the 2008 Annual Meeting of Stockholders.

The Board presently has the following six standing Committees: Audit, Compensation, Governance and Nominating, Commercial Operations Oversight and Nuclear Oversight, which includes the Nuclear Oversight Subcommittee, and Finance. The membership and the functions of each Committee are described below.

			Governance				Commercial
			and				Operations		Nuclear
Name of Director	Audit		Nominating		Compensation		Oversight		Oversight		Finance

Howard E. Cosgrove(1)									X	(2)
Kirbyjon H. Caldwell
John F. Chlebowski					X				X		X
Lawrence S. Coben			X	(2)					X		X
David Crane									X
Stephen L. Cropper			X				X		X
William E. Hantke	X	(2)					X		X
Paul W. Hobby							X	(2)	X
Kathleen McGinty			X						X
Anne C. Schaumburg	X								X		X	(2)
Herbert H. Tate									X	(3)
Thomas H. Weidemeyer			X		X	(2)			X
Walter R. Young	X				X				X

X = Committee Member

(1) Chairman of the Board

(2) Committee Chair

(3) Chair of the Nuclear Oversight Subcommittee

Audit Committee

The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, and effectiveness of the Company’s financial risk management. Among other things, the Audit Committee:

•	Appoints, retains, oversees, evaluates, and compensates the independent auditors;

•	Reviews the annual audited and quarterly consolidated financial statements;

•	Reviews major issues regarding accounting principles and financial statement presentations;

•	Reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

•	Reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

•	Considers the adequacy and effectiveness of the Company’s internal control and reporting system;

•	Discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the effectiveness of the Company’s system for monitoring compliance with laws and regulations, and reviews the Company’s tax policies and findings of regulatory agencies and independent auditors;

•	Reports regularly to the Board regarding its activities and prepares and publishes required annual committee reports;

•	Establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters; and

•	Annually evaluates the performance of the Audit Committee and the adequacy of its charter.

The Board has determined that all Audit Committee members are independent under the New York Stock Exchange definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that Walter Young and William Hantke qualify as “audit committee financial experts” within the meaning of SEC regulations. In calendar year 2008, the Audit Committee held seven meetings. In calendar year 2009, the Audit Committee has held two meetings through March 30, 2009.

Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs. Among other things, the Compensation Committee:

•	Reviews and recommends to the Board annual and long-term goals and objectives relevant to the compensation of the President and the Chief Executive Officer, evaluates the performance of the President and Chief Executive Officer in light of those goals and objectives, and either as a committee or together with the other independent directors, determines and approves the President and the Chief Executive Officer’s compensation;

•	Reports to the Board on the review of annual and long-term goals and objectives relevant to the compensation of the Chief Financial Officer, the Executive Vice Presidents and any other officer designated by the Board, the evaluation of those officers’ performance in light of those goals and objectives, the determination and approval of compensation levels based on such evaluations and the review and approval of employment arrangements, severance arrangements and benefits plans;

•	Reviews and recommends to the Board the compensation, incentive- compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves stock option and other stock incentive awards for executive officers other than the President and Chief Executive Officer;

•	Makes recommendations regarding, and monitors compliance by officers and directors with, the Company’s stock ownership guidelines;

•	Reviews the compensation of directors for service on the Board and its committees;

•	Reviews and approves employment agreements and severance arrangements, benefits plans not otherwise subject to Board approval, and corporate goals and objectives for officers other than the President and Chief Executive Officer;

•	Reviews and discusses with management the Compensation Discussion and Analysis (the “CD&A”) to be included in the Company’s proxy statement or annual report on Form 10-K and based on such review and discussions recommends to the Board that the CD&A be included in the Company’s proxy statement or annual report on Form 10-K, as applicable;

•	Reviews and oversees the Company’s overall compensation strategy, structure, policies and programs, and assesses the compensation structure’s establishment of appropriate incentives for management and employees; and

•	Annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee may delegate to one or more subcommittees such power and authority as the Compensation Committee deems appropriate. No subcommittee shall consist of fewer than two members, and the Compensation Committee shall not delegate to a subcommittee any power or authority that is required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

From 2004 to July 2008, Mercer Consulting provided advice to the Committee. On July 30, 2008, the Committee ended its arrangement with Mercer Consulting and commenced a new relationship with Frederic W. Cook (“Cook”) to assist with executive pay decisions. In their new role, Cook has and will work with the Committee independent of any Company management to formulate 2009 compensation decisions.

The Board has determined that all Compensation Committee members are independent under the listing standards of the NYSE, and that they are “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). In calendar year 2008, the Compensation Committee held four meetings. In calendar year 2009, the Compensation Committee has held one meeting through March 30, 2009.

Governance and Nominating Committee

The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to the Board. Among other things, the Governance and Nominating Committee also:

•	Identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

•	Establishes and reviews procedures for the consideration of Board candidates recommended by the Company’s stockholders;

•	Makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

•	Reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

•	Reviews and recommends to the Board retirement and other tenure policies for directors;

•	Reviews and approves Company policies applicable to the Board, the directors and officers subject to Section 16 of the Exchange Act;

•	Reviews and reports to the Board regarding potential conflicts of interests of directors;

•	Recommends to the Board director candidates for the annual meeting of stockholders, and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	Oversees the evaluation of the Board, its committees and management and annually reviews the Company’s senior management succession plans;

•	Monitors directorships in other public companies held by directors and senior officers of the Company; and

•	Annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Guidelines provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The Governance and Nominating Committee’s process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

The Governance and Nominating Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee’s consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2010 Annual Meeting of Stockholders must be received by      and must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company’s stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by stockholders in accordance with the foregoing requirements.

Alternatively, as discussed under “Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting,” stockholders intending to appear at the 2009 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company’s Bylaws, a copy of which is available upon request to the Company’s Corporate Secretary.

The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the NYSE. In calendar year 2008, the Governance and Nominating Committee held five meetings. In calendar year 2009, the Governance and Nominating Committee has held two meetings through March 30, 2009. The Board and each of the Audit Committee, Compensation Committee, Commercial Operations Oversight Committee, Nuclear Oversight Subcommittee and Finance Committee conduct annual self-evaluations to assess their effectiveness and review their Charters. Individual directors are also evaluated by the Board. The Governance and Nominating Committee coordinates each of these annual evaluations.

Commercial Operations Oversight Committee

The Commercial Operations Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of trading, power marketing and risk management issues at the Company. The Commercial Operations Oversight Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Commercial Operations Oversight Committee may be removed except by majority vote of the independent directors then in office.

The Commercial Operations Oversight Committee’s duties and responsibilities consist of the following:

•	Providing Board oversight of the trading and power marketing of the Company;

•	Reviewing, advising and consulting with management and the Audit Committee regarding the Company’s risk management policies, practices and procedures;

•	Approving as appropriate, the Company’s power marketing and trading transactions, limits, policies, practices and procedures, and counterparty credit limit and policies, and approving exceptions to policies, as necessary;

•	Annually evaluating the performance of the Committee and the appropriateness of the Committee’s charter; and

•	Performing such other responsibilities as may be delegated to it by the Board from time to time that are consistent with its purpose.

In calendar year 2008, the Commercial Operations Oversight Committee held seven meetings. In calendar year 2009, the Commercial Operations Oversight Committee has held one meeting through March 30, 2009.

Nuclear Oversight Committee

The Nuclear Oversight Committee assists the Board in fulfilling its responsibilities with respect to the oversight of the Company’s ownership and operation, directly or indirectly, of its interests in nuclear power plant facilities. The Nuclear Oversight Committee consists of all of the members of the Board who are citizens of the United States of America and who otherwise meet the requirements of applicable law to serve on the Committee, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. The Nuclear Oversight Committee formed the Nuclear Oversight Subcommittee in April 2006 to review and report to the Board and the Nuclear Oversight Committee on matters not expressly reserved for review by the Board. The Nuclear Oversight Subcommittee currently consists of Herbert Tate (Chair of the subcommittee), Paul Hobby and Anne Schaumburg.

In calendar year 2008, the Nuclear Oversight Committee held one meeting. In calendar year 2009, the Nuclear Oversight Committee has not held a meeting through March 30, 2009.

Finance Committee

The Finance Committee reviews and approves certain financial development transactions, and provides leadership and guidance to the Board and the Company on matters related to such transactions. The Finance Committee consists of at least three directors, a majority of which are independent as defined under the listing standards of the NYSE and as affirmatively determined by the Board. No member of the Finance Committee may be removed except by majority vote of the independent directors in office.

The Finance Committee’s duties and responsibilities consist of the following:

•	Review, report and make recommendations to the Board on management recommendations or proposals regarding the Company’s and its subsidiaries’ (i) capital structure, (ii) liquidity, (iii) need for credit or debt or equity financing, (iv) amounts, timing and sources of capital market transactions, and (v) financial hedging and derivative activities;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of transactions relating to debt or equity financings, financial hedging and derivatives activities, and other similar financial activities, in each case which have been reviewed and approved by the Board;

•	Review and approve, or authorize officers to approve, equity investments, sales of equity interests, joint venture arrangements, commercial and construction arrangements, financing transactions, provision of guarantees or other credit or liquidity support, and other arrangements related to the development, construction and operation of new power generation facilities and the repowering of or addition of new units to existing power generation, thermal or other energy producing facilities, in each case which have been discussed with or reviewed by the Board;

•	Review and approve, or authorize officers to approve, repurchases, early redemption or other similar actions with respect to the Company’s securities;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of financing transactions related to mergers, acquisitions, tender offers, and reorganizations which have been reviewed and approved by the Board;

•	Review and approve, or authorize officers to approve, the pricing and other terms and conditions of securities offerings which have been reviewed and approved by the Board;

•	Approve determinations of the fair market value of assets and investments of the Company for purposes of the Company’s note indentures, senior secured credit agreement or other similar financing documents where fair market value is required to be determined by the Board or by a committee of the Board;

•	Review and approve other matters that may be delegated by the Board; and

•	Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board deems appropriate.

The Finance Committee was formed in February 2008 and held seven meetings in calendar year 2008. In calendar year 2009, the Finance Committee has held three meetings through March 30, 2009.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of NRG that may arise in connection with transactions with certain persons or entities (the “Policy”). The Policy operates in conjunction with NRG’s Code of Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).

A Related Person Transaction is subject to review and approval or ratification by the Governance and Nominating Committee. If the aggregate amount involved is expected to be less than $500,000, the transaction may be approved or ratified by the Chair of the Committee. As part of its review of each Related Person Transaction, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification.

Transactions involving ongoing relationships with a Related Person will be reviewed and assessed at least annually by the Committee to ensure that such Related Person Transactions remain appropriate and in compliance with the Committee’s guidelines. The Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

There were no Related Person Transactions for the year ended December 31, 2008.

Communication with Directors

Stockholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms of the four Class III directors will expire at the 2009 Annual Meeting. The Class III directors elected at the 2009 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2012 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company’s executive officers and directors.

Each of the nominees for director named in this proxy statement have been recommended and nominated by the Governance and Nominating Committee. The persons named as proxies on the WHITE proxy card intend to vote the proxies for the election of the nominees listed below to the Board. Each nominee listed below has consented to being named in this proxy statement and to serve as a director if elected. If any of the nominees named below should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies on the WHITE proxy card will vote your proxy for another candidate or candidates as may be nominated by the Board.

Nominees for Director (Class III Directors)

John F. Chlebowski
Age 63
Compensation Committee
Finance Committee
Nuclear Oversight Committee

Mr. Chlebowski has been a director of NRG since December 2003. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and cofounder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. Mr. Chlebowski is a director of First Midwest Bancorp Inc.

Howard E. Cosgrove
Age 65
Chairman of the Board
Nuclear Oversight Committee (Chair)
Nuclear Oversight Subcommittee

Mr. Cosgrove has been a director of NRG since December 2003 and Chairman of the Board since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light Company from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves as Chairman of the Board of Trustees at the University of Delaware.

William E. Hantke
Age 61
Audit Committee (Chair)
Commercial Operations Oversight Committee
Nuclear Oversight Committee

Mr. Hantke has been a director of NRG since March 2006. Mr. Hantke served as Executive Vice President and Chief Financial Officer of Premcor, Inc., a refining company, from February 2002 until December 2005. Mr. Hantke was Corporate Vice President of Development of Tosco Corporation, a refining and marketing company, from September 1999 until September 2001, and he also served as Corporate Controller from December 1993 until September 1999. Prior to that position, he was employed by Coopers & Lybrand as Senior Manager, Mergers and Acquisitions from 1989 until 1990. He also held various positions from 1975 until 1988 with AMAX, Inc., including Corporate Vice President, Operations Analysis and Senior Vice President, Finance and Administration, Metals and Mining. He was employed by Arthur Young from 1970 to 1975 as Staff/Senior Accountant. Mr. Hantke was non-executive chairman of Process Energy Solutions, a non-public alternative energy company until March 31, 2008 and currently serves as director and vice-chairman of NTR Acquisition Co., an oil refining start-up.

Anne C. Schaumburg
Age 59
Audit Committee
Finance Committee (Chair)
Nuclear Oversight Committee

Ms. Schaumburg has been a director of NRG since April 2005. From 1984 until her retirement in January 2002, she was at Credit Suisse First Boston in the Global Energy Group, where she last served as Managing Director. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group. Ms. Schaumburg is also a director of Brookfield Infrastructure Partners L.P.

We urge you to vote FOR the foregoing nominees and NOT to sign or return any proxy card sent to you by Exelon for the following reasons:

The NRG Board has acted in the best interests of NRG stockholders in rejecting the Offer

We believe that our current directors have acted, are acting and will continue to act in the best interests of our stockholders. Your Board includes a majority of independent directors who are not interested parties with respect to the Offer. The Board has considerable experience in the competitive power industry and has been working diligently over the years to enhance value to our stockholders. The Board conducted a thorough review and consideration of the Offer after consultation with members of management and NRG’s outside legal counsel and financial advisors. The Board reached the unanimous conclusion to reject the Offer as inadequate and not in the best interests of NRG and its stockholders. In reaching this conclusion, the Board took into consideration, among other things, the following factors:

•	The Board believes the Offer significantly undervalues NRG as it does not fully reflect the underlying fundamental value of NRG’s assets, proven operations and strategic plan, including its strong market position and future growth prospects;

•	Exelon is offering Exelon common stock as consideration to NRG’s stockholders and the value of Exelon common stock following the consummation of the Offer is highly uncertain;

•	The Board believes a combination with Exelon will dilute, and might derail, NRG’s continued growth;

•	The Offer is subject to numerous conditions, is likely to require NRG’s support, and creates significant uncertainty. Specifically, consummation of the Offer requires the receipt of numerous governmental and regulatory approvals and there is no assurance that the necessary approvals will be received, when they will be received or what conditions might attach to their receipt;

•	The Offer may require refinancing of all or a significant amount of NRG’s existing indebtedness and yet Exelon has not publicly announced that it has committed financing for the Offer, which presents real risks of non-consummation to NRG’s stockholders; and

•	The Board believes the Offer does not compensate NRG’s stockholders adequately for the risks in the proposed transaction structure.

Exelon’s nominees have irreconcilable conflicts of interests with respect to the Offer

Even though Exelon claims that its nominees, if elected, will exercise their independent judgment and act in the best interests of NRG’s stockholders, you should be aware that Exelon’s nominees have interests in this election in addition to any compensation they may receive as directors of NRG. As disclosed by Exelon, Exelon has agreed to pay each of its nominees $50,000 in consideration for his or her agreement to be named as a nominee for this election and to consent to serve as a director of NRG, if elected, and to provide certain information to Exelon to prepare its proxy statement. In addition, Exelon will reimburse each of its nominees for all reasonable expenses incurred by such nominee in connection with his or her responsibilities as a nominee for this election. Exelon also agreed to indemnify each of its nominees against any and all losses, claims, damages, liabilities, judgments, costs and expenses to which such nominee may be subject that arise out of or are based upon such person’s role as a nominee for this election.

We strongly believe that Exelon’s handpicked, paid nominees are biased and would have irreconcilable conflicts of interests if elected to the Board. As previously disclosed, NRG is currently engaged in market discovery to determine the greatest value option available for our stockholders and, should other value options come forward, our directors would be entrusted with the task of comparing Exelon’s Offer with such other options. We believe Exelon’s nominees would not be able to perform such comparison objectively because their independence has been seriously compromised. In our view, Exelon is using this proxy contest to advance its own agenda — acquiring NRG at a bargain price and disrupting NRG’s business and growth.

The NRG Board is NOT preventing the consummation of the Offer; there are numerous unfulfilled conditions to the Offer

As noted above, the Offer is subject to numerous conditions and Exelon will not be obligated to consummate the Offer unless and until all of the conditions are satisfied or waived. While one of the conditions, the Section 203 Condition, may require action by your Board, most of the other conditions, including receipt of various governmental and regulatory approvals, are beyond the control of your Board. In fact, some of the key conditions to the Offer are within the control of Exelon and yet, to our knowledge, Exelon has not made any good faith effort to satisfy such conditions. For example, the issuance of shares of Exelon common stock in the Offer is subject to approval by Exelon’s stockholders, and yet to our knowledge Exelon has not taken any step to obtain such approval. Also, Exelon may not acquire any shares of NRG Common Stock in the Offer unless and until its registration statement on Form S-4 has become effective under the Securities Act of 1933. It has been more than four months since the commencement of the Offer and yet the registration statement has not become effective. Exelon itself has stated that the closing of the Offer is not expected to occur until the fourth quarter of 2009 and that its ability to close the Offer in the fourth quarter of 2009 is subject to a number of approvals from, and filings with, various foreign, federal and state regulatory agencies with respect to both the offer and the merger. Therefore, the NRG Board is not preventing the consummation of the Offer; the Offer cannot be consummated at this time as a result of the numerous unfulfilled conditions.

Exelon’s Nominees lack relevant industry experience

Based on Exelon’s disclosure, most of its nominees have no meaningful experience in the competitive power industry, which is a highly competitive industry with unique risks and challenges. In addition, the competitive power industry is subject to extensive U.S. federal, state, local and foreign laws and regulations. Therefore, having a large number of directors with little industry experience on the Board is not likely to improve the quality of the Board in any material respect.

  The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees.
Proxies solicited by the Board will be voted “FOR” each of the nominees unless a contrary vote is specified.

Directors Continuing in Office

Information regarding NRG’s directors continuing in office is provided below.

Class I Directors (Terms expire in 2010)

Kirbyjon H. Caldwell
Age 55

Pastor Caldwell has been director of NRG since March 2009. He was a director of Reliant Energy, Inc. from August 2003 to March 2009. Since 1982, he has served as Senior Pastor at the 15,000-member Windsor Village United Methodist Church in Houston, Texas. Pastor Caldwell is a also a director of Continental Airlines, Inc.

David Crane
Age 50
Nuclear Oversight Committee

Mr. Crane has served as the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power plc, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 through December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999.

Stephen L. Cropper
Age 59
Governance and Nominating Committee
Commercial Operations Oversight Committee
Nuclear Oversight Committee

Mr. Cropper has been a director of NRG since December 2003. Mr. Cropper spent 25 years with The Williams Companies Inc., an energy company, before retiring in 1998 as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Berry Petroleum Company, Sunoco Logistics Partners L.P., Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group, Inc., Wawa, Inc. and Quik Trip Corporation.

Kathleen McGinty
Age 46
Governance and Nominating Committee
Nuclear Oversight Committee

Ms. McGinty has been a director of NRG since October 2008. Most recently, Ms. McGinty served as Secretary of the Pennsylvania Department of Environmental Protection (DEP), a position she held from 2003 until July 2008. Before joining the DEP, Ms. McGinty spent six years in the Clinton White House, where she was chair of the White House Council on Environmental Quality and earlier served as a senior environmental advisor to Vice President Al Gore. She currently serves as Secretary of the Board of Trustees at Saint Joseph’s University in Pennsylvania and is the former Chair of the Pennsylvania Energy Development Authority. Ms. McGinty is also a founding partner of Peregrine Technology Partners, LLC, a firm focused on commercialization of resource efficient technologies and partner of Element Partners, an investor in the clean technology sector.

Thomas H. Weidemeyer
Age 61
Compensation Committee (Chair)
Governance and Nominating Committee
Nuclear Oversight Committee

Mr. Weidemeyer has been a director of NRG since December 2003. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and, in 1994, was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in January 2001. Mr. Weidemeyer also serves as a director of The Goodyear Tire & Rubber Co., Waste Management, Inc. and Amsted Industries Incorporated.

Class II Directors (Terms expire in 2011)

Lawrence S. Coben
Age 50
Governance and Nominating Committee (Chair)
Finance Committee
Nuclear Oversight Committee

Mr. Coben has been a director of NRG since December 2003. He is currently Chairman and Chief Executive Officer of Tremisis Energy Acquisition Corporation II, a publicly held company since July 2007. He was Chairman and Chief Executive Officer of Tremisis Energy Corporation LLC from May 2006 through June 2007 and of Tremisis Energy Acquisition Corporation from February 2004 to May 2006. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners L.P., a private equity firm. From 1997 to January 2001, Mr. Coben was an independent consultant. From 1994 to 1996, Mr. Coben was Chief Executive Officer of Bolivian Power Company.

Paul W. Hobby
Age 48
Commercial Operations Oversight Committee (Chair)
Nuclear Oversight Committee
Nuclear Oversight Subcommittee

Mr. Hobby has been a director of NRG since March 2006. Mr. Hobby is the Managing Partner of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments which he helped to form in 2000. In that capacity, he serves as the Chief Executive Officer of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and as Former Chairman of CapRock Services Corp., the largest provider of satellite services to the global energy business. From November 1992 until January 2001, he served as Chairman and Chief Executive Officer of Hobby Media Services and was Chairman of Columbine JDS Systems, Inc. from 1995 until 1997. He was an Assistant U.S. Attorney for the Southern District of Texas from 1989 to 1992, Chief of Staff to the Lieutenant Governor of Texas, Bob Bullock, in 1991 and an Associate at Fulbright & Jaworski from 1986 to 1989. Mr. Hobby is also a director of Stewart Information Services Corporation (Stewart Title).

Herbert H. Tate
Age 56
Nuclear Oversight Committee
Nuclear Oversight Subcommittee (Chair)

Mr. Tate has been a director of NRG since December 2003. Mr. Tate was Corporate Vice President, Regulatory Strategy of NiSource, Inc. from July 2004 to April 2006. He was Of Counsel of Wolf & Samson P.C., a law firm, from September 2002 to July 2004. Mr. Tate was Research Professor of Energy Policy Studies at the New Jersey Institute of Technology from April 2001 to September 2002 and President of New Jersey Board of Public Utilities from 1994 to March 2001. Mr. Tate is also a director of IDT Capital, Inc. and IDT Spectrum, Inc. Previously, Mr. Tate was a member of the Board of Directors for Central Vermont Public Service from April 2001 to June 2004, where he was a member of the Audit Committee. He was also a former Assistant Administrator for Enforcement at the United States Environmental Protection Agency. He has also been on the Board of Directors of the Environmental Law Institute since 2002.

Walter R. Young
Age 64
Audit Committee
Compensation Committee
Nuclear Oversight Committee

Mr. Young has been a director of NRG since December 2003. From May 1990 to June 2003, Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes. Mr. Young has held senior management positions with The Henley Group, The Budd Company and BFGoodrich.

PROPOSAL NO. 2

ADOPTION OF THE NRG ENERGY, INC. AMENDED AND
RESTATED LONG-TERM INCENTIVE PLAN

Purpose of Amendment and Restatement

The Board and stockholders previously approved the Long-Term Incentive Plan to promote the long-term growth and profitability of the Company by providing certain directors, officers, employees and consultants of the Company incentives to maximize stockholder value and to enable the Company to attract, retain, and reward the best available persons for positions of responsibility. Presently, the Board has adopted, subject to stockholder approval, an amended and restated version of the Long-Term Incentive Plan (the “Plan”), as described herein, in order to ensure the Plan’s compliance with Section 409A of the Internal Revenue Code (the “Code”) and to expand the list of performance factors the Compensation Committee may consider in determining Award grants. No additional shares are being sought for issuance as part of this proposal. If this proposal is not adopted by the stockholders, the Plan will continue in its current form, however, the Company may be unable to effectively continue using the plan if it is not compliant with Section 409A of the Code. Furthermore, if the additional performance factors are not approved, the Company may be restricted in its ability to take a tax deduction for certain Awards granted under the plan, pursuant to Code Section 162(m).

Currently, 16,000,000 shares of Common Stock of the Company are reserved for issuance under the Plan, which number reflects the two-for-one stock split which was approved by the Board in April 2007. The maximum number of shares of Common Stock with respect to which incentive stock option shares may be granted is 8,000,000. As of March 20, 2009, awards covering 10,566,438 shares (assuming maximum targets are met) have been issued under the Plan since it was instituted in December 2003, leaving 5,433,561 shares still available.

The following is a summary of the material features of the Plan, which is qualified in its entirety by reference to the complete text of the Plan, as amended, attached to this Proxy Statement as Appendix A.

Eligibility

All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to be selected by the Compensation Committee for participation in the Plan. As of March 30, 2009, there were approximately 1,636 directors, officers, employees, and consultants eligible to be selected for participation in the Plan.

Types of Awards

The Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and deferred stock units (collectively, the “Awards”). The material features of these types of Awards are described below. Subject to the terms of the Plan, the specific terms and conditions of any Award are established in the discretion of the Compensation Committee at the time of grant and set forth in an award agreement issued to the participant.

Options.  The Plan provides for the grant of incentive stock options qualified under Section 422 of the Code and nonqualified stock options as designated by the Compensation Committee in the award agreement for the option. Subject to the terms of the Plan, the option price, the number of shares subject to an option, and the conditions on exercisability will be determined by the Compensation Committee at the date of grant.

Under the Plan, the exercise price per share of an option may not be less than the fair market value of a share of Common Stock of the Company as of the date of grant. Under the Plan, the “fair market value” of a share is equal to the closing selling price (or bid price) of the Common Stock on the New York Stock Exchange (or other stock exchange on which the stock is listed) on the date the value is being determined. If an option granted to an employee that owns more than 10 percent of the total combined voting power of all classes of Company stock on the date of grant (a “10 Percent Stockholder”) is intended to qualify as an incentive stock option, the exercise price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant.

Under the Plan, no option may be exercisable more than 10 years after the date the option is granted. However, an option granted to a 10 Percent Stockholder that is intended to qualify as an incentive stock option, may not be exercisable more than five years from the grant date. Unless otherwise determined by the Compensation Committee, participants may exercise any vested options by paying the exercise price either in cash, unrestricted shares of Common Stock owned for at least six months, any cashless exercise procedures approved by the Compensation Committee, or any combination of the foregoing. In general prior to exercise, participants will not have any rights as stockholders with respect to any shares of Common Stock covered by an option.

Stock Appreciation Rights.  Under a stock appreciation right (“SAR”), a participant is awarded an interest in the appreciated value of the shares of Common Stock underlying the Award above a base amount for such shares established by the Compensation Committee at the time the right is granted. In no event may the base amount under an SAR be less than the fair market value of the shares underlying the SAR as of the date of grant. The appreciated value of the stock subject to a SAR will be payable to a participant at the time and under the terms and conditions of the SAR established by the Compensation Committee at the time of grant. SARs may be granted either alone or in tandem with options. The amount payable under a SAR will be paid in shares of Common Stock. In general, prior to payment of a SAR in Common Stock, a participant will not have any rights as a stockholder with respect to the shares of Common Stock underlying a SAR.

Restricted Stock.  Under a restricted stock award, a participant is issued shares of Common Stock of the Company that are subject to certain forfeiture or vesting provisions and restrictions on transferability as determined by the Compensation Committee at the time of the Award. Unless the restricted shares issued are treasury shares, a participant is required to pay the Company the aggregate par value for the shares of restricted stock within 10 days of the date of grant. Unless otherwise provided under the terms of the Award, a participant has voting and dividend rights with respect to awards of restricted stock. Any stock or other securities received as a distribution with respect to restricted stock are subject to the same restrictions that apply to the shares of restricted stock.

Restricted Stock Units.  Each restricted stock unit represents the right of a participant to be paid one share of Common Stock of the Company subject to the vesting provisions, restrictions and other terms and conditions of the Award. Prior to the vesting of restricted stock units or the expiration of any applicable restriction period under the Award, the participant does not have any rights as a Company stockholder. However, in general, when the restricted period ends and the participant vests, he or she will have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit. Pursuant to the tax rules applicable to nonqualified deferred compensation plans under Section 409A, an Award of restricted stock units may permit the participant to elect to defer the receipt of shares of Common Stock that would otherwise be payable when the units vest.

Performance Awards.  Performance awards issued under the Plan entitle a participant to receive an amount based on the satisfaction of certain performance criteria or goals established in the discretion of the Compensation Committee for a performance measurement period determined by the Compensation Committee in its discretion. Performance awards may include specific dollar-value target awards or the grant of performance units or shares, the value of which will be determined by the Compensation Committee at the time of grant and may be based on the fair market value of Common Stock of the Company. In general, a participant is required to remain employed or engaged by the Company at the end of the performance measurement period in order to receive payment of a performance award. Performance awards earned or vested may be paid in shares of Common Stock of the Company or other property or securities of the Company as the Compensation Committee may determine. If the Company undergoes a Change of Control, the Committee shall determine the level at which performance awards shall become vested.

Deferred Stock Units.  Each deferred stock unit represents the right of a participant to be paid one share of Common Stock of the Company at the end of a deferral period established under the Award by the Compensation Committee or elected by the participant under the terms of an Award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an Award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit. Except in the case of death, disability or retirement, a participant is required to remain employed or engaged by the Company as of the end of the deferral period in order to receive payment of a deferred stock unit.

Stock Subject to the Plan

The total shares reserved for issuance under the Plan since its initial adoption is 16,000,000. This stock may be either authorized and unissued shares or treasury shares held by the Company. The shares of Common Stock subject to Awards that expire, terminate, are forfeited or are withheld in payment of the exercise price of or the taxes related to an Award, will be available for future grants under the Plan.

In the event that a change affecting the capital structure of the Company is implemented, such as a stock dividend, stock split or merger, the Compensation Committee will equitably adjust the number and kind of shares or other property available for issuance under the Plan, and the number, kind and exercise price of outstanding Awards. In the event of a merger, consolidation, or other reorganization where the Company is not the surviving or continuing entity, all outstanding Awards will be either assumed by the surviving or continuing entity or cancelled in exchange for cash or other property.

The aggregate number of shares of Company Common Stock granted as stock options under the Plan during any calendar year to any one participant may not exceed 1,000,000 shares. Likewise, a participant may not be granted SARs with respect to more than 1,000,000 shares of Common Stock during a calendar year. Performance awards granted to any one participant in any one calendar year may not be payable in Common Stock in excess of 1,000,000 shares and if payable in other property or securities of the Company, may not exceed the greater of the fair market value of 1,000,000 shares of Common Stock as of the date of grant or the date of payment. In addition, the fair market value of stock options (determined at the date of grant) that will first become exercisable during any one calendar year that are intended to qualify as incentive stock options under Section 422 of the Code, may not exceed $100,000.

The market value of a share of the Company’s Common Stock based on the closing price on the New York Stock Exchange on March 30, 2009, was $17.05.

Administration

The Plan is administered by the Compensation Committee, which is composed of nonemployee members of the Board. Subject to the provisions of the Plan, the Compensation Committee has the discretionary power and authority to select persons to participate in the Plan and to determine the type, amount, timing and terms and conditions of Awards granted under the Plan. The Compensation Committee also has the power and authority to interpret the terms of the Plan and Awards issued thereunder.

The Committee may establish such rules and regulations and take such actions as it deems necessary or advisable for the proper administration of the Plan. All decisions and interpretations by the Compensation Committee regarding the Plan are final and binding on all participants and beneficiaries, unless an arbitration or other dispute resolution procedure is expressly provided in the applicable Award grant agreement. In addition, members of the Compensation Committee and the Company’s officers will not be liable for any acts or omissions in connection with the performance of their duties under the Plan, except in the case of the person’s own willful misconduct or as expressly provided by statute.

Termination of Employment

Unless the Compensation Committee determines otherwise or as otherwise provided in a grant agreement, and except as provided above for deferred stock units, if a participant’s employment or performance of service with the Company ceases, the following terms and conditions apply to the participant’s outstanding Awards:

•	Death. All outstanding Awards will become fully vested, to the extent not already vested, and they will be exercisable, if applicable, for one year from the date of death, or until the Award expires if earlier.

•	Disability. All of the participant’s Awards that are vested and exercisable on the date he or she becomes disabled will remain exercisable, if applicable, for one year from the date of disability, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of disability will be forfeited.

•	Retirement. All of the participant’s Awards that are vested and exercisable on his or her retirement date will remain exercisable, if applicable, for two years from the retirement date, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of retirement will be forfeited; provided that if a director retires, all of his or her unvested Awards will immediately vest and be exercisable for two years after the retirement date, or until the Awards expire if earlier. In general, a director qualifies for retirement under the Plan if his or her service on the Board terminates after five years of service. Other participants in the Plan qualify for retirement upon termination from employment or service after attaining age 55 with ten or more years of service.

•	Termination for Cause. If a participant’s employment or service with the Company is terminated for cause, all Awards granted under the Plan will be immediately forfeited regardless of whether or not they are vested and/or exercisable. For purposes of the Plan, the term “cause” means any one or more of the following events unless determined otherwise by the Compensation Committee: conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a subsidiary; conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise; willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; breach of duty of loyalty to the Company or a subsidiary or other act of fraud or dishonesty with respect to the Company or a subsidiary; or violation of the Company’s code of conduct.

•	All Other Terminations. All of the participant’s Awards that are vested and exercisable will remain exercisable, if applicable, for 90 days from the date of termination, or until the Award expires if earlier. All Awards that are not fully vested or exercisable on the date of termination will be forfeited.

Change in Control

Unless determined otherwise by the Compensation Committee, all outstanding Awards will become fully vested and exercisable until the Awards otherwise expire if the Company undergoes a change in control. For purposes of the Plan, a change in control is deemed to occur in any one of the following events: (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company’s voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity (a “Business Combination”) or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company.

If a change in control occurs as a result of a Business Combination described above, then the Compensation Committee may cancel any or all outstanding options under the Plan by paying the option holders an amount equal to the portion of the consideration, if any, that would have been payable to them pursuant to the transaction if their options had been fully exercised immediately prior to the transaction, less the aggregate exercise price of their options; or, if the options are underwater, cancel the options for no consideration or payment of any kind. Payments in exchange for options may be made in cash, securities, or other Company property as determined by the Compensation Committee in its sole discretion.

Dividends and Dividend Equivalents

The Compensation Committee may grant Awards that provide participants with the right to receive dividend payments or dividend equivalent payments on the Common Stock of the Company subject to the Award, whether or not the Award has been exercised or is vested.

Transferability

Unless determined otherwise by the Compensation Committee, no Award granted under the Plan will be transferable by a participant, other than by will or the laws of descent and distribution, except to a participant’s family member by gift or pursuant to a qualified domestic relations order as defined by the Code.

Duration and Amendment of the Plan

No Awards will be granted pursuant to the Plan after December 5, 2013, which is 10 years after the date the Plan was initially effective. The Board or the Compensation Committee may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the stockholders of the Company if such approval is required by applicable law, regulations or the rules of any exchange or market on which the Company’s Common Stock is traded or listed or the amendment would increase the number of shares reserved for issuance under the Plan.

The Compensation Committee may amend the terms of any outstanding Award under the Plan, except that no amendment may adversely affect any right of a participant under an Award without his or her written consent and no amendment may reduce the exercise price of any options or SARs awarded under the Plan without approval of the stockholders of the Company.

Plan Benefits

As of March 30, 2009, the following Awards have been granted under the Plan:

		Restricted Stock	Deferred Stock	Performance
Name/Group & Title	Stock Options	Units	Units	Awards/Units(1)

David Crane President and Chief Executive Officer	2,221,316	458,688	38,142	302,600
Robert Flexon Executive Vice President and Chief Operating Officer(2)	595,800	100,200	11,360	159,400
Kevin T. Howell Executive Vice President and Regional President, Texas	67,200	334,200	0	15,200
J. Andrew Murphy Executive Vice President and General Counsel(3)	146,800	17,400	0	55,800
Clint Freeland Senior Vice President and Chief Financial Officer(4)	63,900	13,920	0	28,000
All current executive officers as a group	3,889,782	1,029,456	8,714	1,526,400
All current directors who are not executive officers as a group	0	0	258,033	0
Director nominees	0	0	114,964	0
Each other person who received or is to receive 5% or more of such Awards	0	0	0	0
All other employees as a group	2,454,731	5,207,756	125,638	653,400

(1)	Amounts represent the number of performance units granted. Each performance unit represents the right to receive Common Stock at the time specified in the Award but only if the price per share of Common Stock on such date (the “measurement price”) equals or exceeds the target price under the Award. The number of shares of Common Stock to be paid for each performance unit will be equal to: (i) one share of Common Stock, if the measurement price equals the target price; (ii) a prorated amount in between one and two shares of Common Stock, if the measurement price is greater than the target price but less than the maximum price under the Award; and (iii) two shares of Common Stock, if the measurement price is equal to or greater than the maximum price. For awards granted after January 1, 2009, the number of shares to be paid includes a pro-rated amount between one-half and one share of Common Stock if the measurement price equals or exceeds a threshold price. The number of shares included in the table assumes a maximum payout.

(2)	As of February 18, 2009, Mr. Flexon is Executive Vice President and Chief Financial Officer.

(3)	As of February 18, 2009, Mr. Murphy is Executive Vice President and Regional President, Northeast.

(4)	As of February 18, 2009, Mr. Freeland is Senior Vice President, Strategy, Financial Structure.

The Awards that will be granted or paid under the Plan following the stockholders’ approval of the proposed amendment to the Plan are not currently determinable.

Federal Income Tax Consequences of Awards

The following discussion of the Plan’s federal income tax consequences is a summary of applicable federal law as currently in effect. This discussion does not cover all federal provisions that may apply to a participant, including federal gift tax or estate tax issues, and is not intended to be relied on by any person as tax advice.

Nonqualified Stock Options.  A participant will not have taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified option, the participant will be subject to tax withholding and will recognize ordinary income equal to the difference between (a) the fair market value of one share of Common Stock on the day the option is exercised and (b) the option price of one share, times the number of shares exercised. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to shares, and the capital gains will be taxable as long-term capital gains if the shares are held for more than one year.

Incentive Stock Options.  Neither the grant nor exercise of an incentive stock option under the Plan is taxable to the participant receiving the option. If the participant holds the stock purchased upon exercise of an incentive stock option for at least one year after exercising the option and at least two years after the option was granted, his or her later sale of the stock will produce long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee disposes of the stock before these holding periods have elapsed (a “disqualifying disposition”), he or she will generally be taxed at ordinary income rates on the excess of the fair market value of the stock when the option was exercised over the option exercise price (or, if less, the amount realized in the case of an arm’s length disqualifying disposition to an unrelated third party), and the Company will be entitled to a tax deduction in the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss depending on the holding period of the shares. If shares acquired pursuant to the exercise of an incentive option are surrendered to the Company upon exercise of an incentive option and if the shares have not been held for the requisite one and two-year periods, the surrender will be treated as a disqualifying disposition.

Stock Appreciation Rights (SARs).  The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the fair market value of any shares or property received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock.  The grant of restricted stock is not a taxable event for a participant. When the restricted stock vests, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of the expiration over the purchase price of the shares and will be subject to tax withholding. The participant may, however, elect within 30 days after the date of grant under Section 83(b) of the Code to recognize ordinary income on the date of grant in an amount equal to the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on the shares. If and when the participant recognizes ordinary income attributable to the restricted stock, the Company will generally be entitled to a deduction equal to the amount of the ordinary income.

Restricted Stock Units, Performance Award and Deferred Stock Units.  A participant generally will not have taxable income upon the grant of a restricted stock unit, performance award or deferred stock unit. Rather, taxation will be postponed until the Award becomes vested and the participant would be subject to tax withholding at such time. At that time, the participant will recognize ordinary income generally equal to the value of the shares of Common Stock or other property paid to the participant under the Award, and the Company will generally be entitled to a deduction equal to the same amount.

Excess Parachute Payment.  The Plan provides for accelerated vesting or payment of an Award in connection with a change in control of the Company. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to the Awards may constitute “excess parachute payments” under the golden parachute provisions of Sections 280G and 4999 of the Code. Pursuant to those provisions, an employee will be subject to a 20 percent excise tax on any “excess parachute payment,” and the Company will not be permitted to take a deduction for the excess parachute payment.

Section 162(m).  In general, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for the year to $1,000,000 for each of the chief executive officer of the Company and the next four highly compensated officers of the Company serving at the end of the taxable year, except to the extent that the compensation qualifies as “performance-based compensation.”

The performance criteria for any performance award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be any one or more of the following performance criteria applied to either the Company as a whole or to a business unit or subsidiary as determined by the Compensation Committee: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Section 409A.  Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes new election, payment and funding requirements on “nonqualified deferred compensation plans,” effective January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then compensation deferred under the plan may become immediately taxable and subject to a 20 percent excise tax. Under interim guidance issued by the Internal Revenue Service (the “IRS”), certain Awards that may be issued under the Plan may constitute the “deferral of compensation” subject to the new requirements of Section 409A.

Securities Authorized for Issuance under Equity Compensation Plans

Number of Securities Remaining
	Number of Securities Remaining to be		Available for Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans (Excluding
	Outstanding Options,	Price of Outstanding Options,	Outstanding Options,
Plan Category	Warrants and Rights	Warrants and Rights	Warrants and Rights

Equity compensation plans approved by security holders	6,650,080	$25.48	6,798,074	(a)
Equity compensation plans not approved by security holders	—	N/A	—

Total	6,650,080	$25.48	6,798,074

(a)	Consists of securities remaining for future issuance under the Plan and NRG’s Employee Stock Purchase Plan, or ESPP. There were 6,798,074 and 7,941,758 shares of common stock remaining available for grants of awards under the Plan as of December 31, 2008 and 2007, respectively. The ESPP was approved by NRG’s stockholders on May 14, 2008. There are 500,000 shares reserved from NRG’s treasury shares for the ESPP. There were 500,000 shares remaining under the ESPP as of December 31, 2008. In January 2009, 41,706 shares were issued to employees accounts from the treasury stock reserve for the ESPP.

The Board of Directors recommends, on the advice of the Compensation Committee, a vote “FOR” the proposed Amended and Restated Long-Term Incentive Plan. Proxies solicited by the Board will be voted “FOR” the Amended and Restated Long-Term Incentive Plan unless a contrary vote is specified.

PROPOSAL NO. 3

APPROVAL OF THE ADOPTION OF THE NRG ENERGY, INC. AMENDED AND RESTATED ANNUAL INCENTIVE PLAN FOR DESIGNATED CORPORATE OFFICERS

Purpose of Amendment and Restatement

The Board and stockholders previously approved the Annual Incentive Plan for Designated Corporate Officers to enhance the Company’s ability to attract and retain individuals of exceptional managerial talent and enable the Company to pay competitive compensation without necessarily losing any tax deductions available for the compensation. Presently, the Board has adopted, subject to stockholder approval, an amended and restated version of the Annual Incentive Plan for Designated Corporate Officers (the “Annual Incentive Plan”), as described herein, in order to expand the list of performance factors the Compensation Committee may consider in determining award grants under the Annual Incentive Plan as well as to add a clawback provision in certain instances.

The following is a summary of the material features of the Amended and Restated Annual Incentive Plan for Designated Corporate Officers, which is qualified in its entirety by reference to the complete text of the plan attached to this proxy statement as Appendix B.

Description of the Annual Incentive Plan

Eligible Participants.  NRG’s President and Chief Executive Officer and any other officers of the Company or its affiliates selected by the Compensation Committee on or before the 90th day of a performance period are eligible to participate in the Annual Incentive Plan. Approximately 2,887 employees are currently eligible to be selected by the Compensation Committee to participate in the Annual Incentive Plan.

Awards Under the Plan.  The Compensation Committee will establish target award levels and performance goals for each performance period, which will be used as the basis for granting awards under the Annual Incentive Plan. The Annual Incentive Plan’s performance periods are 12 consecutive months long, and they coincide with the Company’s fiscal year. The Compensation Committee will base the performance goals for a performance period on any one or more of the following performance factors, which will be computed in accordance with Generally Accepted Accounting Principles when appropriate and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable performance period: consolidated pre-tax earnings; net or gross revenues; net earnings; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; net income; diluted or basic; return on sales; return on assets; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income from operations; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable performance period. For any plan year, performance factors may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other entities or indices or as ratios expressing relationships between two or more performance factors, and may be expressed in terms of a progression within a specified range.. Performance factors may be in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level.

The Compensation Committee is responsible for administering the Annual Incentive Plan. No later than the 90th day of each performance period, the Compensation Committee will establish the performance goals under the performance criteria listed above for the period. Following the end of each performance period and prior to any award being paid, the Compensation Committee will certify whether or not and the extent to which the performance goals have been met.

The Compensation Committee retains the discretion to reduce or eliminate awards that are otherwise payable under the Annual Incentive Plan. In addition, in no event will an award be paid if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are not met.

Since awards payable under the Annual Incentive Plan are dependent on the Company’s financial and business performance, the awards are currently not determinable.

Clawback.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, than any participant who has been paid a bonus under the Annual Incentive Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such bonus paid to such participant.

Award Limitations.  No awards will be paid under the Annual Incentive Plan until it is approved by the stockholders. In addition, no participant will receive an award for any performance period that exceeds $5,000,000.

Amendment, Term and Termination.  The Compensation Committee may amend the Annual Incentive Plan prospectively at any time for any reason without giving advance notice. In addition, the Compensation Committee may terminate or reduce the benefits payable under the Annual Incentive Plan with respect to both individuals receiving benefits and those who may receive benefits in the future.

Unless terminated earlier by the Compensation Committee, the Plan will automatically terminate on January 1, 2014.

The Board of Directors recommends, on the advice of the Compensation Committee, a vote “FOR”
the proposed Amended and Restated Annual Incentive Plan for Designated Corporate Officers.
Proxies solicited by the Board will be voted “FOR” the Amended and Restated Annual Incentive
Plan for Designated Corporate Officers unless a contrary vote is specified.

PROPOSAL NO. 4

MAJORITY VOTING PROPOSAL

Article Six of our Amended and Restated Certificate of Incorporation currently states the following:

“Article Six

Except as otherwise provided in this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), Directors shall be elected by a plurality of the votes of the shares entitled to vote in the election of Directors present in person or represented by proxy at the meeting of the stockholders at which Directors are elected. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.”

The Board believes it is in the best interests of the Company and our stockholders to amend the voting standard in the case of any uncontested director election from its current plurality vote standard to a more stringent majority vote standard. Plurality voting will be retained, however in the case of any contested director election. Therefore, the Board recommends that our stockholders approve a proposal to amend and restate Article Six of our Amended and Restated Certificate of Incorporation to state the following:

“Article Six

Except as provided by the Certificate of Incorporation (including any duly authorized certificate of designation of any series of Preferred Stock), each Director shall be elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present, provided that if the number of nominees at any such meeting exceeds the number of Directors to be elected at the meeting, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director.”

If the amendment is approved by a majority of those shares entitled to vote on this proposal, the Company will file a certificate of amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State promptly after the stockholder votes have been tabulated and verified. The proposed amendment will take effect upon filing of the certificate of amendment with the Delaware Secretary of State and the majority voting standard will apply to uncontested directors elections that take place after such effectiveness. It should be noted that the proposed amendment will not be effectuated in time to alter the voting standard used to elect directors at the Company’s 2009 Annual Meeting. Additionally, the proposed amendment will have no effect on the vote required for any other proposal to be acted upon by stockholders of the Company at the 2009 Annual Meeting, including any proposal proposed by Exelon and not included in this proxy statement.

The Board of Directors recommends, on the advice of the Governance and Nominating Committee, a vote “FOR” the amendment of Article Six of the Amended and Restated
Certificate of Incorporation amending the voting standard for noncontested director elections to provide for majority voting. Proxies solicited by the Board will be voted “FOR” the approval of this amendment unless a contrary vote is specified.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year 2009 at a meeting held in February. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Audit Committee first engaged KPMG LLP as the Company’s independent registered public accounting firm on May 24, 2004.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the
Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted “FOR” ratification unless a contrary vote is specified.

PROPOSAL NO. 6

CARBON PRINCIPLES REPORT PROPOSAL

NRG has received the following stockholder proposal from the Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac Maryland 20854, beneficial owner of a number of shares of NRG common stock worth a minimum of $2,000 market value, for consideration at the annual meeting:

“RESOLVED: The shareholders request that the Company prepare by October 2009, at reasonable expense and omitting proprietary information, a Carbon Principles Report. The report should describe and discuss how the Company’s involvement with the Carbon Principles has impacted the environment.

Supporting Statement:

Coal is used to provide 50 percent of the U.S. electricity supply. The burning of coal by U.S. electricity utilities is clean and safe for the environment. Air emissions are regulated by states and the federal government. Since burning coal is the least expensive way to produce electricity, consumers and the U.S. economy benefit from comparatively low electricity rates.

The Company is an “industry advisor” to the so-called “Carbon Principles,” a voluntary bank lending policy stigmatizing and discriminating against coal-fired electricity based on the dubious assumption that carbon dioxide emissions from the burning of coal are causing global warming.

But in May 2008, the Oregon Institute of Science and Medicine released a petition signed by more than 31,000 U.S. scientists stating, “There is no convincing scientific evidence that human release of carbon dioxide, methane or other greenhouse gases is causing, or will cause in the future, catastrophic heating of the Earth’s atmosphere and disruption of the Earth’s climate,..”

India’s National Action Plan on Climate Change issued in June 2008 states, “No firm link between the documented [climate] changes described below and warming due to anthropogenic climate change has yet been established.”

Researchers belonging to the UN Intergovernmental Panel on Climate Change (IPCC) reported in the science journal Nature (May 1, 2008) that, after adjusting their climate model to reflect actual sea surface temperatures of the last 50 years, “global surface temperature may not increase over the next decade,” since natural climate variation will drive global climate.

Climate scientists reported in the December issue of the International Journal of Climatology, published by the UK’s Royal Meteorological Society, that observed temperature changes measured over the last 30 years don’t match well with temperatures predicted by the mathematical climate models relied on by the United Nations Intergovernmental Panel on Climate Change (TPCC).

A British judge ruled in October 2007 that Al Gore’s film, “An Inconvenient Truth,” contained so many factual errors that a disclaimer was required to be shown to students before they viewed the film.”

The Board recommends that you vote “AGAINST” the Carbon Principles Report Proposal for the following reasons:

•	The Carbon Principles. We believe in the Carbon Principles. The Carbon Principles are due diligence guidelines to be applied by adopting lending institutions and advisors to power companies in evaluating and assessing environmental and economic risk related to the creation by those power companies of high carbon dioxide-emitting power plants in the Unites States. In drafting the Carbon Principles, the adopting lending institutions and advisors consulted with environmental non-governmental organizations as well as several leading power companies, including NRG.

NRG believes that the emissions reductions needed to avoid dangerous future climate change must be achieved in part by developing and deploying low-carbon technology in the power industry and other industries nationwide and that the Carbon Principles lend support to this type of development and deployment while also addressing the reality of the country’s power needs and energy supply mix. However, as NRG is not a lending institution or an advisor making financing decisions relating to power plant creation, neither we nor any other power company is able to adopt or implement the Carbon Principles.

•	A special report detailing how NRG’s involvement with the Carbon Principles has impacted the environment would not be beneficial to our stockholders. As described above, NRG has not adopted the Carbon Principles and is unable to implement the related due diligence guidelines because we are neither a lending institution nor an advisor making financing decisions relating to power plant creation. Similarly, NRG does not have access to the adopting institutions’ due diligence results and credit evaluations relating to prospective power plant creation. NRG’s limited initial advisory role in connection with the drafting of the Carbon Principles does not provide NRG with information adequate to be able to assess how the Carbon Principles have impacted the environment, as the proposal requests. NRG lacks the information required to produce such a report and obtaining such information from the adopting institutions is not practical due to, among other things, lending privacy laws. Consequently, NRG believes that the requested Carbon Principles Report would not provide meaningful information to its stockholders.

NRG further believes that the allocation of company funds and resources, including management’s time, to the preparation of such a report would not be in the best interest of its stockholders. NRG voluntarily provides our stockholders with information relating to our efforts to meet the challenges of climate change, clean air and the protection of our natural resources, as described under the “econrg” initiative subsection of our website, www.nrgenergy.com.

For the reasons described above, the Board believes that a Carbon Principles Report would not provide meaningful information, would divert management effort and resources from our business responsibilities and therefore is not in the best interest of our stockholders.

The Board recommends a vote “AGAINST” the Carbon Principles Report Proposal.
Proxies solicited by the Board will be voted “AGAINST” the Carbon Principles
Report Proposal unless a contrary vote is specified.

PROPOSAL NO. 7

EXELON’S BOARD EXPANSION PROPOSAL

Exelon has asked our stockholders to amend Article III, Section 2 of NRG’s Bylaws to increase the size of the Board to 19 members. Specifically, Exelon has asked our stockholders to adopt the following Bylaw resolution:

RESOLVED, that Article III, Section 2 of the Bylaws shall be amended to read in its entirety as follows:

“The number of Directors which constitute the entire Board of Directors of the Corporation shall be 19, and the Directors shall be elected and shall hold office only in the manner provided in the Amended and Restated Certificate of Incorporation. The directorships of the Corporation shall be divided into three classes with there being seven directorships in Class I and six directorships in each of Class II and Class III.”

In addition, Exelon is seeking to elect five additional individuals nominated by Exelon to fill five of the six newly created board seats if the Board Expansion Proposal is adopted by NRG stockholders at the Annual Meeting.

We urge you to vote AGAINST Exelon’s Board Expansion Proposal and NOT to sign or return any BLUE proxy card sent to you by Exelon. If Exelon’s Board Expansion Proposal is adopted and all of its nominees are elected to the Board, the Board will be composed of 19 members, nine of whom will be Exelon’s handpicked nominees and nine of whom will be “continuing directors” as that term is used in NRG’s debt instruments, with one vacancy remaining. Accordingly, unless a majority of the directors who qualify as “continuing directors” under NRG’s debt instruments appoint another director to the Board prior to the Annual meeting or approve one of Exelon’s nominees as a “continuing director” prior to the Annual meeting, the “continuing directors” will constitute less than a majority of the directors on the Board. We believe this could trigger the “change of control” provisions in NRG’s debt instruments, resulting in a put right by NRG’s bond holders at 101% of par and an event of default under NRG’s senior credit agreement, which could lead to the immediate acceleration of NRG’s obligation to pay approximately $8 billion of indebtedness under these instruments. We believe that if Exelon or NRG were forced to refinance all or a substantial portion of this debt in the current capital market environment, they would either need to pay substantially higher interest rates or be completely unable to obtain such refinancing. Furthermore, if Exelon were to subsequently fail to consummate the Offer, NRG would be left alone to deal with the enormous burden of refinancing those portions of its existing indebtedness that had been accelerated due to the change of control. For these reasons, we have called on Exelon to withdraw its Board Expansion Proposal. If Exelon refuses to withdraw its Board Expansion Proposal, we will expand the Board to 14 members by adding a qualified, independent director so as to mitigate, to the extent possible, the risk to NRG shareholders of the acceleration of approximately $8 billion of debt. In addition, we believe Exelon’s proposal would expand the Board beyond its necessary and appropriate size, and the presence of a significant number of Exelon’s nominees on the Board would interfere with the Board’s efforts to execute the Company’s strategic plan and to explore the greatest value option for our stockholders.

We further note that the additional nominees proposed by Exelon to fill the newly created board seats that would result from the Board Expansion Proposal, if adopted, have the same conflicts of interest as Exelon’s nominees for the Class III directors (see page 21 of this Proxy Statement) and, based on Exelon’s disclosure, most of them have no relevant industry experience.

The Board recommends a vote “AGAINST” the adoption of Exelon’s Board Expansion Proposal. Proxies solicited by the Board will be voted “AGAINST” the Board Expansion Proposal unless a contrary vote is specified.

PROPOSAL NO. 8

EXELON’S BYLAW AMENDMENT REPEAL PROPOSAL

Exelon has asked our stockholders to repeal any amendment to NRG’s Bylaws adopted by the Board without the approval of NRG’s stockholders after February 26, 2008 and prior to the effectiveness of the resolution described below. Specifically, Exelon asked our stockholders to adopt the following Bylaw resolution:

RESOLVED, that the Bylaws are hereby amended to repeal any amendments thereto adopted by NRG’s Board of Directors without stockholder approval after February 26, 2008 and prior to the effectiveness of this resolution.

We urge you to vote AGAINST Exelon’s Bylaw Amendment Repeal Proposal and NOT to sign or return any BLUE proxy card sent to you by Exelon. Your Board has not amended the Bylaws in any manner since February 26, 2008. Although your Board currently does not expect to adopt any amendments to the Bylaws, the Bylaw Amendment Repeal Proposal represents Exelon’s attempt to interfere with your Board’s ability to act in accordance with its fiduciary duties to you and therefore should be rejected.

The Board recommends a vote “AGAINST” the adoption of Exelon’s Bylaw Amendment Repeal Proposal. Proxies solicited by the Board will be voted “AGAINST” the Bylaw Amendment Repeal Proposal unless a contrary vote is specified.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. On February 18, 2009, we announced the following changes in our management structure in order to position the Company to capitalize on business opportunities in 2009:

Robert Flexon returned to his prior position as Chief Financial Officer. Mr. Flexon manages the Company’s corporate financial and control functions including, Treasury, Accounting, Tax, Risk and Credit Management teams.

John Ragan was named as Chief Operating Officer. Mr. Ragan oversees NRG’s Plant Operations, Commercial Operations, Environmental Business, as well as the Engineering, Procurement and Construction division. Mr. Ragan previously acted as Regional President of the Northeast Region from December 2006 to February 2009.

Drew Murphy succeeded Mr. Ragan as Regional President of the Northeast Region. Mr. Murphy oversees the asset portfolio for the Northeast region. Mr. Murphy previously acted as General Counsel from December 2006 to February 2009.

Michael Bramnick was promoted to Senior Vice President and General Counsel. Mr. Bramnick joined NRG in 2004 and previously acted as Deputy General Counsel and Chief Compliance Officer until February 2009.

Clint Freeland moved from Chief Financial Officer to Senior Vice President, Strategy, Financial Structure to address financial structuring alternatives for the benefit of NRG’s stockholders.

David Crane
Age 50
President and Chief Executive Officer

For biographical information for David Crane, see “Nominees for Director.”

Robert C. Flexon
Age 50
Executive Vice President and Chief Financial Officer

Mr. Flexon has been Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) since February 2009. Mr. Flexon also served as EVP and CFO from March 2004 to March 2008. In this capacity, he manages NRG’s corporate financial and control functions including Treasury, Accounting, Tax, Risk, Credit Management and Insurance programs. He previously served as EVP and Chief Operating Officer of NRG from March 2008 to February 2009, overseeing NRG’s Plant Operations, Commercial Operations, Environmental Compliance and Risk teams, as well as the Engineering, Procurement and Construction division. Prior to joining NRG, from June 2000 to March 2004, he was Vice President, Corporate Development & Work Process and Vice President, Business Analysis and Controller of Hercules, Inc. Mr. Flexon also held various financial management positions from 1987 to June 2000, including General Auditor, Franchise Manager and Controller, during his 13 years with Atlantic Richfield Company. He began his career with the former Coopers & Lybrand public accounting firm.

Jonathan Baliff
Age 45
Executive Vice President, Strategy

Mr. Baliff joined NRG as Executive Vice President, Strategy in May 2008. Prior to joining NRG, Mr. Baliff served as a Managing Director in Credit Suisse’s Global Energy Group, where he advised electric utility and independent power companies on mergers and acquisition assignments and project and corporate financings since 1996. He also headed up the Credit Suisse Global Business Development Council. Mr. Baliff started his business career in JP Morgan’s Natural Resources Group.

Michael Bramnick
Age 43
Senior Vice President, General Counsel

Mr. Bramnick has been Senior Vice President, General Counsel, since February 2009. In this capacity, Mr. Bramnick is responsible for NRG’s legal affairs. He previously served as Deputy General Counsel and Chief Compliance Office, having joined NRG in December 2004. In that position, he managed all litigation and dispute resolution for the Company, was responsible for the Corporate Compliance Program including the Company’s Code of Conduct, and led the Regulatory Compliance Group. Prior to joining NRG, Mr. Bramnick was head of litigation at Millennium Chemicals. He previously held in-house positions at Lucent Technologies and EnviroSource and served in private practice for six years at Pepper Hamilton, LLP.

Jeffrey M. Baudier
Age 40
Senior Vice President and Regional President, South Central Region

Mr. Baudier was named Senior Vice President and Regional President, South Central Region in December 2006. He manages the asset portfolio for this region and most recently served as its General Counsel, a position he held since April 2005. Prior to joining NRG, Mr. Baudier was a Special Counsel and Partner from March 2001 to March 2005 with the New Orleans-based law firm Jones Walker. In private practice he represented public and closely-held companies in transactions and dispute resolution related to various aspects of the energy industry. Mr. Baudier also served from May 1993 to October 1998 and again from March 2000 to March 2001 as a Senior Attorney at Texaco, Inc., focusing on oil and gas exploration and development projects both domestically and abroad. From November 1998 to February 2000, he practiced with the Lafayette, Louisiana law firm of Caffery, Oubre, Dugas and Campbell.

Mauricio Gutierrez
Age: 38
Executive Vice President, Commercial Operations

Mr. Gutierrez has been Executive Vice President, Commercial Operations, since January 2009. He previously served as Senior Vice President, Commercial Operations, from March 2008 to February 2009. In this capacity, he is responsible for the commercial management of the North America asset portfolio as well as the real time operations, origination and structuring for the Company. Prior to this, Mr. Gutierrez served as Vice President Commercial Operations Trading. Prior to joining NRG, he held various positions within Dynegy including Managing Director for the Southeast and Texas regions and Senior Trader east power. Prior to Dynegy, Mr. Gutierrez served as senior consultant and project manager involved in various energy and infrastructure projects in Mexico.

M. Stephen Hoffmann
Age: 55
Senior Vice President and Regional President, West Region

Mr. Hoffmann has been Senior Vice President and President of NRG’s West Region since May 2006. He is responsible for leading the management and development activities for the West Region. Prior to that, he led the West Region’s business development and origination efforts. Mr. Hoffmann joined NRG in 2001 as General Manager of San Diego Energy Center, following 28 years in key business development and industrial sales roles with such power and gas companies as Energy Masters International, Planergy International, Reliant Energy and Utilicorp.

Kevin T. Howell
Age: 51
Executive Vice President and Regional President, Texas

Mr. Howell has been Executive Vice President and Regional President, Texas since September 2008. In this capacity, Mr. Howell oversees the asset portfolio for the Texas region. Previously, Mr. Howell served as Executive Vice President and Chief Administrative Officer from March 2008 to September 2008. Prior to this, Mr. Howell served as Executive Vice President, Commercial Operations. Prior to joining NRG, he served as President of Dominion Energy Clearinghouse since 2001. From 1995 to 2001, Mr. Howell held various positions within Duke Energy companies including Senior Vice President of Duke Energy Trading and Marketing, Senior Vice President of Duke Energy International, and most recently, Executive Vice President of Duke Energy Merchants where he managed a global trading group dealing in refined products, LNG and coal. Prior to his five years at Duke, Mr. Howell worked in a variety of trading, marketing and operations functions at MG Natural Gas Corp., Associated Natural Gas and Panhandle Eastern Pipeline L.P.

James J. Ingoldsby
Age: 51
Vice President and Chief Accounting Officer

Mr. Ingoldsby has been Vice President and Chief Accounting Officer since March 2008. He is responsible for directing NRG’s financial accounting and reporting activities, as well as the financial planning and analysis function. Since August 2006, Mr. Ingoldsby served as Vice President, Financial Planning and Analysis. From May 2004 to July 2006, Mr. Ingoldsby served as NRG’s Vice President and Controller. Mr. Ingoldsby, who led the Sarbanes-Oxley implementation at chemical company Hercules, Inc., previously held various executive positions at GE Betz, formerly BetzDearborn from 1993 to 2003, including serving as Controller and Director of Business Analysis and Director of Financial Reporting. He also held various staff and managerial accounting and auditing positions at Mack Trucks, Inc. from 1982 to 1993. Mr. Ingoldsby began his career with Deloitte and Touche.

Michael Liebelson
Age 53
Executive Vice President, Low-Carbon Technologies

Mr. Liebelson joined NRG in April 2008 as Chief Development Officer, Low-Carbon Technology. Mr. Liebelson has over 25 years of experience developing and financing independent power projects, and commercializing process and power generation technologies. Most recently, he has been involved in various initiatives and regulatory efforts in the power generation area, including coal gasification, and carbon capture and sequestration. In 1990, Mr. Liebelson cofounded LS Power Corporation, which he co-managed for eight years, successfully developing and financing several utility-scale independent power projects.

J. Andrew Murphy
Age 48
Executive Vice President and Regional President, Northeast

Mr. Murphy has been Executive Vice President and Regional President, Northeast since February 2009. He previously served as NRG’s Executive Vice President and General Counsel from December 2006 to February 2009. Prior to joining NRG, Mr. Murphy was the partner in charge of the energy practice at the law firm of Hunton & Williams where he represented issuers, developers, investors and lenders in a wide variety of US and cross-border energy projects and structured financings. His expertise includes supporting various development projects and financings including coal- and gas-fired power plants, transmission lines, gas storage facilities, waste-to-energy facilities, water treatment facilities and renewable energy projects.

John W. Ragan
Age 49
Executive Vice President, Chief Operating Officer

Mr. Ragan has been Executive Vice President and Chief Operating Officer since February 2009. In this capacity, he oversees NRG’s Plant Operations, Commercial Operations, Environmental Compliance, as well as the Engineering, Procurement and Construction division. He previously served as Executive Vice President and Regional President, Northeast from December 2006 to February 2009. Prior to joining NRG, Mr. Ragan was Vice President of Trading, Transmission, and Operations at FPL Energy in 2006 and also served as Vice President of Business Management for FPL Energy’s Northeast Region from August 2005 through July 2006. Prior to this, Mr. Ragan served as General Manager — Containerboard and Packaging for Georgia Pacific Corporation from October 2004 through July 2005. He also served in increasing roles of responsibility for Mirant Corporation from 1996 through 2004, notably as Senior Vice President and Chief Executive Officer of Mirant’s International Group from August 2003 to July 2004.

Denise Wilson
Age 49
Executive Vice President and Chief Administrative Officer

Ms. Wilson has been Executive Vice President and Chief Administrative Officer (“CAO”) since September 2008. As CAO, Ms. Wilson oversees several key corporate functions including Human Resources, Investor Relations, Communications and Information Technology. Prior to joining NRG, she served as Vice President, Human Resources Operations with Metris Companies Inc. and Director, Human Resources with General Electric ITS.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of March 30, 2009, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. For each person known to the Company to own more than 5 percent of the Company’s Common Stock, the information provided is as of the date of their most recent filing with the SEC. None of the directors, nominees for director or named executive officers own any of the Company’s preferred stock, and the Company is not aware of any person who owns more than five percent of the Company’s preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Percent of
Name of Beneficial Owner	Class**	Common Stock(1)

David Crane	*	1,796,820	(2)
Robert C. Flexon	*	333,440	(3)
Kevin T. Howell	*	240,452	(4)
J. Andrew Murphy	*	66,326	(5)
Clint Freeland		23,298	(6)
Howard E. Cosgrove	*	60,040	(7)
Kirbyjon H. Caldwell	*	5,003	(8)
John F. Chlebowski	*	30,098	(8)
Lawrence S. Coben	*	35,385	(9)
Stephen L. Cropper	*	29,380	(10)
William E. Hantke	*	5,601	(11)
Paul W. Hobby	*	12,211
Kathleen McGinty	*	4,604	(8)
Anne C. Schaumburg	*	14,712	(8)
Herbert H. Tate	*	20,856	(12)
Thomas H. Weidemeyer	*	24,448	(13)
Walter R. Young	*	45,195
All Directors and Executive Officers (25 people)	1.1%	3,046,722	(14)
FMR LLC	9.9%	23,316,571	(15)
82 Devonshire Street Boston, Massachusetts 02109
Janus Capital Management LLC	9.1%	21,126,269	(16)
151 Detroit Street Denver, Colorado 80206
Massachusetts Financial Services Company	5.8%	13,605,732	(17)
500 Boylston Street Boston, Massachusetts 02116
Prudential Financial, Inc.	5.2%	12,042,871	(18)
751 Broad Street Newark, New Jersey 07102-3777
Solus Alternative Asset Management LP	6.0%	14,025,000	(19)
430 Park Avenue, 9th Floor New York, New York 10022
T. Rowe Price Associates, Inc.	9.1%	21,512,091	(20)
100 E. Pratt Street Baltimore, Maryland 21202

*	Less than one percent of outstanding Common Stock.

**	Percentage ownership of 5%+ stockholders is provided as of December 31, 2008.

(1)	The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or investment power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)	Includes 1,562,416 shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options. Mr. Crane also owns 38,142 deferred stock units (“DSUs”). Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Crane will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(3)	Includes 243,930 shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options. Mr. Flexon also owns 11,360 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. Mr. Flexon will receive one such share of Common Stock for each deferred stock unit he owns six months from the date of his termination of employment with NRG.

(4)	Includes 56,730 shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options.

(5)	Includes 64,797 shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options.

(6)	Includes 18,298 shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options.

(7)	Includes 20,000 shares held by Mr. Cosgrove’s spouse and 40,040 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cosgrove ceases to be a member of the Board. Mr. Cosgrove also owns 12,959 DSUs that will be exchanged for shares of NRG’s Common Stock on a one-to-one basis on the following schedule: (i) 5,843 twelve months from the date of termination and (ii) 7,116 twenty-four months from the date of termination.

(8)	Represents DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event the director ceases to be a member of the Board.

(9)	Includes 32,933 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Coben ceases to be a member of the Board.

(10)	Includes 22,380 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Cropper ceases to be a member of the Board.

(11)	Mr. Hantke also owns 4,120 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock. The 4,120 DSUs issued to him will be exchanged for such Common Stock on a one-to-one basis on the following schedule: (i) 1,014 on March 1, 2010; (ii) 1,168 on June 1, 2010; and (iii) 423 on June 1, 2011, (iv) 646 0n June 2, 2010, (v) 646 on June 2, 2011, and (vi) 646 on June 2, 2012.

(12)	Includes 10,794 DSUs. Each deferred stock unit is equivalent in value to one share of NRG’s Common Stock, payable in the event Mr. Tate ceases to be a member of the Board.

(13)	Includes 22,448 DSUs payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(14)	Consists of the total holdings of directors, named executive officers, and all other executive officers as a group. Includes shares that may be acquired at or within 60 days of March 30, 2009, pursuant to the exercise of options, the vesting of restricted stock units (“RSUs”), or the exchange of DSUs. Each RSU and DSU is equivalent in value to one share of NRG’s Common Stock.

(15)	Based on information set forth in the Schedule 13G/A filed jointly on February 17, 2009 by FMR LLC and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC and as a result of acting as an investment adviser is the beneficial owner of 20,816,307 shares. FMR LLC and Edward C. Johnson 3d each have sole power to dispose of the shares owned by Fidelity. FMR LLC has the sole power to vote 2,794,339 shares, and sole dispositive power over 23,306,571 shares. Edward C. Johnson 3d has sole dispositive power over 23,306,571 shares.

(16)	Based on information set forth in the Schedule 13G/A filed on February 17, 2009 by Janus Capital Management LLC (“Janus”). Janus has a direct ownership stake in INTECH Investment Management and Perkins Investment Management LLC. Due to the ownership structure, Janus may be deemed to have sole dispositive and voting power over 20,646,383 shares and shared voting and dispositive power over 479,886 shares.

(17)	Based upon information set forth in the Schedule 13G/A filed on February 2, 2009 by Massachusetts Financial Services Company (“MFS”), which includes shares beneficially owned by other non-reporting entities as well as MFS.

(18)	Based upon information set forth in the Schedule 13G/A filed on February 6, 2009 by Prudential Financial, Inc. (“Prudential”). Prudential has sole dispositive and voting power over 1,061,800 shares, and shared dispositive and voting power over 10,564,971 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential indirectly owns 100% of equity interests of Jennison Associates LLC. As a result, Prudential may be deemed to have shared dispositive power over the 11,982,798 shares reported on Jennison’s Schedule 13G filed on February 17, 2009. Jennison does not file jointly with Prudential, as such, shares included in Jennison’s 13G may also be included in the shares reported on the 13G/A filed by Prudential.

(19)	Based upon information set forth in the Schedule 13D filed jointly on February 3, 2009 by Solus Alternative Asset Management LP (“Solus”), Solus GP LLC and Christopher Pucillo (collectively, the “Reporting Persons”). Solus is the investment manager to Sola Ltd (“Sola”) and Solus Core Opportunities Master Market Fund Ltd (“Core”), each of which directly owns shares; Solus GP LLC is the general partner of Solus; and Christopher Pucillo is the managing member of Solus GP LLC. As a result, each of the Reporting Persons may be deemed to have shared voting and dispositive power of the shares held by Core and Sola.

(20)	Based upon information set forth in the Schedule 13G filed on February 12, 2009 by T. Rowe Price Associates, Inc (“T. Rowe”). T. Rowe has the sole power to vote 6,701,55 shares and sole dispositive power over 21,435,291 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. Based on a review of these reports and the written representations of its directors and executive officers, NRG believes that during 2008, its directors and executive officers complied with all Section 16(a) filing requirements, except for a late Section 16 filing filed on behalf of Stephen Hoffmann, an officer of NRG.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of your Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Thomas H. Weidemeyer, Chair
John F. Chlebowski
Walter R. Young

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is focused on our executive compensation program as it relates to NRG’s Named Executive Officers (“NEOs”). The NEOs are the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer serving as executive officers at the end of the 2008 fiscal year. For 2008, our NEOs were:

Name:	2008 Title:

David Crane	President and Chief Executive Officer
Robert C. Flexon	Executive Vice President and Chief Operating Officer
Kevin T. Howell	Executive Vice President and Regional President, Texas
J. Andrew Murphy	Executive Vice President and General Counsel
Clint Freeland	Senior Vice President and Chief Financial Officer

From January 1 to March 1, 2008, Mr. Flexon served as Executive Vice President and Chief Financial Officer, Mr. Freeland served as Vice President and Treasurer, and Mr. Howell served as Executive Vice President, Commercial Operations. Mr. Howell also served as Executive Vice President and Chief Administrative Officer during 2008. In February 2009, Mr. Flexon was renamed Chief Financial Officer, Mr. Murphy was named Regional President, Northeast, and Mr. Freeland was named Senior Vice President, Strategy, Financial Structure.

The discussion and analysis below is based on the following outline:

•	the objectives of the executive compensation program at NRG;

•	what the executive compensation program is designed to reward;

•	all elements of compensation provided under the program, including:

•	the reasons why these elements of compensation have been selected;

•	how the amounts of each element are determined; and

•	how and why each element and decision fits into NRG’s overall objectives.

Objectives of NRG’s executive compensation program

The Compensation Committee of the Board, referred to as the Committee for purposes of this CD&A, is responsible for the development and implementation of NRG’s executive compensation program. The objectives of this program are based on the Committee’s philosophy that executive compensation should be aligned with stockholder value and improvements in corporate performance.

These objectives are achieved through the use of both short- and long-term incentives. Therefore, the program strives to effectively use elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. The intent of NRG’s compensation program is to reward the achievement of the Company’s annual goals and objectives while supporting the Company’s long-term business strategy.

What NRG’s executive compensation program is designed to reward

Stockholder value and corporate performance are realized through the Company’s ongoing business strategy to consistently optimize the value of our generation assets, which results in growth and enhanced financial performance. These results are attained by maintaining and enhancing the Company’s position as a leading wholesale independent power generation company in a cost-effective and risk-mitigating manner. This strategy consists of:

•	pursuing additional growth opportunities at existing sites;

•	increasing value from existing assets;

•	maintaining financial strength and flexibility;

•	positioning the Company’s portfolio for success in a period of increasing environmental constraints, particularly with respect to greenhouse gas emissions;

•	reducing the volatility of cash flows through asset-based commodity hedging activities;

•	positioning the Company to benefit from industry consolidation; and

•	optimizing the Company’s capital allocation strategy, particularly with respect to the return of capital to stockholders.

Our executive compensation program promotes this strategy by:

•	attracting, retaining and rewarding top executive talent;

•	encouraging performance that results in enhanced stockholder value over the long-term and attainment of our business goals and objectives, both financial and non-financial; and

•	rewarding strong individual performance.

2008 Compensation Approved by the Compensation Committee

The table below identifies each element of compensation approved by the Committee and paid or awarded to the NEOs for 2008. Each element is described in more detail throughout the remainder of the CD&A and as part of the Summary Compensation Table on page 62 that was prepared in accordance with SEC rules. The table below is not intended to replace the summary compensation table required by the SEC.

	Base	Annual	Value of		Value of		Value of
	Salary	Incentive	Restricted		Stock		Performance
	Earnings	Payment	Stock Units		Options		Units	Benefits	Total
Named Executive Officer	($)	($)	($)(1)		($)(2)		($)(2)	($)	($)

David Crane	1,097,693	1,923,706	817,862		2,153,414		1,087,401	59,905	7,139,981
Robert C. Flexon	648,154	908,226	564,149		1,431,115		717,053	37,748	4,306,445
Kevin T. Howell	468,846	619,463	478,745	(3)	407,002	(3)	—	38,989	2,013,045
J. Andrew Murphy	419,539	396,857	111,332		287,122		146,550	33,661	1,395,061
Clint C. Freeland	329,462	286,940	113,115		293,909		147,018	16,254	1,186,698

(1)	Reflects the grant date fair value based on the closing share price as reported on the New York Stock Exchange on January 2, 2008 of $42.82 and in the case of Messrs. Flexon, Howell and Freeland the closing share price on March 3, 2008 of $41.63.

(2)	Reflects the grant date fair value as of January 2, 2008. The assumptions made in these valuations are discussed in the Company’s 2008 Form 10-K in Item 15 — Consolidated Financial Statements.

(3)	Represents Phantom Restricted Stock Units and Phantom Non-Qualified Units.

Elements of compensation provided under NRG’s executive compensation program

The Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to support the Committee in overseeing and reviewing the Company’s overall compensation strategy, structure, policies and programs, and to assess whether the Company’s compensation structure establishes appropriate incentives for management and employees.

From 2004 to July 2008, Mercer Consulting provided advice to the Committee. On July 30, 2008, the Committee ended its arrangement with Mercer Consulting and commenced a new relationship with Frederic W. Cook (“Cook”) to assist with executive pay decisions. In their new role, Cook will work with the Committee independent of any Company management to formulate 2009 compensation decisions.

Annually, the Committee reviews all elements of executive compensation individually and in the aggregate against market data for companies with which NRG competes for executive talent. The Committee evaluates NRG’s executive compensation based on competitive market information provided by the consultancies via the development of a “peer group” of 12 to 20 companies. The composition of the peer group is targeted towards publicly-traded, independent power producers and utilities with power generation operations that had revenues of approximately 50% to 200% of NRG’s projected revenue, similar generation capacity, or geographic similarity. Each of these characteristics may not be met for every company in the peer group.

The Committee and management review the composition of the peer group on an annual basis. The Company aims to compare its executive compensation program to a consistent peer group year to year, but given the extremely dynamic nature of the industry and the companies in it, the Company occasionally must alter the list to best represent the Company’s industry peers from one year to the next. For 2008, the peer group consisted of:

2008 Peer Group

AES Corporation (NYSE: AES)
Allegheny Energy, Inc. (NYSE: AYE)
Calpine Corporation (NYSE: CPN)
CenterPoint Energy Inc. (NYSE: CNP)
CMS Energy Corporation (OTC: CMSRL)
Constellation Energy Group (NYSE: CEG)
DTE Energy Company (NYSE: DTE)
Dynegy Inc. (NYSE: DYN)
El Paso Corporation (NYSE: EP)
Mirant Corporation (NYSE: MIR)
PPL Corporation (NYSE: PPL)
Reliant Energy, Inc. (NYSE: RRI)
Sempra Energy (NYSE: SRE)
TXU Corporation (formerly NYSE: TXU)

The various elements of NRG’s executive compensation program for 2008 were benchmarked relative to the compensation provided to executives of this peer group, as well as other published survey data. For the survey analysis, the Committee benchmarked NRG’s NEOs to survey data based on functional job responsibility, using energy industry data where available and supplementing it with general industry data. NRG’s incentive plan design, plan features, and level of participation were also considered during the benchmarking exercise.

In conjunction with the analysis of NRG’s peer group, the Committee aims to emphasize performance-based pay while balancing short- and long-term results through the use of an effective mix of cash, equity and other benefits. By implementing this compensation structure, the Committee believes that the interests of the Company are aligned with the interests of the stockholders, while continuing to emphasize the achievement of the Company’s business goals and objectives.

Based on the analysis of NRG’s peer group and the Company’s objectives described above, the Committee affirmed the following six components of NRG’s executive compensation program:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation, including restricted stock units, non-qualified stock options and performance units;

•	Benefits;

•	Discretionary payments; and

•	Severance and change in control benefits.

For each element, and in the aggregate, NRG targeted reward values for the Company’s NEOs between the median and the 75th percentile based on the results of the competitive analysis for its NEOs for both total cash compensation (base salary plus annual cash incentives) and for total direct compensation (total cash compensation plus expected value of long-term incentives). NRG’s size and complexity has grown relative to the industry, and in recent years, NRG’s financial and operating performance has been above the median with regard to selected financial business measures as well as significant merger and acquisition activity. As a result, our management team has been subject to competitive career opportunities. Accordingly, we currently target pay levels above the median.

Base Salary

Annual base salary is designed to compensate NEOs for their level of experience and continued expectation of superior performance. Base salary is expected to increase year-on-year in relation to market competitiveness and individual performance. Increases in base salary affect other elements of compensation:

•	As base salary increases, the resulting Annual Incentive Plan (“AIP”) dollars will increase (assuming equal percentage participation).

•	NRG’s long term incentive compensation, delivered through the Long Term Incentive Plan (“LTIP”), is awarded as a multiple of base salary. As base salary increases, the value of the equity award increases.

•	Certain life insurance benefits, severance benefits, and change in control benefits are valued as a function of base salary and increase in value commensurate with growth in base salary.

In addition to targeting base salary levels above the median, the base salary recommendations also incorporate the NEO’s individual performance, the general contributions of the NEO to overall corporate performance, and the level of responsibility of the NEO with respect to his or her specific position. In general, in January 2008, base salary levels for NEOs were increased by 5% to 10% to reflect the criteria discussed above. Certain NEOs’ base salary increased by a larger percentage due to a change in the competitive market and as a result of NRG’s desire to retain those executives to support planned succession. Salary increases, in the case of certain NEOs, also reflect the fact that such NEOs simultaneously serve in more than one executive capacity. On occasion, it may become necessary to make adjustments to the salary of an NEO based on exceptional individual performance or due to a change in the competitive market. In addition to the annual salary increase, further adjustments were made for certain NEOs, ranging from 9% to 46%, in March 2008 as part of the management restructuring and promotions that expanded officer responsibilities.

For 2008, the base salary earnings for each NEO were as follows:

Named Executive Officer:	2008 Base Salary Earnings ($):

David Crane	1,097,693
Robert C. Flexon	648,154
Kevin T. Howell	468,846
J. Andrew Murphy	419,539
Clint C. Freeland	329,462

Annual Incentive Compensation

Overview — Annual incentive compensation is designed to compensate NEOs for meeting specific individual and Company goals, and to reward individuals for meeting financial and non-financial goals and objectives established as part of the Company’s annual business plan. Annual incentive compensation is determined as a percentage of each NEO’s annual base salary. The AIP design is based on best practices and market competitiveness as benchmarked with NRG’s peer group.

The AIP is calculated using actual performance results from a weighted percentage of performance criteria. These criteria are chosen to align each NEO’s responsibilities with available quantitative financial measures and qualitative measures that NRG values in the leadership of the business, such as safety, budget control, staff development, and individual performance compared to the Company’s goals. Annually, quantitative and qualitative performance goals are recommended by the NRG Senior Management Team for approval by the Committee. These criteria were chosen as the primary short-term benchmarks with respect to the strategies chosen for attaining the Company’s business objectives of increasing stockholder value and the improvement in corporate performance.

AIP Performance Criteria — The following tables provide the 2008 performance criteria established for the NEOs and, for each NEO, the weight each criterion is given with respect to individual NEO performance. The criteria are used in determining the AIP payment as described in more detail below and are designed to achieve the Company’s primary short-term goals and long-term business objectives, such as maintaining financial strength and stability, reducing the volatility of cash flows, increasing value at existing sites, positioning the Company for success under increasing environmental constraints, and optimizing the Company’s capital allocation strategy.

2008 Performance Criteria

Performance Criteria	Definition

Consolidated Adjusted EBITDA	Net Income before Income Tax, Depreciation, and Amortization — as calculated from NRG’s Statement of Operations as found in Item 15 — Consolidated Financial Statements to the Company’s Annual Report on Form 10-K filed on February 12, 2009, or the 2008 Form 10-K, and as further adjusted for certain non-recurring items

Regional Adjusted EBITDA	Regional Net Income before Income Tax, Depreciation, and Amortization--as calculated from NRG’s Statement of Operations as found in Item 15 — Consolidated Financial Statements to the 2008 Form 10-K, and as further adjusted for certain non-recurring items

Consolidated Adjusted Free Cash Flow	Cash Flow from Operations less Capital Expenditures — as calculated from NRG’s Statement of Cash Flows as found in Item 15 — Consolidated Financial Statements to the 2008 Form 10-K

Corporate Safety/Environmental	Applied safety practices at plant and office locations and qualitative and/or quantitative assessment of environmental compliance and initiatives

“FORNRG” Contributions and Budget Expense Improvement	Continuous improvement initiative to maximize return on invested capital and improve profitability, determined in incremental adjusted EBITDA

Strategic Development / Business Development	Development and dissemination of corporate strategy at Company and regional levels

Staff Development and Retention	Personnel recruitment, education and advancement

Trading and Hedging	Maximizing operating income through the efficient procurement and management of fuel supplies and maintenance services, and the sale of energy, capacity and ancillary services into attractive spot, intermediate and long-term markets

Capital Allocation	Achievement of 2008 objectives and advancement of longer term plan

Performance Criteria	Definition

Control Environment	Achievement of 2008 audit plan as approved by the Company’s Audit Committee, including effective Sarbanes Oxley controls and the advancement of Engineering, Procurement and Construction control framework

Individual Performance / Goal Achievement	Individual Performance versus mutually agreed-upon annual goals plus manner of achieving goals (in accordance with corporate values)

NEO Weighted Performance Criteria (%)

				J. Andrew	Clint C.
Performance Criteria	David Crane	Robert C. Flexon	Kevin T. Howell	Murphy	Freeland

Consolidated Adjusted EBITDA	30.0%	20.0%	15.0%	15.0%	20.0%
Regional Adjusted EBITDA	—	—	15.0%	—	—
Consolidated Adjusted Free Cash Flow	30.0%	20.0%	15.0%	15.0%	20.0%
Corporate Safety / Environmental	10.0%	15.0%	10.0%	—	—
“FORNRG” Contributions and Budget Expense Improvement	—	20.0%	—	15.0%	—
Strategic Development / Business Development	15.0%	—	15.0%	10.0%	10.0%
Staff Development and Retention	15.0%	5.0%	10.0%	15.0%	10.0%
Trading and Hedging	—	20.0%	—	—	—
Capital Allocation	—	—	—	—	10.0%
Control Environment	—	—	—	—	10.0%
Individual Performance/Goal Achievement	—	—	20.0%	30.0%	20.0%

TOTAL:	100.0%	100.0%	100.0%	100.0%	100.0%

AIP Incentive Opportunity — The Chief Executive Officer is accountable for developing the goals for all other NEOs, while the Committee, with input from the Chief Executive Officer, determines the goals for the Chief Executive Officer. These goals are established at the beginning of each fiscal year. For the fiscal year 2008, these goals were reviewed and approved by the Committee on February 25, 2008. Based on the targeted benchmarks for the fiscal year 2008, the target annual incentive opportunity for NEOs ranged from 75 percent to 100 percent of base salary and an additional maximum opportunity was established for each NEO ranging from 37.5 percent to 100 percent of base salary above the target opportunity. The AIP plan design, as displayed in the table below, is consistent with market practice both in terms of target percentages and range of opportunity.

The threshold, target and maximum incentive opportunities for the NEOs for 2008 were as follows:

Named Executive Officer	Threshold	Target	Maximum

David Crane	50.0%	100.0%	200.0%
Robert C. Flexon	50.0%	100.0%	150.0%
Kevin T. Howell	50.0%	100.0%	150.0%
J. Andrew Murphy	37.5%	75.0%	112.5%
Clint C. Freeland	37.5%	75.0%	112.5%

AIP Targets and Calculation — Payment of the AIP is contingent on attaining the AIP Threshold, which is based on the Company’s Adjusted Free Cash Flow. For fiscal year 2008, the AIP Threshold was set at $700M of Adjusted Free Cash Flow, a level appropriate for an acceptable level of Company financial performance. If the AIP Threshold was not achieved, no annual incentives would have been paid for 2008 performance. If the AIP Threshold is met or exceeded, the annual incentive payment is calculated in two steps:

Step 1: A percentage up to the Target level based on the weight of each performance criterion identified in the table above. If all elements are achieved at the Target level, an NEO will realize Target level participation.

Step 2: A percentage above the Target level based on an equal 50/50 weighting of Adjusted Free Cash Flow and Consolidated Adjusted EBITDA. This second calculation is only performed in the event Adjusted Free Cash Flow or Consolidated Adjusted EBITDA exceeds its respective Target level.

The sum of the two pieces (the Threshold to the Target components (Step 1) + the Target to the Maximum components (Step 2)) equals the incentive earned under the AIP. For fiscal year 2008, the AIP Target was set at $850M of Consolidated Adjusted Free Cash Flow and $2,200M of Consolidated Adjusted EBITDA. Payments above the AIP Target will only be possible if the Adjusted Free Cash Flow or the Consolidated Adjusted EBITDA Targets are surpassed, in which case the NEO is eligible to receive a portion of the incentive opportunity between Target and Maximum.

The AIP Maximum percent payout can only be achieved if the Maximum level of Adjusted Free Cash Flow and Consolidated Adjusted EBITDA are met or surpassed. In the event that these financial performance criteria exceed maximum levels, the NEOs are still capped at their maximum. The Company has established the Maximum at a level that can only be achieved with exceptional Company performance. While the Company strives for this level of performance every year, the Company expects that over time the Maximum level will not be reached a significant percentage of the time. For example, despite very strong Company performance in 2007 and record Company performance in 2008, the Company did not reach the Maximum compensation level in either year.

Results for 2008 AIP — As defined, the Company’s AIP Threshold and AIP Target levels are based on the Company’s audited financial statements. The achievement towards the threshold and targets described in the table above is calculated beginning with the Company’s audited financial statements and is adjusted based on the impact of non-recurring events that may impact Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA, but have a positive impact on the Company’s business objectives of increasing stockholder value and improving corporate performance. Alternatively, transactions may occur throughout the year that may impact Adjusted Free Cash Flow and/or Consolidated Adjusted EBITDA positively or negatively but were not due to direct Company management. The Committee approved adjustments to ensure the composition of the asset portfolio is consistent with AIP targets. These portfolio adjustments consist of the announcement of the ITISA sale for $43 million and $38 million to increase the calculation of Adjusted Free Cash Flow (“FCF”) and Consolidated Adjusted EBITDA criteria, respectively. The Committee also approved an adjustment to increase the Adjusted Free Cash Flow Target by $147 million to reflect the delay in budgeted environmental capital expenditures due to changes in regulations. The Committee further approved a $267 million reduction in the 2008 Adjusted Free Cash Flow computation to align the cash movements on option premiums with the 2009 settlements of related transactions, along with an increase in 2008 Adjusted Free Cash Flow for $35 million to offset a partial prefunding of the pension trusts for payments due by March 2009. The net impact of these four Adjusted Free Cash Flow adjustments decreased 2008 performance compared to the AIP Target level by $336 million.

Based on the calculations described above, both the Adjusted Free Cash Flow and Consolidated Adjusted EBITDA AIP Targets were exceeded for 2008. The Chief Executive Officer provided documentation to the Committee and the Board regarding the qualitative and quantitative achievement for each NEO. The Committee evaluated the performance of the Chief Executive Officer based on his achievement compared to goals established for him for 2008. Subsequently, the Committee reviewed and approved the annual incentive awards for the NEOs based on individual performance goals along with the Adjusted Free Cash Flow and Consolidated Adjusted EBITDA criteria. Bonus payments were paid after the release of the Company’s audited financial results for 2008. The annual incentives awarded to each of the NEOs for 2008, expressed as a percentage of base salary and in dollars, were as follows:

	Percentage of
Named Executive Officer:	Base Salary (%)	Annual Incentive Payment ($)

David Crane	175.3%	1,923,706
Robert Flexon	140.1%	908,226
Kevin T. Howell	132.1%	619,463
J. Andrew Murphy	94.6%	396,857
Clint C. Freeland	87.1%	286,940

Long-Term Incentive Compensation

The Long-Term Incentive Plan, or LTIP, is designed to align compensation of NEOs with long-term stockholder value. The value of an LTIP award depends exclusively on NRG’s stock price and, in the case of Performance Units, the share price movement over time.

Types of Awards — NRG’s LTIP is comprised of the following types of awards:

•	Non-qualified Stock Option (“NQSOs”) — Each NQSO represents the right to purchase one share of Common Stock at a price equal to the closing market price of the Common Stock on the date of grant. Options vest and become exercisable equally over a three-year vesting schedule and have a term of six years. Grants prior to August 1, 2005 have ten-year terms. Vesting schedules and term lengths for new grants are reviewed periodically by the Committee.

•	Performance Units (“PUs”) — Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of the Company’s Common Stock equals or exceeds the target price set under the award as of the date of vesting. The number of shares of Common Stock to be paid as of the vesting date for each performance unit is equal to: (i) one share of Common Stock, if the target price is met; (ii) a prorated amount in between one and two shares of Common Stock, if the target price is exceeded but is less than the maximum price set under the award, and (iii) two shares if the maximum price is met or exceeded. If the target price is not met, no shares will be awarded.

The design of PUs is intended to reward NEOs based on total stockholder return over the three-year vesting period relative to the Company’s total cost of equity over this period. The target price of the award is based on an annual projected cost of equity established at the start of each three-year vesting period. The Committee will approve a target stock price based on a compounding share price growth factor over the vesting period. The maximum share price growth factor represents 150% of the compounded target share price growth factor. PUs granted on January 2, 2008 held a target price of $60.16 per share, which represents an approximate 40% growth rate, and the maximum price of $73.35 per share, which represents an approximate 64% growth rate.

In December 2008, the Committee approved a threshold price for PUs effective for grants starting in January 2009, which represents an approximate 30% growth rate.

• Restricted Stock Units (“RSUs”) — Each RSU represents the right to receive one share of Common Stock after the completion of three years of service from the date of grant. From time-to-time, the Committee will use alternate RSU vesting periods, but only on an exception-basis, such as for a new-hire with a specific skill set or to serve as an enhanced retention tool.

•	Deferred Stock Units (“DSUs”) — Each deferred stock unit represents the right of a participant to be paid one share of NRG’s Common Stock at the end of a deferral period established under the award by the Committee or elected by the participant under the terms of an award and the tax rules applicable to nonqualified deferred compensation plans under Section 409A of the Code. Unless otherwise provided under an award, during the applicable deferral period, a participant will not have any rights as a stockholder of the Company. However, unless otherwise provided, once the deferral period ends, the participant will be entitled to receive accumulated dividends and distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit. Except in cases of death where DSUs convert immediately to Common Stock, DSUs convert to Common Stock six months following termination. While certain NEOs currently hold DSUs, there have not been any DSUs awarded to an executive officer of the Company since 2005.

Range of LTIP compensation — The aggregate expected value of equity awards granted to each NEO for the fiscal year 2008 was based on a review of the expected value of equity grants made to NEOs in NRG’s peer group, expressed as a percentage of base salary. Mercer Consulting provided equity benchmark data for the peer group and provided recommendations as a percentage of base salary to the Committee. For grants in January 2008, these percentages were 400% of base salary for Mr. Crane, 225% of base salary for Mr. Flexon, 150% of base salary for Mr. Murphy, and 65% of base salary for Mr. Freeland. The Company’s practice is to issue annual equity awards on the first business day of the calendar year. For fiscal year 2008, the grant date was January 2, 2008. The price per share of the Company’s stock on the grant date was $42.82 per share. As part of the management restructuring in March 2008 certain NEOs received additional equity awards equal to 300% of base salary for Mr. Flexon and 150% of base salary for Mr. Freeland. The grant date was March 3, 2008 and the price per share of the Company’s stock on the grant date was $41.63 per share. In lieu of receiving LTIP equity awards, on March 3, 2008 Mr. Howell received a grant of Phantom Non-Qualified Units and Phantom Restricted Stock Units from the Company, each as described below under “Phantom Equity Plan.”.

Blended annual allocation — The Company employs a blended allocation of award type, with a heavier weighting to PUs and NQSOs in order to align the NEOs with stockholders through share price appreciation. NQSOs and PUs directly align the NEOs’ interests with the performance of NRG’s Common Stock reflecting the importance of share price appreciation to the Company’s total stockholder return. Allocation of RSUs reflects market trends favoring increased usage of restricted stock over stock options as a retention incentive. The allocation by equity type is reviewed annually by the Committee based on the Company’s overall strategy and existing market best practices.

For fiscal year 2008, the Committee approved equity compensation grants allocated among the types of awards as follows:

•	50 percent of the target expected value in the form of NQSOs;

•	33 percent of the target expected value in the form of PUs; and

•	17 percent of the target expected value in the form of RSUs.

The types of equity awards made to the NEOs in January and March 2008 and the total grant date fair value for such awards are shown below.

Named Executive Officer:	Restricted Stock Units ($)		Non-Qualified Stock Options ($)		Performance Units ($)

David Crane	817,862		2,153,414		1,087,401
Robert Flexon	564,149		1,431,115		717,053
Kevin T. Howell	478,745	(1)	407,002	(1)	—
J. Andrew Murphy	111,332		287,122		146,550
Clint C. Freeland	113,115		293,909		147,018

(1)	Represents Phantom Restricted Stock Units and Phantom Non-Qualified Units.

Phantom Equity Plan

As previously disclosed, the Compensation Committee approved, effective March 1, 2008, a cash-based phantom-equity program (the “Phantom Plan”) for Mr. Howell that vests in full for all grants on August 1, 2010. This arrangement is designed to retain Mr. Howell through August 1, 2010, at a minimum, while continuing to align Mr. Howell’s compensation with stockholder value and improvements in corporate performance.

The Phantom Plan contains two elements:

•	Phantom Non-Qualified Units (“PNQUs”) that track the performance of the NRG stock listed on the New York Stock Exchange and reward Mr. Howell in a similar manner as would a Non-Qualified Stock Option granted under the Company’s LTIP. Each of the first and second grants of PNQUs was valued at the time of award, March 3, 2008 and March 3, 2009, at $41.63 and $17.45, respectively. Each valuation price will be compared to the average closing price of the NRG stock for the 20 trading days prior to August 1, 2010. The gain in the stock price (if any) will be multiplied by the number of PNQUs and paid in the form of cash as soon as practicable after August 1, 2010.

•	Phantom Restricted Stock Units (“PRSUs”) will also track the performance of the NRG stock listed on the New York Stock Exchange. A cash award will be made as soon as practicable after August 1, 2010 that reflects the number of PRSUs multiplied by the average closing price for the 20 trading days prior to August 1, 2010.

Mr. Howell’s participation in the Phantom Plan precludes him from receiving additional equity awards under the LTIP that is otherwise in effect for the Company’s other executive officers. The Company anticipates awarding Mr. Howell with additional grants under the Phantom Program on March 3, 2010 at a level of 2x base salary multiple. This multiple equals what would otherwise be his participation level in the LTIP. The value of all awards will be divided equally between PNQUs and PRSUs.

Benefits

Benefits — NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. To generally support more complicated financial planning and estate planning matters, NEOs are provided personal financial services up to $10,300 each year to assist with financial planning and tax counseling. Survey data indicates that participation in this form of benefit is consistent with market practice at the executive level and that $10,300 is a reasonable level of benefit for this type of service.

Pursuant to the terms of his negotiated employment agreement which allows for the continuation of previously awarded personal life and disability insurance, in 2008, Mr. Crane received additional benefits in the form of a $12,000 life insurance premium reimbursement and $10,120 disability insurance premium reimbursement. NRG paid Mr. Crane a tax gross-up of these amounts totaling $12,147.

Discretionary Payments

From time-to-time, the Committee will make off-cycle cash and/or equity awards to reward key personnel for reasons such as extraordinary achievement, the hiring of a new executive, promotion, or recognition. Such rewards are rarely made at the NEO level and all such discretionary payments are subject to review and approval by the Chief Executive Officer. In cases of discretionary payments for certain designated officers, both Chief Executive Officer and Committee approval is required.

Potential Severance and Change in Control Benefits

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company’s Executive and Key Management Change-in-Control and General Severance Plan, also referred to as the CIC Plan, are entitled to severance payments and benefits in the event of termination of employment under certain circumstances, including following a change-in-control. NRG chooses to pay severance and change-in-control benefits to assist with career transitions of executives of the Company as well as to create an environment that provides for adequate business transition and knowledge transfer during times of change.

Change-in-control agreements are considered market practice among publicly-held companies. Most often, agreements are utilized to encourage executives to remain with the Company during periods of extreme job uncertainty. In order to enable a smooth transition during the interim period, change-in-control agreements provide a defined level of security for the executive, and the Company, to follow through on the implementation of a particular acquisition, asset sale/purchase, and integration.

For a more detailed discussion, including the quantification of potential payments, please see the section entitled “Severance and Change-in-Control” following the executive compensation tables below.

Stock Ownership Guidelines

The Committee and the Board require the Chief Executive Officer to hold Company stock with a value equal to six times his base salary until termination from the Company. The Chief Operating Officer is encouraged to hold equity instruments with a value equal to three times his base salary until termination from the Company. Other NEOs are encouraged to hold equity instruments with a value equal to 2.5 times their base salary, or in the case of Mr. Freeland, 2.0 times his base salary, until termination from the Company. Only vested shares count towards the ownership multiple. As NRG has experienced a limited number of LTIP grant opportunities, many NEOs have not yet achieved expected stock ownership multiples. It is anticipated, however, that NEOs will achieve expected ownership multiple thresholds over the course of a series of upcoming LTIP grants. The current stock ownership for NEOs as of March 30, 2009 is shown below:

	Target Ownership	Actual Ownership
Named Executive Officer	Multiple	Multiple

David Crane	6.0	11.2
Robert Flexon	3.0	3.3
Kevin T. Howell	3.0	8.2
J. Andrew Murphy	2.5	0.1
Clint C. Freeland	2.0	0.4

Dilution concerns and other limitations

NRG and the Committee work to ensure that NRG’s equity awards balance both the interests of stockholders in controlling dilution and NRG’s business need to attract, motivate, and retain the level of executive talent needed to execute its business strategy. Observing established dilution rates help stockholders preserve anticipated share ownership percentages in NRG. The dilution interests are tracked by way of:

•	Dilution rate — NQSOs already awarded plus additional shares reserved for potential distribution — divided by shares outstanding; and

•	Run rate — amount of NQSOs and RSUs actually distributed in 2008.

The Committee remains focused on maintaining market prevailing dilution rates of less than 15%, as well as a three-year average run rate at or below 2%. NRG’s potential dilution rate at the end of 2008 was approximately 7.2%, with an actual dilution rate of 4.3% reflecting shares granted at year-end. The run rate was less than 1%.

Tax and Accounting Considerations

The Committee has considered the implications of Section 162(m) of the Code, which precludes the Company (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the NEOs, subject to certain exemptions. The Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m) and specifically the exemption for compensation that is “performance based” within the meaning of Section 162(m).  The Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to NEOs under Section 162(m). However, the Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m). The Committee also takes into account tax consequences to NEOs in designing the various elements of the Company’s compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Committee remains informed of the accounting implications of its compensation programs, however, and approves programs based on their total alignment with the Company’s strategy and long-term goals.

Executive Compensation Tables

Summary Compensation Table
Fiscal Year Ended December 31, 2008

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Option	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	Grants	($)(20)	($)	($)	($)

David Crane	2008	1,097,693	—	2,193,884	1,991,556	1,923,706	16,813	59,905	7,283,557
President, Chief Executive	2007	1,000,000	—	1,258,752	1,273,476	1,801,500	13,019	52,629	5,399,376
Officer and Director	2006	998,131	—	1,673,862	1,520,360	1,267,626	16,561	51,990	5,528,530
Robert C. Flexon	2008	648,154	—	834,874	746,274	908,226	—	37,748	3,175,276
Executive Vice President and	2007	548,269	—	438,359	379,091	736,668	—	32,500	2,134,887
Chief Operating Officer(1)	2006	474,423	—	431,604	407,057	451,888	—	65,168	1,830,140
Kevin T. Howell	2008	468,846	—	1,283,219 (3)	212,284 (4)	619,463		38,989	2,622,801
Executive Vice President and	2007	399,539	—	1,822,100	169,752	425,733	—	23,675	2,840,799
Chief Administrative	2006	379,653	—	2,350,625	84,132	323,180	—	20,300	3,157,890
Officer(2)
J. Andrew Murphy	2008	419,539	—	379,748	334,752	396,857	—	33,661	1,564,556
Executive Vice President and	2007	400,000	400,000 (6)	230,675	239,004	384,225	—	37,970	1,691,874
General Counsel(5)
Clint C. Freeland	2008	329,462	—	165,833	127,234	286,940	—	16,254	925,723
Senior Vice President and Chief Financial Officer(7)

(1)	As of February 18, 2009, Mr. Flexon is Executive Vice President and Chief Financial Officer.

(2)	As of February 18, 2009, Mr. Howell is Executive Vice President and Regional President, Texas.

(3)	Expense for PRSUs valued at 92,516 is included in Stock Awards.

(4)	Expense for PNQUs valued at 42,532 is included in Option Grants.

(5)	As of February 18, 2009, Mr. Murphy is Executive Vice President and Regional President, Northeast.

(6)	This amount represents a sign-on bonus.

(7)	As of February 18, 2009, Mr. Freeland is Senior Vice President, Strategy, Financial Structure.

The amounts provided in the Stock Awards column represent compensation expense recorded in the income statement for fiscal year 2008 as described in Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment”, or FAS123R, for the RSUs, PRSUs, and PUs listed in the table below. The assumptions made in these valuations are discussed in the Company’s 2008, 2007 and 2006 Forms 10-K in Item 15 — Consolidated Financial Statements.

	2008	2007	2006

David Crane	• $362,472 for January 2008 PUs	• $327,672 for January 2007 PUs	• $382,248 for January 2006 PUs
	• $272,616 for January 2008 RSUs	• $253,092 for January 2007 RSUs	• $271,716 for January 2006 RSUs
	• $501,512 for January 2007 PUs	• $406,272 for January 2006 PUs
	• $253,092 for January 2007 RSUs	• $271,716 for January 2006 RSUs
• $532,476 for January 2006 PUs
• $271,716 for January 2006 RSUs

Robert C. Flexon	• $116,140 for March 2008 PUs	• $88,121 for January 2007 PUs	• $84,564 for January 2006 PUs
	• $93,670 for March 2008 RSUs	• $50,247 for January 2007 RSUs	• $59,136 for January 2006 RSUs
	• $99,660 for January 2008 PUs	• $89,876 for January 2006 PUs	• $59,736 for August 2005 PUs
	• $75,648 for January 2008 RSUs	• $59,136 for January 2006 RSUs	• $38,796 for August 2005 RSUs
	• $134,886 for January 2007 PUs	• $64,856 for August 2005 PUs
	• $66,996 for January 2007 RSUs	• $38,796 for August 2005 RSUs
• $117,784 for January 2006 PUs
• $59,136 for January 2006 RSUs
• $48,323 for August 2005 PUs
• $22,631 for August 2005 RSUs

	2008	2007	2006

Kevin T. Howell	• $92,516 for March 2008 PRSUs	• $47,165 for January 2007 PUs	• $52,128 for January 2006 PUs
	• $72,186 for January 2007 PUs	• $35,364 for January 2007 RSUs	• $35,160 for January 2006 RSUs
	• $35,364 for January 2007 RSUs	• $55,408 for January 2006 PUs	• $2,263,337 for August 2005 RSUs
	• $72,601 for January 2006 PUs	• $35,160 for January 2006 RSUs
	• $35,160 for January 2006 RSUs	• $1,649,003 for August 2005 RSUs
• $975,392 for August 2005 RSUs

J. Andrew Murphy	• $48,852 for January 2008 PUs	• $49,651 for January 2007 PUs	Not applicable because Mr. Murphy
	• $37,116 for January 2008 RSUs	• $37,224 for January 2007 RSUs	was not an NEO in 2006.
	• $75,988 for January 2007 PUs	• $83,056 for December 2006 PUs
	• $37,224 for January 2007 RSUs	• $60,744 for December 2006 RSUs
• $119,824 for December 2006 PUs
• $60,744 for December 2006 RSUs

Clint C. Freeland	• $31,070 for March 2008 PUs	Not applicable because Mr. Freeland	Not applicable because Mr. Freeland
	• $24,280 for March 2008 RSUs	was not an NEO in 2007.	was not an NEO in 2006.
• $11,724 for January 2008 PUs
• $8,568 for January 2008 RSUs
• $18,685 for May 2007 PUs
• $11,376 for May 2007 RSUs
• $15,192 for January 2007 PUs
• $7,440 for January 2007 RSUs
• $29,952 for February 2006 RSUs
• $7,546 for August 2005 RSUs

The amounts provided in the Option Grants column represent compensation expense recorded in the income statement for fiscal year 2008 as described in FAS123R for the NQSOs listed in the table below. The assumptions made in these valuations are discussed in the Company’s 2008, 2007 and 2006 Forms 10-K in Item 15 — Consolidated Financial Statements.

	2008	2007	2006

David Crane	• $718,080 for January 2008 NQSOs	• $602,052 for January 2007 NQSOs	• $671,424 for January 2006 NQSOs
	• $602,052 for January 2007 NQSOs	• $671,424 for January 2006 NQSOs
• $671,424 for January 2006 NQSOs

Robert C. Flexon	• $233,000 for March 2008 NQSOs	• $160,872 for January 2007 NQSOs	• $138,648 for January 2006 NQSOs
	• $197,472 for January 2008 NQSOs	• $138,648 for January 2006 NQSOs	• $52,332 for August 2005 NQSOs
	• $160,872 for January 2007 NQSOs	• $52,332 for August 2005 NQSOs
• $138,648 for January 2006 NQSOs
• $16,282 for August 2005 NQSOs

Kevin T. Howell	• $42,532 for March 2008 PNQUs	• $85,620 for January 2007 NQSOs	• $84,132 for January 2006 NQSOs
	• $85,620 for January 2007 NQSOs	• $84,132 for January 2006 NQSOs
• $84,132 for January 2006 NQSOs

J. Andrew Murphy	• $95,748 for January 2008 NQSOs	• $90,528 for January 2007 NQSOs	Not applicable because Mr. Murphy
	• $90,528 for January 2007 NQSOs	• $148,476 for December 2006 NQSOs	was not an NEO in 2006.
• $148,476 for December 2006 NQSOs

Clint C. Freeland	• $61,690 for March 2008 NQSOs	Not applicable because Mr. Freeland	Not applicable because Mr. Freeland
	• $23,940 for January 2008 NQSOs	was not an NEO in 2007.	was not an NEO in 2006.
• $22,512 for May 2007 NQSOs
• $19,092 for January 2007 NQSOs

The amounts provided in the Non-Equity Incentive Plan Compensation column represent values earned under NRG’s 2008, 2007 and 2006 AIP payable in March 2009, March 2008 and March 2007, respectively. NEOs were provided the opportunity to earn a cash incentive payment based on the attainment of certain pre-established Company and individual goals for fiscal years 2008, 2007 and 2006. The performance criteria and weight given to each NEO are described in detail in the CD&A above. The dollar amounts in the Table represent payouts for actual 2008, 2007 and 2006 Company performance.

Only one NEO, David Crane, participates in the NRG Pension Plan, which was closed to new employees hired on, or after, December 5, 2003. The values shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the 2008, 2007 and 2006 year-on-year increases in the value of the defined benefit pension plan.

The amounts provided in the All Other Compensation column represent the additional benefits payable by NRG and include insurance benefits, the employer match under the 401(k) plan, relocation expenses, financial counseling services up to $10,300, and the amount payable under NRG’s all-employee discretionary match to the 401(k) plan. The following table identifies the additional compensation for each NEO.

								Total
		Life		Financial	401(k) Employer	401(k)		Taxable
		Insurance	Disability	Advisor	Matching	Discretionary	Relocation	Grossed Up
Name	Year	Reimbursement ($)	Insurance ($)	Services ($)	Contribution ($)	Contribution ($)	Expenses($)	Expenses ($)(1)	Total ($)

David Crane	2008	12,000	10,120	10,610	9,200	—	—	17,975	59,905
	2007	12,000	10,120	10,300	8,874	—	—	11,334	52,628
	2006	12,000	10,120	8,335	4,540	—	—	16,995	51,990
Robert C. Flexon	2008	—	—	10,610	9,200	13,500	—	4,438	37,748
	2007	—	—	10,300	9,000	13,200	—	—	32,500
	2006	—	—	8,335	8,800	12,600	—	35,433	65,168
Kevin T. Howell	2008			1,085	8,050	13,500	11,942	4,412	38,989
	2007	—	—	2,600	7,875	13,200	—	—	23,675
	2006	—	—	—	7,700	12,600	—	—	20,300
J. Andrew Murphy	2008	—	—	7,075	9,200	13,500	—	3,886	33,661
	2007	—	—	7,725	9,000	461	—	20,783	37,969
Clint C. Freeland	2008	—	—	—	2,754	13,500	—	—	16,254

(1)	Total Taxable Grossed Up Expenses includes gross ups on life insurance premium reimbursements and disability insurance premium reimbursements for the Chief Executive Officer, and gross ups for financial services for all executive officers of the Company.

Employment Agreements

Mr. Crane serves as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement with the Company that was amended and restated in order to ensure compliance with Section 409A of the Code, effective December 4, 2008. The initial term of the amended and restated employment agreement will end on December 31, 2009. The agreement will be renewed automatically for successive one-year terms on the same terms and conditions unless either party provides the other with notice to the contrary at least 90 days prior to the end of the initial term or any subsequent one-year term.

Effective December 4, 2008 through December 31, 2009, the amended and restated employment agreement provides for an annual base salary of $1,100,000. For each one-year period thereafter, Mr. Crane’s base salary will be reviewed and may be increased by the Board. Beginning with the 2008 fiscal year, Mr. Crane is entitled to an annual bonus with a target amount of up to 100 percent of his base salary, based upon the achievement of criteria determined at the beginning of the fiscal year by the Board, with input from Mr. Crane, for that fiscal year. In addition, beginning with the 2008 fiscal year, Mr. Crane is also entitled to a maximum annual bonus up to an additional 100 percent of his base salary, based upon the achievement of Adjusted Free Cash Flow and Adjusted EBITDA criteria for that fiscal year.

In addition to salary and bonuses, the employment agreement provides that Mr. Crane is eligible to participate in the Company’s LTIP in accordance with its terms. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, and coverage under the Company’s director and officer liability insurance coverage, in addition to reimbursement of reasonable business expenses and reimbursement of reasonable expenses for financial planning. Mr. Crane’s employment agreement also entitles him to certain severance payments and benefits in the event his employment terminates under certain circumstances. These severance payments and benefits are described and quantified under the section “Severance and Change-in-Control” below.

The Company has not entered into employment agreements with NEOs other than Mr. Crane.

Grants of Plan-Based Awards
Fiscal Year Ended December 31, 2008

								All Other	All Other
								Stock	Option
						Estimated Future		Awards:	Awards:	Exercise	Grant
			Estimated Possible Payouts			Payouts Under		Number	Number of	or Base	Date Fair
			Under Non-Equity Incentive			Equity Incentive		of Shares	Securities	Price of	Value of
			Plan Awards(1)			Plan Awards(2)		of Stock	Underlying	Option	Stock and
	Grant	Approval	Threshold	Target	Maximum	Target	Maximum	or Units	Options	Awards	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards(5)

David Crane	—	—	548,846	1,097,693	2,195,385	—	—	—	—	—	—
	1/2/2008	12/8/2007	—	—	—	—	—	—	192,000	42.82	2,153,414
	1/2/2008	12/8/2007	—	—	—	—	—	19,100	—	—	817,862
	1/2/2008	12/8/2007	—	—	—	37,100	74,200	—	—	—	1,087,401
Robert C. Flexon	—	—	324,077	648,154	972,231	—	—	—	—	—	—
	1/2/2008	12/21/2007	—	—	—	—	—	—	52,800	42.82	592,189
	1/2/2008	12/21/2007	—	—	—	—	—	5,300	—	—	226,946
	1/2/2008	12/21/2007	—	—	—	10,200	20,400	—	—	—	298,962
	3/3/2008	12/21/2007	—	—	—	—	—	—	81,200	41.63	838,926
	3/3/2008	12/21/2007	—	—	—	—	—	8,100	—	—	337,203
	3/3/2008	12/21/2007	—	—	—	15,700	31,400	—	—	—	418,091
Kevin T. Howell	3/3/2008	12/21/2007	234,423	468,846	703,269	—	—	—	—	—	—
	3/3/2008	12/21/2007	—	—	—	—	—		39,400	41.63	407,002
	3/3/2008	12/21/2007	—	—	—	—	—	11,500	—	—	478,745
J. Andrew Murphy	—	—	157,327	314,654	471,981	—	—	—	—	—	—
	1/2/2008	12/21/2007	—	—	—	—	—	—	25,600	42.82	287,122
	1/2/2008	12/21/2007	—	—	—	—	—	2,600	—	—	111,332
	1/2/2008	12/21/2007	—	—	—	5,000	10,000	—	—	—	146,550
Clint C. Freeland	—	—	123,548	247,096	370,644	—	—	—	—	—	—
	1/2/2008	12/21/2007	—	—	—	—	—	—	6,400	42.82	71,780
	1/2/2008	12/21/2007	—	—	—	—	—	600	—	—	25,692
	1/2/2008	12/21/2007	—	—	—	1,200	2,400	—	—	—	35,172
	3/3/2008	12/21/2007	—	—	—	—	—	—	21,500	41.63	222,129
	3/3/2008	12/21/2007	—	—	—	—	—	2,100	—	—	87,423
	3/3/2008	12/21/2007	—	—	—	4,200	8,400	—	—	—	111,846

(1)	Represents estimated payouts under the AIP as discussed in the CD&A above.

(2)	Represents PUs issued under the LTIP as discussed in the CD&A above.

(3)	Represents RSUs issued under the LTIP, or in the case of Mr. Howell only, PRSUs issued under the Phantom Plan, each as discussed in the CD&A above.

(4)	Represents NQSOs issued under the LTIP, or in the case of Mr. Howell only, PNQUs issued under the Phantom Plan, each as discussed in the CD&A above.

(5)	The assumptions made in these valuations are discussed in the Company’s 2008 Form 10-K in Item 15 — Consolidated Financial Statements.

2008 Annual Incentive Plan

NEOs were provided the opportunity to earn an AIP payment based on the attainment of certain pre-established Company and individual goals for fiscal year 2008. The performance criteria and weight given to each are described in detail in the CD&A above. The dollar amount of the possible payouts for achieving the threshold, target or maximum levels of performance during 2008 are shown in the above table.

2008 Long-Term Equity Incentives

For 2008, the NEOs were provided long-term incentives through grants of the following types of equity awards as indicated in the above table: (i) NQSOs; (ii) RSUs; and (iii) PUs. Consistent with our policy, these awards were granted to NEOs as of the first business day of the fiscal year, i.e. January 2, 2008.

Each NQSO represents the right to purchase one share of Common Stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSOs granted in 2008 have a term of six years and vest in equal annual installments over a three year vesting schedule. Upon termination of service by reason of death, the NQSO shall vest in full and shall be exercisable by the executor or administrator of participant’s estate (or any person to whom the NQSO is transferred by will or the laws of descent and distribution) until the earlier of the expiration date or 12 months after the date of such termination of service, and thereafter the NQSO shall terminate and cease to be exercisable. Upon termination of service by reason of disability, the participant shall have the right until the earlier of the expiration date or 12 months after the date of such termination of service to exercise only that portion of the NQSO that was exercisable as of the date of such termination of service, and thereafter the option shall terminate and cease to be exercisable.

Each RSU represents the right to receive one share of Common Stock as of the vesting date for the award. RSUs granted in 2008 will become 100% vested as of the third anniversary of the date of grant provided the NEO is still employed with the company as of that date. Upon termination of service by reason of death, the RSU shall vest in full and the Common Stock underlying the RSU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Each PU represents the right to receive a certain number of shares of Common Stock after the completion of three years of service from the date of grant, provided the price per share of Common Stock as of the date of vesting equals or exceeds the target price set under the award. The number of shares of Common Stock to be paid as of the vesting date is equal to: (i) one share if the target price is met; (ii) a pro rata amount between one and two shares if the target price is exceeded but the maximum price set under the award is not met; and (iii) two shares if the maximum price is met or exceeded. For PUs granted on January 2, 2008 the target price is $60.16 and the maximum price is $70.35. Upon termination of service by reason of death, the PU shall vest in full and the Common Stock underlying the PU shall be issued and delivered to the participant’s legal representatives, heirs, legatees, or distributees.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year Ended December 31, 2008

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or		Equity Incentive Plan Awards
	Underlying	Underlying				Units of		Units of		Number of		Market Value of
	Unexercised	Unexercised		Option	Option	Stock that		Stock that		Unearned Shares that		Unearned Shares
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not		Have Not		that Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)		Vested (#)		Vested ($)

David Crane	1,065,502	—		12.02	12/5/2013	80,300	(1)	1,873,399		155,900	(2)	0	(3)
	190,476	95,238	(4)	23.98	1/3/2012	—		—		—		—
	73,600	147,200	(5)	27.92	1/3/2013	—		—		—		—
	—	192,000	(6)	42.82	1/2/2014	—		—		—		—
Robert C. Flexon	90,000	—		10.93	3/29/2014	28,000	(7)	653,240		54,700	(8)	0	(3)
	38,000	—		19.40	8/1/2011	—		—		—		—
	39,333	19,667	(9)	23.98	1/3/2012	—		—		—		—
	19,666	39,334	(10)	27.92	1/3/2013	—		—		—		—
	—	52,800	(11)	42.82	1/2/2014	—		—		—		—
	—	81,200	(12)	41.63	3/3/2014	—		—		—		—
Kevin T. Howell	23,866	11,934	(13)	23.98	1/3/2012	88,200	(14)	2,057,706
	10,466	20,934	(16)	27.92	1/3/2013	—		—		16,600	(15)	0	(3)
	—	39,400	(17)	41.63	3/3/2014	11,500	(18)	254,955	(19)	—		—
J. Andrew Murphy	34,133	17,067	(20)	28.93	12/18/2012	12,900	(21)	300,957		25,200	(22)	0	(3)
	11,066	22,134	(23)	27.92	1/3/2013	—		—		—		—
	—	25,600	(24)	42.82	1/2/2014	—		—		—		—

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or	Equity Incentive Plan Awards
	Underlying	Underlying				Units of		Units of	Number of		Market Value of
	Unexercised	Unexercised		Option	Option	Stock that		Stock that	Unearned Shares that		Unearned Shares
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not	Have Not		that Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Clint Freeland	2,333	4,667	(25)	27.92	1/3/2013	8,120	(26)	189,440	8,600	(27)	0	(3)
	2,166	4,334	(28)	41.61	5/16/2013	—		—	—		—
	—	6,400	(29)	42.82	1/2/2014	—		—	—		—
	—	21,500	(30)	41.63	3/3/2014	—		—	—		—

(1)	This amount represents 34,000 RSUs that will vest on January 3, 2009; 27,200 RSUs that will vest on January 3, 2010; and 19,100 RSUs that will vest on January 2, 2011.

(2)	This amount represents 66,000 PUs that will vest on January 3, 2009; 52,800 PUs that will vest on January 3, 2010; and 37,100 PUs that will vest on January 2, 2011.

(3)	Market value of unearned PUs on December 31, 2008 does not meet the target price set under each grant award.

(4)	This amount represents 95,238 NQSOs that will vest on January 3, 2009.

(5)	This amount represents 73,600 NQSOs that will vest on January 3, 2009 and 73,600 NQSOs that will vest on January 3, 2010.

(6)	This amount represents 64,000 NQSOs that will vest on January 2, 2009; 64,000 NQSOs that will vest on January 2, 2010; and 64,000 NQSOs that will vest on January 2, 2011.

(7)	This amount represents 7,400 RSUs that will vest on January 3, 2009; 7,200 RSUs that will vest on January 3, 2010; 5,300 RSUs that will vest on 1/2/2011, and 8,100 RSUs that will vest on March 3, 2011.

(8)	This amount represents 14,600 PUs that will vest on January 3, 2009; 14,200 PUs that will vest on January 3, 2010; 10,200 PUs that vest on January 2, 2011; and 15,700 PUs that will vest on March 3, 2011.

(9)	This amount represents 19,667 NQSOs that will vest on January 3, 2009.

(10)	This amount represents 19,667 NQSOs that will vest on January 3, 2009 and 19,667 NQSOs that will vest on January 3, 2010.

(11)	This amount represents 17,600 NQSOs that will vest on January 2, 2009; 17,600 NQSOs that will vest on January 2, 2010; and 17,600 NQSOs that will vest on January 2, 2011.

(12)	This amount represents 27,066 NQSOs that will vest on March 3, 2009; 27,067 NQSOs that will vest on March 3, 2010; and 27,067 NQSOs that will vest March 3, 2011.

(13)	This amount represents 11,934 NQSOs that will vest on January 3, 2009.

(14)	This amount represents 40,000 RSUs that will vest on August 1, 2009; 40,000 RSUs that will vest on August 1, 2010; 4,400 RSUs that will vest on January 3, 2009; and 3,800 RSUs that will vest on January 3, 2010.

(15)	This amount represents 9,000 PUs that will vest on January 3, 2009 and 7,600 PUs that will vest on January 3, 2010.

(16)	This amount represents 10,467 RSUs that will vest on January 3, 2009 and 10,467 RSUs that will vest on January 3, 2010.

(17)	This amount represents 39,400 PNQUs that will vest on August 1, 2010.

(18)	This amount represents 11,500 PRSUs that will vest on August 1, 2010.

(19)	Market value of PRSUs calculated by multiplying the number of PRSUs by the average closing price for the 20 trading days prior to December 31, 2008.

(20)	This amount represents 17,067 NQSOs that will vest on December 18, 2009.

(21)	This amount represents 6,300 RSUs that will vest on December 18, 2009; 4,000 RSUs that will vest on January 3, 2010; and 2,600 RSUs that will vest on January 2, 2011.

(22)	This amount represents 12,200 PUs that will vest on December 18, 2009; 8,000 PUs that will vest on January 3, 2010 and 5,000 PUs that will vest on January 2, 2011.

(23)	This amount represents 11,067 NQSOs that will vest on January 3, 2009 and 11,067 NQSOs that will vest on January 3, 2010.

(24)	This amount represents 8,533 NQSOs that will vest on January 2, 2009; 8,533 NQSOs that will vest on January 2, 2010 and 8,534 NQSOs that will vest on January 2, 2011.

(25)	This amount represents 2,333 NQSOs that will vest on January 3, 2009 and 2,334 NQSOs that will vest on January 3, 2010.

(26)	This amount represents 3,800 RSUs that will vest on February 3, 2009; 800 RSUs that will vest on January 3, 2010; 820 RSUs that will vest on May 16, 2010; 600 RSUs that will vest on January 2, 2011 and 2,100 RSUs that will vest on March 3, 2011.

(27)	This amount represents 1,600 PUs that will vest on January 3, 2010; 1,600 PUs that will vest on May 16, 2010; 1,200 PUs that will vest on January 2, 2011 and 4,200 PUs that will vest on March 3, 2011.

(28)	This amount represents 2,167 NQSOs that will vest on May 16, 2009 and 2,167 NQSOs that will vest on May 16, 2010.

(29)	This amount represents 2,133 NQSOs that will vest on January 2, 2009; 2,133 NQSOs that will vest on January 2, 2010 and 2,134 NQSOs that will vest on January 2, 2011.

(30)	This amount represents 7,166 NQSOs that will vest on March 3, 2009; 7,167 NQSOs that will vest on March 3, 2010 and 7,167 NQSOs that will vest on March 3, 2011.

The pay out value of unearned shares, or Units (i.e. PUs), is based on the market price for NRG Common Stock as of December 31, 2008. If a value is shown in this column, the PU grant is considered “in the money,” meaning the price of NRG’s Common Stock exceeds the target price of the PU grant. Where values do not appear in this column, then that particular PU grant has not exceeded the target price and no value is represented.

Option Exercises and Stock Vested
Fiscal Year Ended December 31, 2008

	Option Awards				Stock Awards
	Number of Shares				Number of Shares
	Acquired		Value Realized		Acquired		Value Realized
Name	on Exercise (#)		on Exercise ($)		on Vesting (#)		on Vesting ($)

David Crane	200,000	(1)	6,597,000	(2)	—		—
Robert Flexon	100,000	(3)	3,407,500	(4)	6,000	(5)	217,560	(6)
					24,000	(7)	870,240	(8)
Kevin T. Howell	—		—		126,000	(9)	4,568,760	(6)
					40,000	(10)	1,450,400	(6)
J. Andrew Murphy	—		—		—		—
Clint C. Freeland	—		—		2,000	(11)	72,520	(6)

(1)	Represents NQSOs granted on December 5, 2003 with 100% vesting on December 5, 2006 and exercised on April 22, 2008.

(2)	Based on December 5, 2003 grant price of $12.015 and April 22, 2008 share price of $45.00.

(3)	Represents NQSOs granted on March 29, 2004 with 100% vesting on March 29, 2007 and exercised on April 22, 2008.

(4)	Based on March 29, 2004 grant price of $10.925 and April 22, 2008 share price of $45.00.

(5)	Represents RSUs granted on August 1, 2005 with 100% vesting on August 1, 2008.

(6)	Based on a share price of $36.26 on August 1, 2008.

(7)	Represents PUs granted on August 1, 2005 with 100% vesting on August 1, 2008.

(8)	Based on NRG’s TSR vesting schedule on August 1, 2008; share price $36.26 met maximum level payout.

(9)	Represents RSUs granted on August 1, 2005 with 100% vesting on August 1, 2008.

(10)	Represents RSUs granted on August 1, 2005 with 20% per year vesting schedule; 3rd installment vested August 1, 2008.

(11)	Represents RSUs granted on August 1, 2005 with 100% vesting on August 1, 2008.

Pension Benefits
Fiscal Year Ended December 31, 2008

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)

David Crane	Pension Plan for Non-Bargaining Employees	5.08	86,065
Robert Flexon	—	—	—
Kevin T. Howell	—	—	—
J. Andrew Murphy	—	—	—
Clint C. Freeland	—	—	—

The NRG Pension Plan for Non-Bargaining Employees provides qualified retirement income benefits to most NRG employees who were hired prior to December 5, 2003. The plan was closed to new employees not covered by a bargaining agreement on that date as required by the creditors during the financial restructuring of the Company. Mr. Crane is the only NEO eligible to receive benefits under this plan. He is covered under the pension equity formula under the plan which provides a lump sum benefit equal to 10% of the participant’s four-year final average pay times years of credited service. Annual pension earnings include base pay and incentives but are capped by the Internal Revenue Service, or IRS, qualified plan pay limit each year. For example, the 2008 pay limit was $225,000. Pension benefits become 100% vested after five years of service and a participant may retire as early as age 55. At termination or retirement, the participant may receive his pension equity lump sum balance as a one-time lump sum payment or as an actuarial equivalent monthly annuity. Actuarial equivalent annuities are determined using the 30-year Treasury rate and an IRS mortality table. None of the NEOs are covered by any non-qualified pension program.

Non-Qualified Deferred Compensation
Fiscal Year Ended December 31, 2008

	Aggregate Earnings in	Aggregate Balance at
Name	Last FY ($)	Last FYE ($)

David Crane	(763,221)	889,853
Robert Flexon	(227,313)	265,029
Kevin T. Howell	—	—
J. Andrew Murphy	—	—
Clint C. Freeland	—	—

Non-qualified deferred compensation reported in the above table was awarded in 2005 in the form of DSUs. No additional deferred compensation awards have been made since 2005. The DSUs reflected above are fully vested and, in general, will be paid in the form of stock six months following the NEO’s termination of employment. While no further non-qualified deferred compensation awards are anticipated, the Committee may choose to revisit this approach in the future.

Severance and Change in Control

Mr. Crane, pursuant to his employment agreement, and the other NEOs, pursuant to the Company’s Executive and Key Management Change-in-Control and General Severance Plan, or CIC Plan, are entitled to certain severance payments and benefits in the event of termination of employment under certain circumstances.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause,” by Mr. Crane for “good reason” (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, Mr. Crane will be entitled to two times his base salary (without regard for any reduction on base salary); 50 percent of the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause” or by Mr. Crane for “good reason” (including a reduction on his base salary) or if the Company notifies Mr. Crane it has elected not to renew his employment agreement after the initial term or any subsequent one-year term, within 24 months following a change-in-control, in lieu of the above severance benefits, Mr. Crane will be entitled to 2.99 times the sum of his base salary (without regard for any reduction in base salary) plus his annual target bonus for the year of termination. Mr. Crane will also be entitled to a payment equal to the bonus he would have received upon actual satisfaction of the underlying performance conditions, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; reimbursement for COBRA benefits continuation cost for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits.

In the event Mr. Crane’s employment with the Company is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

In the event that the payments under Mr. Crane’s employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a “gross-up payment” so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

Under each of the Crane employment agreement and the CIC Plan, the applicable executive agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of the Company.

Under the CIC Plan, the NEOs other than Mr. Crane are entitled to a general severance benefit equal to 1.5 times base salary in the event of involuntary termination without cause payable in a lump sum amount and reimbursement for COBRA benefits continuation cost for a period of 18 months.

The CIC Plan also provides a change-in-control benefit in the event that within twenty-four months following a change-in-control, NEO employment is either involuntarily terminated by the Company without cause or voluntarily terminated by the executive for good reason. This change-in-control benefit is equal to the executive’s base salary plus annual target incentive times 2.99 payable in a lump sum amount, an amount equal to the NEO’s target bonus for the year of termination, prorated fro the number of days during the performance period the NEO was employed by the Company and reimbursement for COBRA benefits continuation cost for a period of 18 months.

In the event of a change-in-control, all equity granted to the NEOs will become fully vested, consistent with market-competitive practices.

In general, under Mr. Crane’s employment agreement and the CIC Plan, a “change-in-control” occurs in the event (1) any person or entity becoming the direct or indirect beneficial owner of 50% or more of the Company’s voting stock, (2) directors serving on the Board as of a specified date cease to constitute at least a majority of the Board unless such directors are approved by a vote of at least two-thirds (2/3) of the incumbent directors, provided that a person whose assumption of office is in connection with an actual or threatened election contest or actual or threatened solicitation of proxies including by reason of agreement intended to avoid or settle such contest shall not be considered to be an incumbent director, (3) any reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or other transaction is consummated and the previous stockholders of the Company fail to own at least 50% of the combined voting power of the resulting entity or (4) the stockholders approve a plan or proposal to liquidate or dissolve the Company. An involuntary termination without “cause” means the NEO’s termination by the Company for any reason other than the NEO’s conviction of, or agreement to a plea of nolo contendere to, a felony or other crime involving moral turpitude, willful failure to perform his duties or willful gross neglect or willful gross misconduct. A voluntary termination for “good reason” means the resignation of the NEO in the event of a material reduction in his compensation or benefits, a material diminution in his title, authority, duties or responsibilities or the failure of a successor to the Company to assume the CIC Plan or in the case of Mr. Crane, his employment agreement. In the case of Mr. Crane only, “good reason” also includes any failure by the Company to comply with his employment agreement, his removal from the Board, the failure to elect him to the Board during any regular election as well as a change in reporting structure of the Company requiring Mr. Crane to report to anyone other than the Board. The amount of compensation payable to each NEO in each circumstance is shown in the table below, assuming that termination of employment occurred as of December 31, 2008, and including payments that would have been earned as of such date. The amounts shown below do not include benefits payable under the NRG Pension Plan, the NRG 401(k) plan or DSUs.

			Involuntary Not for
	Involuntary	Voluntary	Cause or Voluntary
	Termination Not	Termination for	for Good Reason following
Named Executive Officer	for Cause ($)	Good Reason ($)	a Change-in-Control ($)	Death ($)	Disability ($)

David Crane	8,693,999	8,693,999	14,033,852	6,060,546	6,060,546
Robert Flexon	1,011,600	1,011,600	8,595,631	2,837,617	2,837,617
Kevin T. Howell	741,600	741,600	5,823,485	3,064,447	3,064,447
J. Andrew Murphy	651,600	651,600	4,775,025	1,285,730	1,285,730
Clint C. Freeland	546,600	546,600	2,655,143	677,018	677,018

Director Compensation
Fiscal Year Ended December 31, 2008

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)*		Total ($)

Kirbyjon H. Caldwell(1)	—	—		—
John F. Chlebowski	90,000	90,001	(2)	180,001
Lawrence S. Coben	100,000	100,024	(3)	200,024
Howard E. Cosgrove	162,500	162,534	(4)	325,034
Stephen L. Cropper	90,000	90,001	(5)	180,001
William E. Hantke	107,500	107,510	(6)	215,010
Paul W. Hobby	100,000	100,024		200,024
Kathleen McGinty	56,250	90,008		146,258
Anne C. Schaumburg	100,000	100,024	(7)	200,024
Herbert H. Tate	100,000	100,024	(8)	200,024
Thomas H. Weidemeyer	100,000	100,024	(9)	200,024
Walter R. Young	90,000	90,001		180,001

*	Reflects the grant date fair value of DSUs awarded in 2008 determined in accordance with FAS 123R, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2008.

(1)	Pastor Caldwell joined the Board in March 2009. He did not earn any fees or stock awards for the fiscal year ended December 31, 2008.

(2)	Mr. Chlebowski also is vested in 27,934 DSUs payable upon his termination of service as a Board member.

(3)	Mr. Coben also is vested in 30,528 DSUs payable upon his termination of service as a Board member.

(4)	Mr. Cosgrove also is vested in 54,934 DSUs, 40,040 of which are payable upon his termination of service as a Board member; 11,686 of which are payable in the year following his termination of service as a Board member and 3,208 of which are payable in the second year following his termination of service as a Board member.

(5)	Mr. Cropper also is vested in 20,216 DSUs payable upon his termination of service as a Board member.

(6)	Mr. Hantke also is vested in 4,785 DSUs payable in accordance with the following schedule: (i) 1,014 on March 1, 2009; (ii) 746 on June 1, 2009; (iii) 422 on June 1, 2009; (iv) 1,012 on March 1, 2010; (v) 746 on June 1, 2010; (vi) 422 on June 1, 2010; and (vii) 423 on June 1, 2011.

(7)	Ms. Schaumburg is also vested in 12,307 DSUs payable upon her termination of service as a Board member.

(8)	Mr. Tate also is vested in 5,133 DSUs, 3,182 of which are payable upon his termination of service as a Board member and 1,951 DSUs that will be payable in accordance with the following schedule: (i) 1,050 on January 1, 2009; and (ii) 901 on March 1, 2009.

(9)	Mr. Weidemeyer also is vested in 20,043 DSUs payable upon his termination of service as a Board member.

Non-employee directors other than the Chairman, receive total annual compensation of $180,000 for their service as a Board member. Mr. Cosgrove, as Chairman, receives $325,000 in total annual compensation. Additional annual compensation is provided to the Chairs of Board Committees. As Chair of the Audit Committee, Mr. Hantke receives an additional $35,000 per year. The Chairs of Board Committees other than ad hoc committees and the Audit Committee, i.e., Mr. Weidemeyer (Compensation Committee), Mr. Coben (Governance and Nominating Committee), Mr. Hobby (Commercial Operations and Oversight Committee), Mr. Tate (Nuclear Oversight Subcommittee) and Ms. Schaumburg (Finance Committee), receive an additional $20,000 per year. Mr. Crane, as an employee director, does not receive additional separate compensation for his Board service.

Unless otherwise elected by the director, directors receive 50 percent of their total annual compensation in the form of cash and the remaining 50 percent in the form of vested DSUs. Each DSU is equivalent in value to one share of NRG’s Common Stock and represents the right to receive one such share of Common Stock payable at the earlier of a change in control or the time elected by the director, or in the event the director does not make an election with respect to payment, when the director ceases to be a member of the Board. Similar to the competitive assessment performed by Mercer Consulting on behalf of the NEO population, Mercer Consulting performed a review of Director compensation. Results of the review were shared with the Committee who made a recommendation to the full Board for final approval. Competitive pay levels are necessary in order for NRG to secure the desired Board-level talent necessary to provide short- and long-term strategic direction to the Company.

Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the conversion of DSUs to Common Stock. Exceptions to these requirements may be made by the Board under special circumstances.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that two of the three members of the Audit Committee, Walter R. Young and William E. Hantke, meet the requirements of an “audit committee financial expert.” The Board has further determined that Anne C. Schaumburg meets the “financial literacy” requirements set forth in the listing standards under the New York Stock Exchange.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year 2008, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with the Company’s management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Audit Committee:

William E. Hantke, Chair
Anne C. Schaumburg
Walter R. Young

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Nonaudit Fees

The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm, for the years ended December 31, 2008 and December 31, 2007.

	Year Ended December 31
	2008	2007
	(In thousands)

Audit Fees	$6,606	$7,020
Audit Related Fees	234	108
Tax Fees	832	1,136
All Other Fees	—	—

Total	$7,672	$8,264

Audit Fees

For 2008 and 2007 audit services, KPMG LLP billed us approximately $6,606,000 and $7,020,000, respectively, for the audit of our financial statements, which includes services performed related to the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements. All of the work was performed by full-time, permanent employees of KPMG LLP.

Audit-Related Fees

Audit-related fees in 2008 and 2007 primarily consist of fees incurred for financing transactions. For 2008 and 2007, audit-related fees billed to us by KPMG LLP totaled approximately $234,000 and $108,000, respectively.

Tax Fees

Tax fees relate to services provided for tax compliance, tax planning and advice on both domestic and international matters. For 2008 and 2007 tax services, KPMG LLP billed us approximately $832,000 and $1,136,000, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

The Company expects to hold its 2010 Annual Meeting of Stockholders on      and expects to release its proxy materials to stockholders on     . Accordingly, in order for a stockholder proposal to be considered for inclusion in NRG’s Proxy Statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than     . Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under NRG’s Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials. Alternatively, stockholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s Proxy Statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for NRG’s 2010 Annual Meeting, our Corporate Secretary must receive the proposal no earlier than      and no later than     . The proposal must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, NRG may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

APPENDIX A

NRG ENERGY, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1.	Purpose.

This plan shall be known as the NRG Energy, Inc. Long-Term Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of NRG Energy, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of Incentive Stock Options or Non-qualified Stock Options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, restricted stock units, performance awards, deferred stock units or any combination of the foregoing (collectively, the “Awards”) may be made under the Plan. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

2.	Definitions.

a. “Board” means the board of directors of the Company.

b. “Cause”, unless otherwise defined in a Participant’s Grant Agreement or in a Participant’s written employment arrangements with the Company or any of its Subsidiaries in effect on the date of grant (as amended from time to time thereafter), means the occurrence of one or more of the following events:

(i) Conviction of, or agreement to a plea of nolo contendere to, a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or

(ii) Conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; or

(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or

(iv) Breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary; or

(v) Violation of the Company’s code of conduct.

The definition of Cause set forth in a Participant’s Grant Agreement shall control if such definition is different from the definition of Cause set forth in a Participant’s written employment arrangements with the Company or any of its Subsidiaries.

c. “Change in Control”, unless otherwise defined in a Participant’s Grant Agreement, means the occurrence of one of the following events:

(i) Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act or any successors thereto) becomes the “beneficial owner” (as that term is used in Section 13(d) of the Exchange Act or any successor thereto), directly or indirectly, of 50% or more of the Company’s capital stock entitled to vote in the election of directors, excluding any “person” who becomes a “beneficial owner” in connection with a Business Combination (as defined in paragraph (iii) below) which does not constitute a Change in Control under said paragraph (iii); or

(ii) Persons who on the effective date of the plan of reorganization of the Company (the “Commencement Date”) constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided that, any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further that, any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Committee” means the Compensation Committee of the Board or such other committee which shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Treasury Regulation §1.162-27(e)(3); provided that, if for any reason the Committee shall not have been appointed by the Board to administer the Plan, all authority and duties of the Committee under the Plan shall be vested in and exercised by the Board, and the term “Committee” shall be deemed to mean the Board for all purposes herein.

f. “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

g. “Disability”, unless otherwise defined in a Participant’s Grant Agreement, means a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company long-term disability plan or as otherwise determined by the Committee.

h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

i. “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, and except as otherwise provided in any Grant Agreement entered into pursuant to agreements in effect as of the Commencement Date, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

j. “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

k. “Grant Agreement” means the written agreement that each Participant to whom an Award is made under the Plan is required to enter into with the Company containing the terms and conditions of such grant as are determined by the Committee and consistent with the Plan.

l. “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

m. “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

n. “Participant” means any director, officer or employee of, or other individual performing services for, or to whom an offer of employment has been extended by, the Company or any Subsidiary who has been selected by the Committee to participate in the Plan (including a Participant located outside the United States).

o. “Retirement”, (i) for any non-director, unless otherwise determined by the Committee, means (A) termination of service as a non-director after at least 10 years of service by such non-director and (B) attaining at least 55 years of age, and (ii) for any director, unless otherwise determined by the Committee, means termination of service as a director after at least five years of Board service by such director.

p. “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. Administration.

The Plan shall be administered by the Committee. In no event, however, shall the Committee modify the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such modification would result in taxes, additional interest and/or penalties pursuant to Code Section 409A. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) determine the form and substance of the Grant Agreements reflecting the terms and conditions of each grant made under the Plan, (iv) certify that the conditions and restrictions applicable to any grant have been met, (v) modify the terms of grants made under the Plan, (vi) interpret the Plan and Grant Agreements entered into under the Plan, (vii) determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or services for purposes of the Plan, (viii) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible Participants located outside the United States, (ix) adopt, amend, or rescind rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Grant Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law and make such other determinations for carrying out the Plan as it may deem appropriate, and (x) exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. Notwithstanding the foregoing, the Committee shall not take any of the following actions without shareholder approval, except as provided in Section 17: (i) reduce the exercise price following the grant of an option; (ii) exchange an option which has an exercise price that is greater than the Fair Market Value of a Share for cash or Shares or (iii) cancel an option in exchange for a replacement option with a lower exercise price. Decisions of the Committee on all matters relating to the Plan, any Award granted under the Plan and any Grant Agreement shall be in the Committee’s sole discretion and shall be conclusive and binding on the Company, all Participants and all other parties, unless an arbitration or other provision is expressly provided in a Participant’s Grant Agreement. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4. Shares Available for the Plan.

Subject to adjustments as provided in Section 17, an aggregate of 8,000,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan, which, for the avoidance of doubt, became a total of 16,000,000 Shares pursuant to Section 17 after the two-for-one stock split that was approved by the Board on April 25, 2007. For the sake of clarity, the aggregate number of Shares remaining to be issued pursuant to this Plan after the date of any amendment and restatement of this Plan shall be reduced by any number of Shares issued pursuant to Awards granted under this Plan (after any adjustment pursuant to Section 17) prior to the date the Plan was amended and restated, unless the intention of such amendment is specifically to increase the total number of Shares available pursuant to this Plan to an aggregate amount greater than the current 16,000,000 (after adjustment for the two-for-one stock split). Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, related SARs are exercised. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 8,000,000.

Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6, 7, 8, 9, 10, or 19 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may determine, enter into Grant Agreements (or take other actions with respect to the Awards) for new Awards containing terms (including, without limitation, exercise prices) more (or less) favorable than the then-outstanding Awards.

5. Participation.

Participation in the Plan shall be limited to the Participants. Nothing in the Plan or in any Grant Agreement shall confer any right on a Participant to continue in the employ of the Company or any Subsidiary as a director, officer or employee of or in the performance of services for the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Awards may be granted to such persons and for such number of Shares as the Committee shall determine, subject to the limitations contained herein (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

6. Incentive and Non-qualified Options.

The Committee may from time to time grant to eligible Participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that, the Committee may grant Incentive Stock Options only to eligible employees of the Company or its Subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one Participant options to purchase a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock. The options granted under the Plan shall be evidenced by a Grant Agreement and shall take such form as the Committee shall determine, subject to the terms and conditions of the Plan.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan; provided that, such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

a. Price. The price per Share deliverable upon the exercise of each option (the “exercise price”) shall be established by the Committee, except that in the case of the grant of any option, the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

b. Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise or (iv) by any combination of the foregoing.

In the event a grantee is permitted to, and elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise or such longer period as determined from time to time by the Committee, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the exercise price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company, or (C) the attestation of the grantee’s shares of Common Stock. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

c. Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire on the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a shareholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

d. Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

e. Termination; Forfeiture.

(i)	Death. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to his or her death, all of the Participant’s Awards shall become fully vested and all of the Participant’s options shall become exercisable and shall remain so for a period of one year from the date of such death, but in no event after the expiration date of the options.

(ii)	Disability. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to Disability, (A) all of the Participant’s options that were exercisable on the date of Disability shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of one year after the date of Disability, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of Disability shall be forfeited immediately upon such Disability; provided, however, that such Awards may become fully vested (and, with respect to the Participant’s options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such Participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii)	Retirement. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be an officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the Participant’s options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of two years after the date of Retirement, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such Awards may become fully vested (and, with respect to the Participant’s options, exercisable) in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such Participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director of the Company or any Subsidiary upon the occurrence of his or her Retirement, all of the Participant’s Awards shall become fully vested and all of the Participant’s options shall become exercisable and shall remain so for a period of two years after the date of Retirement, but in no event after the expiration date of the options.

(iv)	Discharge for Cause. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a Participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the Participant’s Awards shall be forfeited immediately and all of the Participant’s options shall expire and be forfeited immediately, whether or not then exercisable, upon such cessation or non-commencement.

(v)	Other Termination. Unless otherwise provided in a Participant’s Grant Agreement, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause (each such termination referred to as an “Other Termination”), (A) all of the Participant’s options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate and thereafter be forfeited at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options, and (B) all of the Participant’s Awards that were not fully vested (or, with respect to the Participant’s options, exercisable) on the date of such cessation shall be forfeited immediately upon such cessation. For the avoidance of doubt, an Other Termination with recall rights shall be considered an Other Termination to which this Section 6.e.v applies.

7.	Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). SARs shall be subject to such terms and conditions as the Committee may specify. In any one calendar year, the Committee shall not grant to any one Participant SARs with respect to a number of Shares of Common Stock in excess of 1,000,000 shares of Common Stock.

The exercise price of an SAR must equal or exceed the Fair Market Value of a share of Common Stock on the date of grant of the SAR. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the Participant shall have no rights as a shareholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

Upon the exercise of an SAR, the Participant shall be entitled to a distribution from the Company in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised. Such distribution shall be in Shares having a Fair Market Value equal to such amount.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable. An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable. Unless otherwise determined by a Participant’s Grant Agreement, each SAR shall be subject to the termination and forfeiture provisions as set forth in Section 6.e).

8.	Restricted Stock; Restricted Stock Units.

The Committee may at any time and from time to time grant Shares of restricted stock or restricted stock units under the Plan to such Participants and in such amounts as it determines. Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the Participant to receive from the Company at the end of the vesting period (the “Vesting Period”) applicable to such unit the Fair Market Value of one share of Common Stock, unless the Participant has elected at a time that complies with Code Section 409A to defer the receipt of shares of Common Stock.

Each grant of restricted stock units or Shares of restricted stock shall be evidenced by a Grant Agreement which shall specify the applicable restrictions on such units or Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of units or Shares that are part of the grant; provided, however, except for maximum aggregate Awards of restricted stock or restricted stock units of 10% of the aggregate Shares authorized by Section 4, if the vesting condition for any Award, other than an Incentive Stock Option or Non-qualified Stock Option, that is settled in Common Stock (including Awards of restricted stock and restricted stock units)(a “Full Value Award”), excluding any such Award made to a Participant upon commencement of his employment, relates (x) exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Section 6.e) and (y) to the attainment of specified performance goals, such Full Value Award shall vest over a performance period of not less than one (1) year, in each case unless otherwise provided by the Committee in a Participant’s Grant Agreement. Except for maximum aggregate Awards of restricted stock or restricted stock units of 10% of the aggregate Shares authorized by Section 4, the Committee shall not waive or modify any vesting condition for a Full Value Award after such vesting condition has been established with respect to such Award.

Except as otherwise provided in any Grant Agreement, the Participant will be required to pay the Company the aggregate par value of any Shares of restricted stock within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Participant will be required to execute a blank stock power therefor.

Restricted stock units may be granted without payment of cash or consideration to the Company. Except as otherwise provided in any Grant Agreement, on the date the restricted stock units become fully vested and nonforfeitable, the Participant shall receive, upon payment by the Participant to the Company of the aggregate par value of the shares of Common Stock underlying each fully vested restricted stock unit, stock certificates evidencing the conversion of restricted stock units into shares of Common Stock.

Except as otherwise provided in any Grant Agreement, with respect to Shares of restricted stock, during such period of restriction the Participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such Participant’s Shares of restricted stock shall be subject to the same restrictions as then in effect for the Shares of restricted stock. Except as otherwise provided in any Grant Agreement, with respect to the restricted stock units, during such period of restriction the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant’s Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless such restricted stock units are converted into deferred stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the Participant at such time as the deferred stock units are converted into shares of Common Stock.

Unless otherwise provided in a Participant’s Grant Agreement, each unit or Share of restricted stock shall be subject to the termination and forfeiture provisions as set forth in Section 6.e).

9.	Performance Awards.

Performance awards may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the size and composition of performance awards granted to a Participant and the appropriate period over which performance is to be measured (a “performance cycle”). Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. In any one calendar year, the Committee shall not grant to any one Participant performance awards (i) payable in Common Stock for an amount in excess of 1,000,000 shares of Common Stock, or (ii) for performance awards payable in Other Securities or a combination of Common Stock and Other Securities, with a maximum amount payable thereunder of more than the Fair Market Value of 1,000,000 shares of Common Stock determined either on the date of grant of the award or the date the award is paid, whichever is greater.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee; provided that, payment of any performance award that is intended to qualify as “qualified performance-based compensation” within the meaning of Treasury Regulation §1.162-27(e) shall be based solely on the satisfaction of pre-established, objective goals determined with reference to one or more of the following performance factors: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre- or after-tax net income; earnings before interest, taxes, depreciation and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; diluted or basic; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. These performance factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures.

The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the Participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

The Committee shall determine the portion of each performance award that is earned by a Participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, Other Company Securities or any combination thereof, as the Committee may determine.

A Participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, unless otherwise provided in a Participant’s Grant Agreement, each performance award shall be subject to the termination and forfeiture provisions as set forth in Section 6.e).

Unless otherwise provided in a Participant’s Grant Agreement, if there is a Change in Control of the Company, the Committee shall determine the level at which a Participant’s performance awards shall become vested upon such Change in Control.

10.	Deferred Stock Units.

Deferred stock units (A) may be granted to Participants at any time and from time to time as determined by the Committee, and (B) shall be issued to Participants who elected prior to the date the restricted stock units were granted to defer delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements of their restricted stock units. All elections with respect to deferred stock units shall be made in accordance with the election and distribution timing rules in Code Section 409A.

Except as otherwise provided in any Grant Agreement, deferred stock units shall be granted without payment of cash or other consideration to the Company but in consideration of services performed for or for the benefit of the Company or any Subsidiary by such Participant. Payment of the value of deferred stock units shall be made by the Company in shares of Common Stock; provided that, the Participant shall receive a number of shares of Common Stock equal to the number of matured or earned deferred stock units. Upon payment in respect of a deferred stock unit, such unit shall be terminated and thereafter forfeited. Payments in respect of deferred stock units shall be made only at the end of the Deferral Period applicable to such units, the duration of which Deferral Period shall be determined by the Committee at the time of grant of such deferred stock units and set forth in the applicable Grant Agreement (or by the Participant in the case of an election to defer the receipt of Common Stock beyond the Vesting Period).

Except as otherwise provided in any Grant Agreement, during such Deferral Period the Participant shall not have any rights as a shareholder of the Company; provided that, unless otherwise provided in a Participant’s Grant Agreement, the Participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period when such deferred stock units are converted into shares of Common Stock.

Unless otherwise provided in the Participant’s Grant Agreement or related election form, if a Participant dies while serving as a director, officer or employee of the Company or its Subsidiary prior to the end of the Deferral Period, the Participant shall receive payment in respect to such Participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such Participant’s death.

Unless otherwise provided in a Participant’s Grant Agreement or related election form, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or its Subsidiaries upon his or her Disability or Retirement prior to the end of the Deferral Period, the Participant shall receive payment in respect of such Participant’s deferred stock units at the end of such Deferral Period.

Unless otherwise provided in the Participant’s Grant Agreement or related election form, at such time as a Participant ceases to be, or in the event a Participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its subsidiaries for any reason other than Disability, Retirement or death, such Participant shall immediately forfeit any unvested deferred stock units which would have matured or been earned at the end of such Deferral Period.

11.	Grant of Dividend Equivalent Rights.

The Committee may include in a Participant’s Grant Agreement a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such Shares had been delivered pursuant to such Award. In the event such a provision is included in a Grant Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

12.	Withholding Taxes.

a. Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver shares of Common Stock (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant of restricted stock or vesting of restricted stock units or deferred stock units or the receipt of Common Stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting or the receipt of Common Stock, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 12.a, such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6.b with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

b. Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 12.a or this Section 12.b, of federal, state or local taxes of any kind required by law to be withheld with respect to any grant, delivery or vesting of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan. The Company shall in no event be liable for any taxes whatsoever (including, without limitation, taxes under Code Section 409A) associated with the grant, vesting, exercise, or settlement of any Award granted pursuant to this Plan, other than the Company’s share of any payroll taxes.

13.	Grant Agreement; Vesting.

Each employee to whom an Award is made under the Plan shall enter into a Grant Agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8, 9, and 10 in connection with a Change of Control or certain occurrences of termination, no Award under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such Award is made.

14.	Transferability.

Unless otherwise provided in any Grant Agreement, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless otherwise provided in any Grant Agreement, an option, SAR or performance award may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option, SAR or performance award by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that, Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 14, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

15.	Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award, restricted stock unit or deferred stock unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

16.	Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

17.	Adjustments.

a. In the event that any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company affects Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, the Committee shall make such equitable adjustments in any or all of the following in order to prevent such dilution or enlargement of rights: the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), the number and kind of Awards or other property covered by Awards previously made under the Plan, and the exercise price of outstanding options and SARs. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding any Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

b. Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2.c), the Committee may (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration, if any, that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

c. Change in Control. Unless otherwise provided in a Participant’s Grant Agreement, if there is a Change in Control of the Company, all of the Participant’s Awards shall become fully vested upon such Change in Control (and, with respect to the Participant’s options, exercisable upon such Change in Control and shall remain so until the expiration date of the options), whether or not the Participant is subsequently terminated.

18.	Amendment and Termination of the Plan.

The Board or the Committee, without approval of the shareholders, may amend or terminate the Plan at any time, except that no amendment shall become effective without prior approval of the shareholders of the Company if (i) shareholder approval would be required by applicable law or regulations, including if required by any listing requirement of the principal stock exchange or national market on which the Common Stock is then listed, (ii) such amendment would remove from the Plan a provision which, without giving effect to such amendment, is subject to shareholder approval, or (iii) such amendment would directly or indirectly increase the Share limits set forth in Section 4 of the Plan.

19.	Amendment or Substitution of Awards under the Plan.

The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Section 17, no such amendment shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent, and provided further that, the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the shareholders of the Company. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new awards under the Plan. Notwithstanding the foregoing, in no event shall the Committee amend the distribution terms in any Award or Grant Agreement that has a feature for the deferral of compensation if such amendment would result in taxes, additional interest and/or penalties pursuant to Code Section 409A.

20.	Commencement Date; Termination Date

The date of commencement of the Plan shall be the Commencement Date.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business ten years after the Commencement Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Award or other incentives theretofore granted under the Plan.

21.  Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

22.  Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

APPENDIX B

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN
FOR DESIGNATED CORPORATE OFFICERS

1.	Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1	Base Pay — as determined by Compensation Committee.

1.2	Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.3	Company — NRG Energy, Inc., a Delaware corporation, and any of its affiliates that adopt this Plan.

1.4	Company Performance Factor — percentage identified in Schedule Z. The Company Performance Factor shall be directly and specifically tied to one or more of the following business criteria, determined with respect to the Company: consolidated pre-tax earnings; net or gross revenues; net earnings; operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; net income; diluted or basic; return on sales; return on assets; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income from operations; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return for the applicable Performance Period, all as computed in accordance with Generally Accepted Accounting Principles (if relevant) as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to such other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. For any Plan Year, Performance Factors may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Factors. . Performance Factors may be in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Factors may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Such Performance Factors shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

1.5	Compensation Committee — a committee comprised solely of two or more members of the Board of Directors of NRG Energy, Inc., each of whom is an “outside director” within the meaning of Section 162(m) of the Code and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

1.6	Legal Representative — shall mean a guardian, legal representative, or other person acting in a similar capacity with respect to a Participant.

1.7	Participant — the President and Chief Executive Officer, and any of the Officers of the Company who are designated by the Compensation Committee at any time ending on or before the 90th day of each Performance Period as Participants in this Plan.

1.8	Performance Period — the twelve consecutive month period which coincides with the Company’s fiscal year.

1.9	Targeted Bonus Percentage — the percentage identified in Schedule Y.

2.	Administration.

2.1	Compensation Committee. The Compensation Committee shall administer the Plan.

2.2	Determinations Made Prior to Each Performance Period. At any time ending on or before the 90th day of each Performance Period, the Compensation Committee shall:

(a)	designate Participants for that Performance Period;

(b)	establish Targeted Bonus Percentages for the Performance Period by amending (in writing) Schedule Y;

(c)	establish Company Performance Factors for the Performance Period by amending (in writing) Schedule Z.

2.3	Certification. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Company Performance Factor and all other factors upon which a bonus is based have been attained.

2.4	Shareholder Approval. The material terms of this Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No bonus shall be paid under this Plan unless such shareholder approval has been obtained.

3.	Bonus Payment.

3.1	Formula. Each Participant shall receive a bonus payment for each Performance Period in an amount not greater than:

(a)	the Participant’s Base Pay for the Performance Period, per schedule “X.”

(b)	the Participant’s Targeted Bonus Percentage for the Performance Period, per schedule “Y.”

(c)	the Participant’s Company Performance Factor for the Performance Period, per schedule “Z.”

3.2	Limitations.

(a)	No payment if Company Performance Factor not achieved. In no event shall any Participant receive a bonus payment hereunder if the Company Performance Factor and all other factors on which the bonus payment is based is not achieved during the Performance Period.

(b)	No payment in excess of pre-established amount. No Participant shall receive a bonus payment under this Plan for any Performance Period in excess of $5,000,000.

(c)	Compensation Committee may reduce bonus payment. The Compensation Committee retains sole discretion to reduce the amount of or eliminate any bonus otherwise payable under this Plan.

3.3	Claw back.

(a)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, than any participant who has been paid a bonus under this Plan based upon or affected by the restated financial report shall be required, at the discretion of the Board, to reimburse the Company for all or any portion of such bonus paid to such participant.

4.	Amendments and Termination. The Compensation Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

5.	Miscellaneous.

5.1	Effective Date. The effective date of this Plan shall be January 1, 2004.

5.2	Term of the Plan. Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on January 1, 2014. No bonus shall be granted after the termination of the Plan; provided, however, that a payment with respect to a Performance Period which begins before such termination may be made thereafter. In addition, the authority of the Compensation Committee to amend the Plan, shall extend beyond the termination of the Plan.

5.3	Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

5.4	Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its Successors in interest.

5.5	Employment Rights and Other Benefits Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

5.6	Governing Law. The place of administration of the Plan shall be in the State of Delaware. The corporate law of the State of Delaware shall govern issues relating to the validity and issuance of shares of Common Stock. Otherwise, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles relating to conflict of laws.

5.7	Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

5.8	Qualified Performance Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder to the maximum extent possible as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

APPENDIX C

INFORMATION CONCERNING PERSONS WHO MAY ASSIST
IN THE SOLICITATION OF PROXIES BY NRG ENERGY, INC.

To the extent not included in the proxy statement to which this Appendix C is attached, set forth below are the names, principal business addresses and the present principal occupations or employment, of the directors, director nominees, officers, employees and other representatives of NRG who may assist in NRG’s solicitation of proxies in connection with the 2009 Annual Meeting of Stockholders, and the name, principal business and address of any corporation or other organization in which their employment is carried on. To the extent they assist NRG in its solicitation of proxies for the Annual Meeting, these persons may be deemed “participants” under SEC rules.

Directors and Director Nominees

The principal occupations and other information regarding NRG’s directors and director nominees is set forth in Proposal No. 1 under the “Election of Directors” section of the proxy statement to which this Appendix C is attached. The name and business addresses of the principal employers of NRG’s directors and director nominees are as follows:

Kirbyjon H. Caldwell	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
John F. Chlebowski Jr.	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
Howard E. Cosgrove	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
William E. Hantke	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
Anne C. Schaumburg	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
David Crane	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
Stephen L. Cropper	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
Kathleen McGinty	Element Partners, LLC Three Radnor Corporate Center, Suite 410 100 Matsonford Road Radnor, Pennsylvania 19087
Thomas H. Weidemeyer	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540
Lawrence S. Coben	Tremisis Energy Acquisition Corporation II 2925 Briarpark, Suite 150-A Houston, Texas 77042
Paul W. Hobby	Genesis Park, L.P. 2131 San Felipe Houston, Tx 77019
Herbert H. Tate	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540

Walter R. Young	c/o NRG Energy, Inc. 211 Carnegie Center Princeton, New Jersey 08540

Executive Officers, Officers and Employees

The principal occupations of NRG’s executive officers who are participants in NRG’s solicitation of proxies are set forth in the proxy statement to which this Appendix C is attached under the heading “Executive Officers”. The principal occupations of NRG’s non-executive officers and employees who are participants in NRG’s solicitation of proxies are set forth below. Unless otherwise indicated, the principal occupation refers to the potential participant’s position with NRG, and the business address is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

Nahla Azmy	Vice President, Investor Relations
David Klein	Manager, Investor Relations
Erin Gilli	Analyst, Investor Relations

Information Regarding Ownership of NRG’s Securities by Director, Director Nominee, Executive Officer, Officer and Employee Participants

None of the persons listed above under “Directors and Director Nominees” or “Executive Officers, Officers and Employees” owns any NRG securities of record but not beneficially. The number of shares of NRG Common Stock directly or indirectly beneficially owned as of March 30, 2009 by directors, director nominees and the named executive officers is set forth in the “Voting Stock Ownership of Directors, Named Executive Officers, and Certain Beneficial Owners” section of this proxy statement.

To the extent not included in the proxy statement to which this Appendix C is attached, the number of shares of NRG Common Stock directly or indirectly beneficially owned as of March 30, 2009 by the executive officers, officers and employees listed above under “Executive Officers, Officers and Employees” is set forth below. The information includes shares that may be acquired by the exercise of stock options within sixty days of such date.

	Percentage of Class		Common Stock

Nahla Azmy (Vice President, Investor Relations)		*	20,734
David Klein (Manager, Investor Relations)		*	130

*	Less than one percent of outstanding Common Stock.

Information Regarding Transactions in NRG Securities by NRG, Director, Director Nominee, Executive Officer, Officer and Employee Participants

The following table sets forth purchases and sales during the past two years of shares of NRG Common Stock by NRG, the persons listed above under “Directors and Director Nominees,” and “Executive Officers, Officers and Employees.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities. To the extent that any part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring and holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a brief description of the transaction and the names of the parties are set forth below.

		Type of
		Transaction	No. of	Trans.
Name	Date	(Purchase/Sale)	Shares	Note

Directors and Director Nominees
Anne C. Schaumburg	6/2/2008	Acquisition	2,405	(a	)
	6/1/2007	Acquisition	1,689	(a	)

David Crane	1/2/2009	Acquisition	31,600	(b	)
(President and CEO)	1/3/2009	Disposition	(11,654)	(e	)
	1/2/2009	Acquisition	257,300	(1)
	1/2/2009	Acquisition	122,800	(2)
	4/22/2008	Acquisition	200,000	(c	)
	4/22/2008	Disposition	(200,000)	(c	)
	4/22/2008	Disposition	(200,000)	(1)
	1/2/2008	Acquisition	19,100	(b	)
	1/2/2008	Acquisition	192,000	(1)
	1/2/2008	Acquisition	37,100	(2)

Herbert H. Tate	6/2/2008	Acquisition	2,405	(a	)
	6/1/2007	Acquisition	1,801	(a	)

Howard E. Cosgrove	6/2/2008	Acquisition	3,908	(a	)
	6/1/2007	Acquisition	3,208	(a	)

Kirbyjon H. Caldwell	3/23/2009	Acquisition	5,003	(a	)

John Chlebowski	6/2/2008	Acquisition	2,164	(a	)
	6/1/2007	Acquisition	1,970	(a	)

Kathleen A. McGinty	10/14/2008	Acquisition	4,604	(a	)

Lawrence S. Coben	6/2/2008	Acquisition	2,405	(a	)
	6/1/2007	Acquisition	1,576	(a	)

Paul W. Hobby	6/2/2008	Acquisition	2,405	(a	)
	6/1/2007	Acquisition	1,576	(a	)

Stephen L. Cropper	6/2/2008	Acquisition	2,164	(a	)
	6/1/2007	Acquisition	1,576	(a	)

Thomas H. Weidemeyer	6/2/2008	Acquisition	2,405	(a	)
	6/1/2007	Acquisition	1,801	(a	)

		Type of
		Transaction	No. of	Trans.
Name	Date	(Purchase/Sale)	Shares	Note

Walter R. Young, Jr.	6/2/2008	Acquisition	2,164	(a	)
	6/1/2007	Acquisition	1,801	(a	)

William Hantke	6/2/2008	Acquisition	2,585	(a	)
	6/1/2007	Acquisition	1,689	(a	)

Executive Officers, Officers and Employees
J. Andrew Murphy	1/2/2009	Disposition	(4,500)	(b	)
(EVP and Regional President, Northeast Region)	1/2/2009	Acquisition	36,800	(1)
	1/2/2009	Acquisition	17,600	(2)
	9/9/2008	Acquisition	1,000
	1/2/2008	Acquisition	2,600	(b	)
	1/2/2008	Acquisition	25,600	(1)
	1/2/2008	Acquisition	5,000	(2)

Denise Wilson	1/2/2009	Acquisition	4,300	(b	)
(EVP and Chief Administrative Officer)	1/2/2009	Acquisition	35,100	(1)
	1/2/2009	Acquisition	16,800	(2)
	9/30/2008	Acquisition	11,700	(b	)
	9/30/2008	Acquisition	117,200	(1)
	9/30/2008	Acquisition	45,400	(2)
	3/2/2007	Disposition	(1,456)	(e	)
	3/2/2007	Disposition	(176)	(f	)

James J. Ingoldsby	1/2/2009	Acquisition	1,300	(b	)
(VP and Chief Accounting Officer)	1/3/2009	Disposition	(715)	(e	)
	1/2/2009	Acquisition	10,600	(1)
	1/2/2009	Acquisition	5,000	(2)
	8/1/2008	Acquisition	8,000
	8/1/2008	Disposition	(2,362)	(g	)
	8/1/2008	Disposition	(591)	(e	)
	8/1/2008	Disposition	(8,000)	(2)
	4/18/2008	Acquisition	7,000	(c	)
	4/18/2008	Disposition	(7,000)	(c	)
	4/18/2008	Disposition	(7,000)	(1	)(c)
	3/21/2008	Disposition	(589)	(e	)
	3/3/2008	Acquisition	1,200	(b	)
	3/3/2008	Acquisition	11,900	(1)
	3/3/2008	Acquisition	4,600	(2)

Jeffrey M. Baudier	1/2/2009	Acquisition	1,900	(b	)
(SVP, Reg Pres, South Central)	1/2/2009	Acquisition	15,800	(1)
	1/2/2009	Acquisition	7,600	(2)
	8/1/2008	Disposition	(649)	(e	)
	1/2/2008	Acquisition	1,700	(b	)
	1/2/2008	Acquisition	16,600	(1)
	1/2/2008	Acquisition	3,200	(2)

		Type of
		Transaction	No. of	Trans.
Name	Date	(Purchase/Sale)	Shares	Note

John W. Ragan	1/2/2009	Acquisition	3,900	(b )
(EVP and Chief Operating Officer)	1/2/2009	Acquisition	32,000	(1)
	1/2/2009	Acquisition	15,200	(2)
	1/2/2008	Acquisition	2,200	(b )
	1/2/2008	Acquisition	22,400	(1)
	1/2/2008	Acquisition	4,300	(2)

Jonathan Baliff	1/2/2009	Acquisition	4,100	(b )
(EVP, Strategy)	1/2/2009	Acquisition	33,300	(1)
	1/2/2009	Acquisition	16,000	(2)
	9/9/2008	Acquisition	3,500
	9/9/2008	Acquisition	1,000
	9/9/2008	Acquisition	1,000
	5/1/2008	Acquisition	4,000	(b )
	5/1/2008	Acquisition	40,000	(1)
	5/1/2008	Acquisition	15,400	(2)

Kevin Howell	1/3/2009	Disposition	(1,873)	(e )
(EVP and Regional President, Texas)	8/1/2008	Disposition	(76,091)	(e )
	3/3/2008	Acquisition	39,400	(3)
	3/3/2008	Acquisition	11,500	(4)
	12/6/2007	Disposition	(5,000)	(c )
	12/7/2007	Disposition	(19,456)	(c )
	8/1/2007	Disposition	(17,380)	(e )

Mauricio Gutierrez	2/10/2009	Acquisition	16,920	(4)
(EVP, Commercial Operations)	1/2/2009	Acquisition	4,300	(b )
	1/2/2009	Acquisition	35,100	(1)
	1/2/2009	Acquisition	16,800	(2)
	9/9/2008	Acquisition	3,000
	8/1/2008	Acquisition	4,000
	8/1/2008	Disposition	(1,338)	(g )
	8/1/2008	Disposition	(335)	(e )
	8/1/2008	Disposition	(4,000)	(2)
	3/3/2008	Acquisition	2,100	(b )
	3/3/2008	Acquisition	21,500	(1)
	3/3/2008	Acquisition	8,400	(2)
	3/3/2008	N/A	14,268	(b )
	3/3/2008	N/A	1,000	(1)
	3/3/2008	N/A	23,256	(1)
	3/3/2008	N/A	34,884	(1)
	3/3/2008	N/A	7,400	(1)
	3/3/2008	N/A	22,000	(1)
	3/3/2008	N/A	6,200	(1)
	3/3/2008	N/A	4,000	(2)

		Type of
		Transaction	No. of	Trans.
Name	Date	(Purchase/Sale)	Shares	Note

	3/3/2008	N/A	17,600	(2)
	3/3/2008	N/A	17,600	(2)
	3/3/2008	N/A	3,600	(2)
	3/3/2008	N/A	11,000	(2)
	3/3/2008	N/A	2,400	(2)

Michael S. Liebelson	1/2/2009	Acquisition	4,100	(b	)
(EVP, Low Carbon Technologies)	1/2/2009	Acquisition	33,300	(1)
	1/2/2009	Acquisition	16,000	(2)
	9/9/2008	Acquisition	200
	9/9/2008	Acquisition	29,800
	4/21/2008	Acquisition	3,800	(b	)
	4/21/2008	Acquisition	38,000	(1)
	4/21/2008	Acquisition	14,800	(2)

Robert C. Flexon	1/2/2009	Acquisition	14,200	(b	)
(EVP and Chief Financial Officer)	1/3/2009	Disposition	(2,465)	(e	)
	1/2/2009	Acquisition	115,800	(1)
	1/2/2009	Acquisition	55,200	(2)
	8/1/2008	Disposition	(9,485)	(g	)
	8/1/2008	Disposition	(2,372)	(e	)
	8/1/2008	Disposition	(24,000)	(2)
	4/22/2008	Acquisition	100,000	(c	)
	4/22/2008	Disposition	(100,000)	(c	)
	4/22/2008	Disposition	(100,000)	(1	)(c)
	3/3/2008	Acquisition	8,100	(b	)
	3/3/2008	Acquisition	81,200	(1)
	3/3/2008	Acquisition	31,400	(2)
	1/2/2008	Acquisition	5,300	(b	)
	1/2/2008	Acquisition	52,800	(1)
	1/2/2008	Acquisition	10,200	(2)
	3/29/2007	Disposition	(7,668)	(e	)

Stephen M. Hoffmann	1/2/2009	Acquisition	1,900	(b	)
(Senior VP and Regional President, West Region)	1/3/2009	Disposition	(338)	(e	)
	1/2/2009	Acquisition	15,800	(1)
	1/2/2009	Acquisition	7,600	(2)
	9/5/2008	Acquisition	500
	8/1/2008	Disposition	(719)	(e	)
	1/2/2008	Acquisition	1,700	(b	)
	1/2/2008	Acquisition	16,600	(1)
	1/2/2008	Acquisition	3,200	(2)
	3/2/2007	Disposition	(199)	(e	)
	3/2/2007	Disposition	(100)	(f	)

		Type of
		Transaction	No. of	Trans.
Name	Date	(Purchase/Sale)	Shares	Note

Michael Bramnick	1/2/2009	Acquisition	8,900	(1)
(Senior VP and General Counsel)	1/2/2009	Acquisition	2,100	(2)
	1/2/2009	Acquisition	1,100	(b	)
	3/4/2008	Disposition	(1,733)	(1)
	1/2/2008	Acquisition	6,200	(1)
	1/2/2008	Acquisition	1,200	(2)
	1/2/2008	Acquisition	600	(b	)
	12/5/2007	Disposition	(1,000)	(b	)

Nahla Azmy	1/2/2009	Acquisition	1,200	(b	)
(Vice President, Investor Relations)	1/2/2009	Acquisition	6,000	(2)
	1/2/2009	Acquisition	8,900	(1)
	4/16/2008	Disposition	(4,000)	(1	)(c)
	1/2/2008	Acquisition	1,100	(b	)
	1/2/2008	Acquisition	2,100	(2)
	1/2/2008	Acquisition	2,100	(1)
	9/12/2007	Disposition	(8,866)	(1	)(c)

David Klein	8/11/2008	Acquisition	30
(Manager, Investor Relations)	8/30/2007	Acquisition	100
	8/9/2007	Acquisition	500	(b	)

Erin Gilli	8/9/2007	Acquisition	200	(b	)
(Analyst, Investor Relations)

Transaction Notes:

(1) Non Qualified Stock Options

(2) Performance Units

(3) Phantom Stock Options

(4) Phantom Restricted Stock Units

(a) Deferred Stock Units issued by NRG under its Long Term Incentive Plan (“LTIP”).

(b) Restricted Stock Units (“RSUs”) issued by NRG under its LTIP.

(c) Exercise and sale were effected pursuant to a Rule 10b5-1 trading plan.

(d) Stock Split Adjustment.

(e)	The director/officer was issued RSUs by NRG under the LTIP. On the date indicated, the entirety of these RSUs were vested. Pursuant to the LTIP, the director/officer elected to satisfy his/her tax withholding obligation upon the exchange of common stock for RSUs by surrendering a number of shares of common stock having a value on the date of the exchange equal to the tax withholding obligation. The ownership form that was filed reflects the surrender of the indicated amount of shares of common stock to satisfy the director/officer’s tax withholding obligation.

(f)	RSUs that vested on the indicated date are considered eligible income, up to IRS limits, for 401(k) purposes. The director/officer elected to have vested RSUs withheld to satisfy his/her 401(k) pre-tax employee contribution upon the exchange of common stock for RSUs by surrendering a number of shares of common stock having a value on the date of the exchange equal to the 401(k) employee contribution. The ownership form that was filed reflects the surrender of the indicated amount of shares of common stock to satisfy the director/officer’s 401(k) election.

(g)	Pursuant to the LTIP, the director/officer elected to satisfy his/her tax withholding obligation upon the exchange of common stock for Performance Units by surrendering a number of shares of common stock having a value on the date of the exchange equal to the tax withholding obligation. The ownership form that was filed reflects the surrender of the indicated amount of shares of common stock to satisfy the director/officer’s tax withholding obligation.

Miscellaneous Information Concerning Potential Participants

Except as described in this Appendix C or elsewhere in this proxy statement, none of the persons listed under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” or “Other Representatives of NRG” is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any NRG securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix C or otherwise disclosed in this proxy statement, no person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” and “Other Representatives of NRG” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of NRG or any of its subsidiaries.

Except as described in this Appendix C or elsewhere in this proxy statement, there have been no transactions or series of similar transactions since January 1, 2008, or any currently proposed transaction or series of similar transactions (i) to which NRG or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which (A) any person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees,” or “Other Representatives of NRG” or any of such persons’ associates, (B) any security holder known to NRG to own of record or beneficially more than 5% of NRG voting securities, or (C) any member of the immediate family of any person specified in (A) or (B) had or will have a direct or indirect material interest.

Except as described in this Appendix C or elsewhere in this proxy statement, specifically with the exception of Mr. David Crane’s employment agreement with NRG as disclosed in the “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements” section of this proxy statement, no person listed above under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” or “Other Representatives of NRG” or any of their associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with NRG or its affiliates or (ii) any future transactions to which NRG or any of its affiliates will or may be a party.

Except as described in this Appendix C or otherwise disclosed in this proxy statement, no persons listed under “Directors and Director Nominees,” “Executive Officers, Officers and Employees” and “Other Representatives of NRG” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

VOTE BY INTERNET—[ ] Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on [ ]. Have your WHITE proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future Shareholder Communications If you would like to reduce the costs incurred by NRG Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE—[ ] Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [ ]. Have your WHITE proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope we have provided or return it to NRG Energy, Inc., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The Board of Directors of NRG Energy, Inc. (“NRG”) recommends a vote “FOR” the election of the nominees in Item 1 and “FOR” Items 2, 3, 4 and 5. Vote on Directors Election of John F. Chlebowski, Howard E. Cosgrove, William E. Hantke and Anne C. Schaumburg as Class III directors FOR ☐ all nominees WITHHOLD ☐ AUTHORITY for all nominees FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW† ☐ †INSTRUCTIONS. If you do not wish your shares voted “For” a particular nominee, mark the “FOR ALL EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line in the box above. Your shares will be voted for the remaining nominee(s). Vote on Proposals Approval of NRG Energy, Inc. Amended and Restated Long-Term Incentive PlanFOR ☐AGAINST ☐ ABSTAIN ☐ Approval of NRG Energy, Inc. Amended and Restated Annual Incentive Plan for Designated Corporate Officers FOR ☐ AGAINST ☐ ABSTAIN ☐ Approval of the Amendment to Article Six of the Amended and Restated Certificate of Incorporation amending the voting standard for noncontested director elections to provide for majority voting FOR ☐ AGAINST ☐ ABSTAIN ☐ Ratification of the appointment of KPMG LLP as NRG’s independent registered public accounting firm FOR ☐ AGAINST ☐ ABSTAIN ☐ The Board of Directors of NRG recommends a vote “AGAINST” Items 6, 7 and 8 Shareholder proposal to prepare a report describing the impact of NRG’s involvement with the Carbon Principles on the environment FOR ☐ AGAINST ☐ ABSTAIN ☐ Exelon Corporation’s proposal to amend NRG’s Bylaws to increase the size of the Board of Directors of NRG to 19 members FOR ☐ AGAINST ☐ ABSTAIN ☐ Exelon Corporation’s proposal to repeal any Bylaw amendments adopted by the Board of Directors of NRG without stockholder approval after February 26, 2008 and prior to the effectiveness of such repeal FOR ☐ AGAINST ☐ ABSTAIN ☐ In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the Annual Meeting For address changes and/or comments, please check this box and write them on the back where indicated. ☐ Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Important Notice Regarding Inte rnet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2008 Annual Report are available at http://www.nrgenergy.com/investor/overview.htm.

NRG ENERGY, INC. 211 Carnegie Center, Princeton, NJ 08540 PROXY ANNUAL MEETING OF STOCKHOLDERS
[ ], [ ] Eastern Time [ ] This proxy is solicited by the Board of Directors for use at the Annual Meeting on [ ]. The shares of stock you hold in the account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted (i) “FOR” the election of the nominees in Item 1, (ii) “FOR” Items 2, 3, 4 and 5, (iii) “AGAINST” Items 6, 7 and 8, and (iv) in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting. By signing the proxy, you revoke all prior proxies and appoint David Crane and Tanuja M. Dehne, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE (Continued and to be signed on the reverse side)